AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996
                                                    REGISTRATION NO. 333-
 -----------------------------------------------------------------------------
 -----------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
             Registration Statement Under The Securities Act of 1933
                             -----------------------
                             HEALTHSOUTH CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             -----------------------

             Delaware                         8062                                63-0860407
 (State or Other Jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer Identification
  Incorporation or Organization)    Classification Code Number)                     Number)
                             -----------------------

               Two Perimeter Park South, Birmingham, Alabama 35243
                                 (205) 967-7116
               (Address, including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Offices)

                               RICHARD M. SCRUSHY
                              Chairman of the Board
                           and Chief Executive Officer
                             HEALTHSOUTH Corporation
                            Two Perimeter Park South
                            Birmingham, Alabama 35243
                                 (205) 967-7116
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                   Copies to:

     MARK EZELL, ESQ.                  WILLIAM W. HORTON, ESQ.         ROGER MELTZER, ESQ.
Haskell Slaughter & Young, L.L.C.       BEALL D. GARY, JR., ESQ.     Cahill Gordon & Reindel
  1200 AmSouth/Harbert Plaza           HEALTHSOUTH Corporation         Eighty Pine Street
   1901 Sixth Avenue North             Two Perimeter Park South      New York, New York 10005
  Birmingham, Alabama 35203            Birmingham, Alabama 35243          (212)701-3000
      (205) 251-1000                       (205) 967-7116

                             -----------------------
   Approximate date of commencement of proposed sale to the public: At the effective time of the merger of Professional Sports Care Management, Inc. with a wholly-owned subsidiary of the Registrant, as described in the Prospectus-Proxy Statement included herein.

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
        Title of Each                                        Proposed Maximum     Proposed Maximum
     Class of Securities                    Amount            Offering Price      Aggregate Offering         Amount of
      to be Registered                 to be Registered(1)       Per Unit             Price(2)           Registration Fee(3)
- ----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
share............................       1,925,135  shares      Inapplicable         $60,150,134            $20,741.43
============================================================================================================================

    (1) The amount of common stock, par value $.01 per share (the "HEALTHSOUTH Common Stock"), of Registrant to be registered has been determined based upon shares of common stock, par value $.01 per share (the "PSCM Common Stock"), of Professional Sports Care Management, Inc. outstanding as of July 18, 1996, and an Exchange Ratio of 0.233 shares of HEALTHSOUTH Common Stock per share of PSCM Common Stock, the maximum Exchange Ratio provided for in the Plan and Agreement of Merger among HEALTHSOUTH Corporation, Empire Acquisition Corporation and Professional Sports Care Management, Inc., dated as of May 16, 1996 (the "Plan").

    (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(f)(1), the maximum aggregate offering price is the product of (a) $7.28, representing the average of the high and low sales prices of PSCM Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National Market on July 16, 1996, and (b) 8,262,381, the maximum number of shares of PSCM Common Stock to be acquired by the Registrant in connection with the acquisition of PSCM pursuant to the Plan.

   (3) The registration fee for the securities registered hereby, $20,741.43, has been calculated pursuant to Section 6(b) of the Securities Act and Rule 457(f) promulgated thereunder. Of such registration fee, $13,380.02 was paid in connection with the filing of preliminary proxy materials relating to the Special Meeting of Stockholders of PSCM, which were filed on June 12, 1996, and $7,361.41 is paid herewith.
                              --------------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                             HEALTHSOUTH CORPORATION
                              CROSS-REFERENCE SHEET
     (PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN THE
                                PROSPECTUS-PROXY
         STATEMENT OF THE RESPONSES TO THE ITEMS OF PART I OF FORM S-4)

                          ITEM                                      LOCATION IN PROSPECTUS-PROXY STATEMENT
- --------------------------------------------------------  ---------------------------------------------------------

 1. Forepart of the Registration Statement and Outside     Facing Page; Cross Reference Sheet; Outside Front Cover Page
    Front Cover Page of Prospectus .....................   of Prospectus-Proxy Statement

 2. Inside Front and Outside Back Cover Pages of           Table of Contents; Available Information; Incorporation of
    Prospectus .........................................   Certain Information by Reference

 3. Risk Factors, Ratio of Earnings to Fixed Charges       Summary of Prospectus-Proxy Statement; Risk Factors; The
    and Other Information ..............................   Special Meeting

 4. Terms of the Transaction ...........................   Summary of Prospectus-Proxy Statement; The Special Meeting;
                                                           The Merger; Description of Capital Stock of HEALTHSOUTH;
                                                           Comparison of Rights of PSCM and HEALTHSOUTH Stockholders;
                                                           Operations and Management of HEALTHSOUTH after the Merger

 5. Pro Forma Financial Information ....................   Pro Forma Condensed Financial Information

 6. Material Contacts with the Company Being Acquired  .   Not Applicable

 7. Additional Information Required for Reoffering by
    Persons and Parties Deemed to be Underwriters  .....   Not Applicable

 8. Interests of Named Experts and Counsel .............   Experts

 9. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities .....   Comparison of Rights of PSCM and HEALTHSOUTH Stockholders

10. Information with Respect to S-3 Registrants  .......   Incorporation of Certain Documents by Reference

11. Incorporation of Certain Information by Reference  .   Incorporation of Certain Documents by Reference

12. Information with Respect to S-2 or S-3 Registrants .   Not Applicable

13. Incorporation of Certain Information by Reference  .   Not Applicable

14. Information with Respect to Registrants Other than
    S-2 or S-3 Registrants..............................   Not Applicable

15. Information with Respect to S-3 Companies  .........   Incorporation of Certain Documents by Reference

16. Information with Respect to S-2 or S-3 Companies  ..   Not Applicable

17. Information with Respect to Companies Other than
    S-2 or S-3 Companies ...............................   Not Applicable

18. Information if Proxies, Consents or Authorizations     Incorporation of Certain Documents by Reference; Summary of
    are to be Solicited.................................   Prospectus-Proxy Statement; The Special Meeting; The Merger

19. Information if Proxies, Consents or Authorizations
    are not to be Solicited or in an Exchange Offer  ...   Not Applicable

                    PROFESSIONAL SPORTS CARE MANAGEMENT, INC.
                              550 Mamaroneck Avenue
                            Harrison, New York 10528

                                                                   July 23, 1996

Dear Stockholder:

   You are cordially invited to attend a Special Meeting of Stockholders of Professional Sports Care Management, Inc. ("PSCM") on August 20, 1996. Details as to the time and place of the meeting are set forth in the accompanying Notice of Special Meeting of Stockholders.

   The purpose of the meeting is to consider and vote upon the approval of a Plan and Agreement of Merger (the "Plan") providing for the merger (the "Merger") of a wholly-owned subsidiary of HEALTHSOUTH Corporation ("HEALTHSOUTH") with and into PSCM. If the Merger is consummated, PSCM will become a wholly-owned subsidiary of HEALTHSOUTH, and stockholders of PSCM will be entitled to receive 0.233 shares of HEALTHSOUTH Common Stock (subject to adjustment as set forth in the attached Prospectus-Proxy Statement) per share of PSCM Common Stock. Stockholders may call 1-800-431-9642 beginning at 5:00 p.m., Eastern Time on August 16, 1996 for information concerning the Exchange Ratio as finally determined. The Board of Directors believes that HEALTHSOUTH and PSCM are strategically complementary and that the combined companies will be able to compete more effectively in the changing healthcare marketplace.

   After careful consideration, your Board of Directors has concluded that the proposed Merger is in the best interests of PSCM stockholders and recommends that you vote FOR the approval of the Plan.

   The attached Prospectus-Proxy Statement describes the Plan and the proposed Merger more fully and includes other information about HEALTHSOUTH and PSCM. Please give this information your thoughtful attention.

   Approval of the Plan by the stockholders of PSCM requires the affirmative vote of the holders of a majority of the outstanding shares of PSCM Common Stock. Therefore, you are urged to mark, sign, date and return promptly the accompanying proxy card for the meeting even if you plan to attend. You may vote in person at that time if you so desire.

                                   Sincerely,





                                   RUSSELL F. WARREN, M.D.
                                   Chairman of the Board

                    PROFESSIONAL SPORTS CARE MANAGEMENT, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON AUGUST 20, 1996
                              --------------------
To the Stockholders of Professional Sports Care Management, Inc.

     Notice is hereby given that a Special Meeting of Stockholders of Professional Sports Care Management, Inc, a Delaware corporation ("PSCM"), will be held at the Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut 06830 on August 20, 1996 at 9:00 a.m. Eastern Time, for the following purposes:

         1. To consider and vote upon a proposal to approve the Plan and Agreement of Merger, dated as of May 16, 1996, among PSCM, Empire Acquisition Corporation, a Delaware corporation (the "Subsidiary") wholly owned by HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), and HEALTHSOUTH (as it may be amended, supplemented or otherwise modified from time to time, the "Plan"), pursuant to which, among other things, the Subsidiary will be merged with and into PSCM upon the terms and subject to the conditions contained in the Plan (the "Merger"), and PSCM will become a wholly-owned subsidiary of HEALTHSOUTH, as described in the accompanying Prospectus-Proxy Statement.

         2. To consider and act upon such other matters as may properly come before the Special Meeting, including any adjournments or postponements thereof.

     The Board of Directors of PSCM has fixed the close of business on July 15, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and only stockholders of record at such time will be entitled to notice of and to vote at the Special Meeting.

     A form of Proxy and a Prospectus-Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice and form a part hereof.

     You are cordially invited and urged to attend the Special Meeting in person. Whether or not you intend to attend the Special Meeting, please complete, sign, date and promptly return the enclosed Proxy in the enclosed self-addressed, postage pre-paid envelope. If you attend the Special Meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, your Proxy may be revoked at any time before it is voted.

                              By Order of the Board of Directors,



                              PATRICK J. WACK, JR.
                              Secretary

                                IMPORTANT NOTICES

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE. PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME.

THE BOARD OF DIRECTORS OF PROFESSIONAL SPORTS CARE MANAGEMENT, INC. RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE PLAN.

Prospectus-Proxy Statement

                                 PROXY STATEMENT
                                       OF
                               PROFESSIONAL SPORTS
                              CARE MANAGEMENT, INC.

                   For The Special Meeting Of Stockholders
                          to Be Held On August 20, 1996
                                ---------------
                                  PROSPECTUS
                                      OF

                             HEALTHSOUTH Corporation

     This Prospectus relates to up to 1,925,135 shares of the Common Stock, par value $.01 per share (the "HEALTHSOUTH Common Stock"), of HEALTHSOUTH Corporation (together with its subsidiaries, as applicable, "HEALTHSOUTH") issuable to the stockholders of Professional Sports Care Management, Inc. (together with its subsidiaries, as applicable, "PSCM") upon consummation of the Merger (as defined below). Such number of shares represents the maximum number of shares that may be issued to PSCM stockholders. This Prospectus also serves as the Proxy Statement of PSCM for its special meeting of stockholders to be held on August 20, 1996, and any adjournments and postponements thereof (the "Special Meeting"). See "THE SPECIAL MEETING".

     This Prospectus-Proxy Statement describes the terms of a proposed business combination between HEALTHSOUTH and PSCM, pursuant to which HEALTHSOUTH will acquire PSCM by means of the merger (the "Merger") of Empire Acquisition Corporation, a wholly-owned subsidiary of HEALTHSOUTH (the "Subsidiary"), with and into PSCM, with PSCM being the surviving corporation (the "Surviving Corporation"). After the Merger, the combined operations of HEALTHSOUTH and PSCM are expected to be conducted with PSCM as a wholly-owned subsidiary of HEALTHSOUTH and the present subsidiaries of PSCM continuing as subsidiaries of PSCM and thus indirect subsidiaries of HEALTHSOUTH. The Merger will be effective pursuant to the terms and subject to the conditions of the Plan and Agreement of Merger, dated as of May 16, 1996, among HEALTHSOUTH, the Subsidiary and PSCM (as it may be amended, supplemented or otherwise modified from time to time, the "Plan"). The Plan is attached to this Prospectus-Proxy Statement as Annex A and is incorporated herein by reference. HEALTHSOUTH and PSCM are hereinafter sometimes referred to as the "Companies" and individually as a "Company".

     Upon consummation of the Merger, except as described herein, each outstanding share of Common Stock, par value $.01 per share, of PSCM, other than shares owned by PSCM or any subsidiary of PSCM (the "PSCM Common Stock" or the "PSCM Shares"), will be cancelled, and the holders of such PSCM Shares will be entitled to receive 0.233 shares of HEALTHSOUTH Common Stock (the "Exchange Ratio") for each PSCM Share so held; provided, however, that if the Base Period Trading Price is greater than $38.625, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.00 by the Base Period Trading Price, computed to four decimal places.

     The term "Base Period Trading Price" means the average of the daily closing prices per share of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded ending at the close of business on the second New York Stock Exchange trading day before the date of the Special Meeting. PSCM stockholders will receive cash (without interest) in lieu of fractional shares of HEALTHSOUTH Common Stock. For a more complete description of the terms of the Merger, see "THE MERGER".

     This Prospectus-Proxy Statement and the form of Proxy are first being mailed to stockholders of PSCM on or about July 23, 1996.

     See "Risk Factors" at page 17 for a discussion of certain factors that should be considered by PSCM stockholders.

    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR BY ANY STATE
          SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS-PROXY STATEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS-PROXY STATEMENT IS July 19, 1996.

                              AVAILABLE INFORMATION

     HEALTHSOUTH has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger (including exhibits and amendments thereto, the "Registration Statement"). As permitted by the rules and regulations of the SEC, this Prospectus-Proxy Statement omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement.

     HEALTHSOUTH and PSCM are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to their respective businesses, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York, 10048; 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The HEALTHSOUTH Common Stock is listed on the New York Stock Exchange (the "NYSE"), and the Registration Statement and other information with respect to HEALTHSOUTH should be available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005. The PSCM Common Stock is listed on the Nasdaq National Market, and the Registration Statement and other information with respect to PSCM may be obtained by calling the Nasdaq Public Reference Room Disclosure Information Group at (800) 638-8241 or (202) 728-8298.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     This Prospectus-Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Copies of such reports, proxy statements and other information filed by HEALTHSOUTH, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference, are available without charge, upon written or oral request, from the Secretary of HEALTHSOUTH Corporation, Two Perimeter Park South, Birmingham, Alabama 35243, telephone (205) 967-7116. Copies of such reports, proxy statements and other information filed by PSCM, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference, are available, without charge, upon written or oral request, from the Secretary of Professional Sports Care Management, Inc., 550 Mamaroneck Avenue, Harrison, New York 10528, telephone (914) 777-2400. In order to ensure timely delivery of the documents, any request should be made by five days prior to the Special Meeting.

     There are hereby incorporated by reference into this Prospectus-Proxy Statement and made a part hereof the following documents filed by HEALTHSOUTH:

     1. HEALTHSOUTH's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended.

     2. HEALTHSOUTH's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     3. HEALTHSOUTH's Current Report on Form 8-K dated December 16, 1995, as amended (relating to the acquisition of Advantage Health Corporation ("Advantage Health")).

     4. HEALTHSOUTH's Current Report on Form 8-K dated January 17, 1996 (relating to the consummation of the acquisition of Surgical Care Affiliates, Inc. ("SCA")).

     5. HEALTHSOUTH'S Current Report on Form 8-K dated March 14, 1996 (relating to the consummation of the acquisition of Advantage Health).

     6. HEALTHSOUTH'S Current Report on Form 8-K dated March 20, 1996 (reporting combined earnings of HEALTHSOUTH and SCA for February 1996).

     7. HEALTHSOUTH'S Current Report on Form 8-K dated May 20, 1996 (reporting combined earnings of HEALTHSOUTH and Advantage Health for April 1996).

     8.  The   description   of   HEALTHSOUTH's   capital  stock   contained  in
HEALTHSOUTH's Registration Statement on Form 8-A filed August 26, 1989.

     There are also hereby incorporated by reference into this Prospectus-Proxy Statement and made a part hereof the following documents filed by PSCM:

     1. PSCM's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
     2. PSCM's Current Report on Form 8-K filed June 5, 1996 (relating to the acquisition by HEALTHSOUTH).
     3. PSCM's  Quarterly  Report on Form 10-Q for the  quarter  ended March 31,
1996.

     All documents filed by HEALTHSOUTH and PSCM, respectively, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus-Proxy Statement and prior to the Closing Date of the Merger shall be deemed to be incorporated by reference into this Prospectus-Proxy Statement and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) is modified or superseded by such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     All information contained in this Prospectus-Proxy Statement or incorporated herein by reference with respect to HEALTHSOUTH was supplied by HEALTHSOUTH, and all information contained in this Prospectus-Proxy Statement or incorporated herein by reference with respect to PSCM was supplied by PSCM. Although neither HEALTHSOUTH nor PSCM has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated by reference herein are inaccurate or incomplete, neither HEALTHSOUTH nor PSCM warrants the accuracy or completeness of such statements or information as they relate to the other party.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS-PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS-PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONCERNING HEALTHSOUTH OR PSCM CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT SINCE THE DATE OF SUCH INFORMATION. THIS PROSPECTUS-PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS-PROXY STATEMENT IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

                                TABLE OF CONTENTS

                                                                                              PAGE
AVAILABLE INFORMATION .....................................................................   3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE .........................................   3
SUMMARY OF PROSPECTUS-PROXY STATEMENT......................................................   7
RISK FACTORS...............................................................................  17
THE SPECIAL MEETING .......................................................................  17
 General ..................................................................................  17
 Date, Place and Time .....................................................................  17
 Record Date; Quorum ......................................................................  17
 Vote Required ............................................................................  17
 Voting and Revocation of Proxies .........................................................  18
 Solicitation of Proxies ..................................................................  18
THE MERGER.................................................................................  19
 Terms of the Merger ......................................................................  19
 Background of the Merger .................................................................  20
 Reasons for the Merger; Recommendations of PSCM's Board of Directors .....................  22
 Opinion of Financial Advisor to PSCM......................................................  23
 Effective Time of the Merger .............................................................  27
 Exchange of Certificates..................................................................  27
 Representations and Warranties............................................................  28
 Conditions to the Merger .................................................................  28
 Regulatory Approvals .....................................................................  29
 Business Pending the Merger ..............................................................  30
 Waiver and Amendment .....................................................................  30
 Termination ..............................................................................  31
 Break-up Fee; Third Party Bids............................................................  31
 Interests of Certain Persons in the Merger ...............................................  31
 Indemnification and Insurance.............................................................  32
 Accounting Treatment .....................................................................  32
 Certain Federal Income Tax Consequences ..................................................  32
 Resale of HEALTHSOUTH Common Stock by Affiliates .........................................  33
 No Appraisal Rights ......................................................................  34
 No Solicitation of Transactions...........................................................  34
 Expenses..................................................................................  34
 NYSE Listing..............................................................................  34
 Certain Litigation........................................................................  35
SELECTED CONSOLIDATED FINANCIAL DATA--HEALTHSOUTH..........................................  36
SELECTED CONSOLIDATED FINANCIAL DATA--PSCM.................................................  37
PRO FORMA CONDENSED FINANCIAL INFORMATION .................................................  38
BUSINESS OF HEALTHSOUTH ...................................................................  48
 General...................................................................................  48
 Company Strategy..........................................................................  48
 Patient Care Services: General............................................................  49
 Outpatient Rehabilitation Services........................................................  50
 Inpatient Rehabilitation Services.........................................................  50
 Medical Centers...........................................................................  50
 Surgery Centers...........................................................................  50
 Other Patient Care Services...............................................................  50
 Locations.................................................................................  51
                                       5
                                                                                              PAGE
BUSINESS OF PSCM...........................................................................   52
 General...................................................................................   52
 History and Recent Developments ..........................................................   52
 Strategy .................................................................................   55
 Possible Termination of Management and License Agreements with New York Physical
  Therapists ..............................................................................   56
 Governmental Regulation...................................................................   57
 Competition...............................................................................   59
 Employees ................................................................................   59
 Properties................................................................................   59
 Legal Proceedings.........................................................................   60
PRINCIPAL STOCKHOLDERS OF PSCM.............................................................   61
DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH ...............................................   62
 Common Stock .............................................................................   62
 Fair Price Provision .....................................................................   62
 Section 203 of the DGCL...................................................................   63
 Preferred Stock ..........................................................................   63
 Transfer Agent............................................................................   63
COMPARISON OF RIGHTS OF PSCM AND HEALTHSOUTH
 STOCKHOLDERS .............................................................................   64
 Classes and Series of Capital Stock.......................................................   64
 Size and Election of the Board of Directors ..............................................   64
 Removal of Directors .....................................................................   64
 Other Voting Rights.......................................................................   65
 Conversion and Dissolution................................................................   65
 Business Combinations.....................................................................   65
 Amendment or Repeal of the Certificate of Incorporation ..................................   66
 Special Meeting of Stockholders...........................................................   67
 Liability of Directors....................................................................   67
 Indemnification of Directors and Officers.................................................   67
OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER..................................   68
 Operations ...............................................................................   68
 Management ...............................................................................   68
EXPERTS ...................................................................................   68
LEGAL MATTERS..............................................................................   69
ADDITIONAL INFORMATION.....................................................................   69
 Other Business............................................................................   69
 Stockholder Proposals.....................................................................   69
 ANNEXES:
 A. Agreement and Plan of Merger ..........................................................  A-1
 B. Opinion of Unterberg Harris............................................................  B-1

                      SUMMARY OF PROSPECTUS-PROXY STATEMENT

     The following is a summary of certain information contained elsewhere in this Prospectus-Proxy Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus-Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Prospectus-Proxy Statement, the Annexes hereto and the documents incorporated by reference herein.

THE COMPANIES

     HEALTHSOUTH. HEALTHSOUTH is the nation's largest provider of outpatient surgery and rehabilitative healthcare services. It provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality health care services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At March 31, 1996, HEALTHSOUTH had over 900 patient care locations in 45 states. See "BUSINESS OF HEALTHSOUTH".

     At March 31, 1996,  HEALTHSOUTH had  consolidated  assets of  approximately
$3,002,452,000   and   consolidated   stockholders'   equity  of   approximately
$1,230,961,000 and employed approximately 32,000 persons.

     HEALTHSOUTH was incorporated under the laws of Delaware in 1984. Its principal executive offices are located at Two Perimeter Park South, Birmingham, Alabama 35243, and its telephone number is (205) 967-7116.

     PSCM. PSCM is a leading provider of outpatient physical therapy and rehabilitation services in the New York, New Jersey and Connecticut tri-state area, providing services to patients with orthopedic injuries and post-operative impairments. At June 1, 1996, PSCM operated 36 facilities in the tri-state area and had an aggregate referral base of more than 3,000 sources, including orthopedic surgeons, physicians and athletic trainers. See "BUSINESS OF PSCM".

     At March 31, 1996, PSCM had consolidated assets of $53,185,000 and consolidated stockholders' equity of $42,457,000 and employed approximately 550 persons.

     PSCM was incorporated under the laws of New York in 1991 and reincorporated in Delaware in 1994. Its principal executive offices are located at 550 Mamaroneck Avenue, Harrison, New York 10528, and its telephone number is (914) 777-2400.

     Empire Acquisition Corporation. The Subsidiary is a direct, wholly-owned subsidiary of HEALTHSOUTH and has not engaged in any business activity unrelated to the Merger. The principal executive offices of the Subsidiary are located at Two Perimeter Park South, Birmingham, Alabama 35243, and its telephone number is
(205) 967-7116.

THE SPECIAL MEETING


     The Special Meeting of PSCM's stockholders (the "Special Meeting") to consider and vote on a proposal to approve the Plan will be held on August 20, 1996, at 9:00 a.m., Eastern Time, at the Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut 06830. Only holders of record of PSCM Shares at the close of business on July 15, 1996 (the "PSCM Record Date"), will be entitled to notice of and to vote at the Special Meeting. At such date, there were outstanding and entitled to vote 7,774,298 shares of PSCM Common Stock. Each issued and outstanding PSCM Share is entitled to one vote on each matter to be presented at the Special Meeting. Proxies sent via facsimile transmission will be accepted if received not later than 15 minutes prior to the scheduled commencement of the Special Meeting. Such proxies may be sent via facsimile to American Stock Transfer Company, c/o Paula Magno, at (718) 921-8331. For additional information relating to the Special Meeting, see "THE SPECIAL MEETING".

VOTE REQUIRED


     Approval of the Plan by the stockholders of PSCM requires the affirmative vote of the holders of a majority of the outstanding shares of PSCM Common Stock entitled to vote thereon. Accordingly, approval of the Plan at the Special Meeting will require the affirmative vote of the holders of at least 3,887,150 shares of PSCM Common Stock.


     As of the PSCM Record Date, directors and executive officers of PSCM and their affiliates beneficially owned an aggregate of 2,252,420 shares of PSCM Common Stock (excluding shares issuable upon exercise of options), or approximately 29.0 % of the PSCM Shares outstanding on such date.

     In the event that the Plan is not approved by PSCM stockholders, the Plan may be terminated by HEALTHSOUTH or PSCM in accordance with its terms. Such approval is also a condition to HEALTHSOUTH's and PSCM's obligations to consummate the Merger. See "THE SPECIAL MEETING -- Vote Required", "THE MERGER
- -- Conditions to the Merger" and "-- Termination".

     As a condition to entering into the Plan, HEALTHSOUTH required that Russell
F. Warren, M.D., Chairman of the Board of PSCM, Russell F. Warren, Jr., President and Chief Executive Officer and a Director of PSCM, Patrick J. Wack, Jr., Executive Vice President, Chief Operating Officer, Secretary, Treasurer and a Director of PSCM, and Ronnie P. Barnes, a Director of PSCM, enter into Proxy Agreements with HEALTHSOUTH, pursuant to which each person agreed that, until the date on which the Plan is terminated and following such termination during such time as a Third Party Acquisition Event (as defined therein) exists with respect to PSCM, but in no event after the close of business one year following the termination of the Plan, HEALTHSOUTH shall have the right to vote an aggregate of 1,933,840 shares of PSCM Common Stock beneficially owned by such persons (a) in favor of approval of the Plan and the Merger at every meeting of the stockholders of PSCM at which such matters are considered and at every adjournment thereof, and (b) against any other proposal for any reorganization. The shares subject to the Proxy Agreements represent approximately 24.9% of the votes eligible to be cast at the Special Meeting as of the PSCM Record Date. See "THE SPECIAL MEETING -- Vote Required".


THE MERGER

     Terms of the Merger. PSCM will be acquired by HEALTHSOUTH pursuant to and subject to the terms and conditions of the Plan, which provides that at the effective time of the Merger (the "Effective Time"), the Subsidiary will merge with and into PSCM with PSCM being the Surviving Corporation. The Certificate of Incorporation of PSCM and the Bylaws of the Subsidiary in effect at the Effective Time will govern the Surviving Corporation until amended or repealed in accordance with applicable law. At the Effective Time, each outstanding PSCM Share (excluding shares held by PSCM and any of its subsidiaries) will be converted into the right to receive 0.233 (the "Exchange Ratio") shares of HEALTHSOUTH Common Stock (the "Merger Consideration"); provided, however, that if the Base Period Trading Price is greater than $38.625, then the Exchange
Ratio shall be equal to the quotient obtained by dividing $9.00 by the Base Period Trading Price, computed to four decimal places. Stockholders may call 1-800-431-9642 beginning at 5:00 p.m., Eastern Time on August 16, 1996 for information concerning the Exchange Ratio as finally determined.

     The term "Base Period Trading Price" is defined in the Plan as the average of the daily closing prices per share of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded ending at the close of business on the second New York Stock Exchange trading day before the date of the Special Meeting. The daily closing price per share shall be the closing price for NYSE-Composite Transactions as reported in The Wall Street Journal-Eastern Edition or, if not reported therein, any other authoritative source. Fractional shares of HEALTHSOUTH Common Stock will not be issuable in connection with the Merger. PSCM stockholders will receive cash (without interest) in lieu of fractional shares of HEALTHSOUTH Common Stock. See "THE MERGER" and "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH".

     The following table indicates the Exchange Ratio assuming various Base Period Trading Prices, with the resulting "value" to be received for each PSCM
Share:

                                     VALUE TO BE
                                    RECEIVED FOR
  BASE PERIOD                      EACH PSCM SHARE
 TRADING PRICE    EXCHANGE RATIO   (COL. 1 X COL.
    (COL. 1)         (COL. 2)            2)
- ---------------  ---------------- ----------------
 $30.00........      .233             $6.99
 $31.00........      .233             $7.22
 $33.00........      .233             $7.69
 $35.00........      .233             $8.15
 $37.00........      .233             $8.62
 $39.00........      .2308            $9.00
 $41.00........      .2195            $9.00
 $43.00........      .2093            $9.00

     In that connection, the Plan of Merger provides that PSCM may terminate the Plan if the Base Period Trading Price is less than $31.00, subject to certain rights of HEALTHSOUTH to modify its offer prior to such termination. In the event that any such modified offer is approved by the Board of Directors of PSCM, or in the event that PSCM does not terminate the Plan notwithstanding the fact that the Base Period Trading Price is less than $31.00, the Special Meeting will be rescheduled and votes will be resolicited from the holders of PSCM Common Stock. Further, as described above, if the Base Period Trading Price exceeds $38.635, the value to be received for each PSCM Share will be fixed at $9.00 and the Exchange Ratio will decrease accordingly. The definitive Exchange Ratio will not be fixed until August 16, 1996. See "THE MERGER -- Terms of the Merger" and "-- Termination".


     Recommendation of the Board of Directors. The Board of Directors of PSCM has adopted and approved the Plan and has recommended a vote FOR approval of the Plan. The Board of Directors believes the Plan is fair to and in the best interests of the stockholders of PSCM.

     The Board of Directors of PSCM believes that the Plan is in the best interests of the PSCM stockholders based on a number of factors, including, without limitation and without assigning relative weights thereto, the following factors:

     (i) The terms and conditions of the proposed Merger, including the value of the consideration to be received by the stockholders of PSCM, the recent trading price of PSCM Common Stock and the fact that the Merger was expected to be treated as a tax-free reorganization;

     (ii) The opportunity for holders of PSCM Common Stock to continue to share in the potential for long-term gains in PSCM through the ownership of HEALTHSOUTH Common Stock following the Merger;

     (iii) The business reputation and capabilities of HEALTHSOUTH and its management, HEALTHSOUTH's financial strength, prospects, market position and strategic objectives, and the liquidity and historical performance of HEALTHSOUTH Common Stock;

     (iv) The opinion of Unterberg Harris delivered on May 16, 1996 that the consideration to be received in the Merger was fair to the stockholders of PSCM from a financial point of view;

     (v) The perceived strengths of PSCM and HEALTHSOUTH combined, including the potential developments and information that are expected to be shared between the two companies after the Merger is consummated, and the belief of the directors that PSCM could be integrated into HEALTHSOUTH without disrupting or adversely affecting the business of HEALTHSOUTH or PSCM; and

     (vi) The likelihood that the Merger will be consummated.

     See "THE MERGER -- Reasons for the Merger; Recommendation of PSCM's Board of Directors".

     Opinion of Financial Advisor to PSCM. Unterberg Harris has served as financial advisor to PSCM in connection with the Merger and has delivered its written opinion to the Board of Directors of PSCM, dated May 16, 1996, that, as of such date, the consideration to be received by the holders of PSCM Common Stock pursuant to the Plan is fair from a financial point of view to such stockholders. A copy of the opinion of Unterberg Harris is attached as Annex B to this Prospectus-Proxy Statement and incorporated herein by reference. PSCM stockholders are urged to, and should, read such opinion carefully in its entirety in conjunction with this Prospectus-Proxy Statement for assumptions made, matters considered and the limits of the review by Unterberg Harris. See "THE MERGER -- Opinion of Financial Advisor to PSCM".

     Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger by the Subsidiary and PSCM under the General Corporation Law of the State of Delaware (the "DGCL"), or at such later time as may be specified in such Certificate of Merger. The Plan requires that this filing be made, subject to satisfaction of the conditions to the respective obligations of each party to consummate the Merger, no later than two business days after satisfaction or waiver of the various conditions to the Merger set forth in the Plan, or at such other time as may be agreed by HEALTHSOUTH and PSCM. See "THE MERGER -- Effective Time of the Merger" and "-- Conditions to the Merger".

     Exchange of Certificates. As soon as reasonably practicable after the Effective Time, transmittal materials will be mailed to each holder of record of PSCM Shares for use in exchanging such holder's stock certificates for certificates evidencing shares of HEALTHSOUTH Common Stock and for receiving cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER -- Exchange of Certificates".

     Representations and Warranties. The Plan contains certain representations and warranties made by each of the parties thereto. See "THE MERGER -- Representations and Warranties".

     Conditions to the Merger. The obligation of each of HEALTHSOUTH, the Subsidiary and PSCM to consummate the Merger is subject to certain conditions, including approval of the Plan by the PSCM stockholders. See "THE MERGER -- Conditions to the Merger".

     Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On May 29, 1996, HEALTHSOUTH and PSCM made their respective filings with the DOJ and the FTC with respect to the Plan. Under the HSR Act, the filings commenced a 30-day waiting period during which the Merger could not be consummated, which waiting period expired on June 29, 1996. Notwithstanding the expiration of the HSR Act waiting period, at any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger or seeking the divestiture by HEALTHSOUTH of all or any part of the stock or assets of PSCM. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful. The operations of each Company also are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the conduct, licensing and development of healthcare businesses and facilities. See "THE MERGER -- Regulatory Approvals".

     Business Pending the Merger. The Plan provides that, until the Effective Time, except as provided in the Plan, PSCM will use its reasonable best efforts to preserve intact its present business organizations, to keep available to HEALTHSOUTH and the Surviving Corporation the services of its present employees and to preserve the goodwill of customers, suppliers and others having business dealings with it. See "THE MERGER -- Business Pending the Merger".

     Amendment. The Plan provides that, at any time prior to the Effective Time, the parties may, under certain circumstances, amend or otherwise change the Plan. See "THE MERGER -- Waiver and Amendment".

     Termination. The Plan may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan by the stockholders of PSCM, under certain circumstances which are set forth in the Plan. See "THE MERGER -- Termination".

     Break-up Fee; Third Party Bids. If the Plan is terminated by PSCM pursuant to a determination by PSCM's Board of Directors, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of PSCM Shares, or the PSCM Board of Directors shall have withdrawn such recommendation, or shall have approved, recommended or endorsed any Acquisition Transaction (as defined in the Plan) other than the Plan, and within one year after the effective date of such termination PSCM is the subject of a Third Party Acquisition Event (as defined in the Plan), then at the time of consummation of such a Third Party Acquisition Event PSCM shall pay to HEALTHSOUTH a break-up fee equal to 5% of the aggregate Merger Consideration (determined as it would have been calculated on the effective date of termination of the Plan, substituting the effective date of such termination for the date of the Special Meeting in calculating the Base Period Trading Price). See "THE MERGER -- Break-up Fee; Third Party Bids".

     Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of PSCM with respect to the Plan and the transactions contemplated thereby, stockholders of PSCM should be aware that certain members of the management of PSCM and its Board of Directors have certain interests in the Merger in addition to the interests of stockholders generally.

     At the Closing, HEALTHSOUTH has agreed to enter into Consulting and Non-Competition Agreements with each of Russell F. Warren, Jr., President and Chief Executive Officer and a Director of PSCM, and Patrick J. Wack, Jr.,
Executive Vice President, Chief Operating Officer, Secretary, Treasurer and a Director of PSCM, pursuant to which Messrs. Warren and Wack will agree to provide certain consulting services to HEALTHSOUTH and will agree not to compete with the business of HEALTHSOUTH for a specified term.

     The employment agreements between PSCM and each of Russell F. Warren, Jr., Patrick J. Wack, Jr., Michael P. Neuscheler, William Lee Day and Raymond Rasa (each, the "Executive") provide that upon a deemed termination within twelve months of a "change of control", PSCM will pay to the Executive as liquidated damages his base salary for, depending on the terms of the individual contract, a period of either six or twelve months plus, in certain circumstances, any bonus the Executive may have earned. At the election of the Executive, termination may be deemed to occur if the Executive no longer has the same title or position in the chain of command, if his duties are changed or if his perquisites, access to benefits, or compensation is decreased. For the purposes of these employment agreements, "change of control", among other things, is defined generally as a party's acquisition, directly or indirectly, of more than 50% of the fully-diluted outstanding equity of PSCM. As defined in the employment agreements, the Merger will constitute a "change of control".

     See "THE MERGER -- Interests of Certain Persons in the Merger".

     Accounting Treatment. It is intended that the Merger will be accounted for as a pooling of interests. It is a condition to the consummation of the Merger that each of HEALTHSOUTH and PSCM receive a letter from Ernst & Young LLP regarding that firm's concurrence with the conclusions of the managements of HEALTHSOUTH and PSCM, respectively, as to the appropriate-
ness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16 ("APB 16") if closed and consummated in accordance with the Plan. See "THE MERGER -- Accounting Treatment" and "PRO FORMA CONDENSED FINANCIAL INFORMATION".

     Certain Federal Income Tax Consequences. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, no gain or loss will be recognized by holders of PSCM Shares upon their receipt of HEALTHSOUTH Common Stock in exchange for their PSCM Shares, except with respect to cash received in lieu of fractional shares. The obligation of PSCM and HEALTHSOUTH to consummate the Merger is conditioned upon their receipt of opinions from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each holder of PSCM Shares is urged to consult his or her personal tax and financial advisors concerning the federal income tax consequences of the Merger, as well as any state, local, foreign or other tax consequences of the Merger, based upon such holder's own particular facts and circumstances. See "THE MERGER
- -- Certain Federal Income Tax Consequences".

     Resale Restrictions. All shares of HEALTHSOUTH Common Stock received by PSCM stockholders and option holders in the Merger will be freely transferable, except that shares of HEALTHSOUTH Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of PSCM at the time of the Special Meeting may be resold by them only in certain permitted circumstances. See "THE MERGER -- Resale of HEALTHSOUTH Common Stock by Affiliates".

     Appraisal Rights. Holders of PSCM Common Stock are not entitled to appraisal rights under the DGCL with respect to the Merger. See "THE MERGER-- No Appraisal Rights".

     NYSE Listing. A listing application will be filed with the NYSE to list the shares of HEALTHSOUTH Common Stock to be issued to the PSCM stockholders in the Merger. Although no assurance can be given that the NYSE will accept such shares of HEALTHSOUTH Common Stock for listing, HEALTHSOUTH and PSCM anticipate that these shares will qualify for listing. It is a condition to the obligation of HEALTHSOUTH, the Subsidiary and PSCM to consummate the Merger that such shares of HEALTHSOUTH Common Stock be approved for listing on the NYSE upon official notice of issuance at the Effective Time. See "THE MERGER -- NYSE Listing".


    Certain Litigation. On May 22, 1996, an action styled Tammy Newman v. Russell F. Warren, et al. (Civil Action No. 15008) was filed in the Delaware Chancery Court. The Complaint, which purports to be a class action filed on behalf of the stockholders of PSCM, alleges that the PSCM Board of Directors breached its fiduciary duties in approving the Merger and that the consideration offered is unfair and does not maximize shareholder value. PSCM, its directors individually, and HEALTHSOUTH are named as defendants in the suit. The Complaint seeks injunctive relief and unspecified damages. The defendants are vigorously defending the claims asserted in the Complaint. A substantially identical action styled Francine Frechter v. Russell F. Warren, et al. (Civil Action No. 15070) was filed in the same court on June 17, 1996, but has not been served on the defendants. See "THE MERGER -- Certain Litigation".

MARKET AND MARKET PRICE


     The HEALTHSOUTH Common Stock is listed under the symbol HRC on the NYSE. Set forth below are the closing prices per share of HEALTHSOUTH Common Stock on the NYSE on (i) May 15, 1996, the last business day preceding public announcement of the Merger, and (ii) July 18, 1996:

                                                                 MARKET PRICE
                                                                 PER SHARE OF
                                                                  HEALTHSOUTH
     DATE                                                        COMMON STOCK
- --------------                                                  ---------------
May 15, 1996 .................................................  $      36.00
July 18, 1996 ................................................  $      32.88

     PSCM Common Stock is listed under the symbol PSCM on the Nasdaq National Market. Set forth below are the closing prices per share of PSCM Common Stock on the Nasdaq National Market on (i) May 15, 1996, the last business day preceding public announcement of the Merger, and (ii) July 18, 1996.

                                                                 MARKET PRICE
                                                                 PER SHARE OF
     DATE                                                      PSCM COMMON STOCK
- --------------                                                 ----------------
May 15, 1996 ................................................   $7.38
July 18, 1996 ................................................  $7.50

     The following table sets forth certain information as to the high and low reported sale prices per share of HEALTHSOUTH Common Stock for the periods indicated. The prices for HEALTHSOUTH Common Stock are as reported on the NYSE Composite Transactions Tape. HEALTHSOUTH has never paid dividends on its capital stock. All prices shown have been adjusted for a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.

                                        HEALTHSOUTH
                                       COMMON STOCK
                                      ---------------
                                      HIGH       LOW
                                      ----       ---
1994
 First Quarter.....................  $16.13    $11.69
 Second Quarter....................   17.32     12.63
 Third Quarter.....................   19.69     12.88
 Fourth Quarter ...................   19.32     16.13

1995
 First Quarter ....................  $20.44    $18.06
 Second Quarter....................   21.63     16.32
 Third Quarter.....................   25.75     17.25
 Fourth Quarter ...................   32.38     22.50

1996
 First Quarter ....................  $38.13    $27.00
 Second Quarter ...................   38.63     32.32
 Third Quarter (through July 18,
  1996)............................   36.13     31.88

     The following table sets forth certain information as to the high and low reported sale prices per share of PSCM Common Stock for the periods indicated, as reported by the Nasdaq National Market.

                                                PSCM
                                            COMMON STOCK
                                         ------------------
                 PERIOD                    HIGH      LOW
                 ------                  -------- ---------
1994
 Third Quarter (from September 24,
  1994)................................  $ 9.50   $ 8.00
 Fourth Quarter........................   12.75     8.00

1995
 First Quarter.........................  $13.75   $10.25
 Second Quarter .......................   12.25     9.50
 Third Quarter ........................   13.75     5.00
 Fourth Quarter .......................    7.88     4.12

1996
 First Quarter.........................  $ 8.13   $ 5.50
 Second Quarter .......................    8.00     6.00
 Third Quarter (through July 18, 1996)..   7.94     7.00


     As of July 17, 1996, there were approximately 3,411 record holders of HEALTHSOUTH Common Stock. As of the PSCM Record Date, there were approximately 164 record holders of PSCM Common Stock.


     Holders of PSCM Shares are advised to obtain current market quotations for HEALTHSOUTH Common Stock and PSCM Common Stock. No assurance can be given as to the market price of HEALTHSOUTH Common Stock at the Effective Time or at any other time.

OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER

     Pursuant to the Plan, following the Effective Time, PSCM will be a wholly-owned subsidiary of HEALTHSOUTH, and all of PSCM's subsidiaries and affiliates will be indirect subsidiaries and affiliates of HEALTHSOUTH. HEALTHSOUTH will continue its operations as prior to the Merger and will continue to be managed by the same Board of Directors and executive officers. See "OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER".

                        COMPARATIVE PER SHARE INFORMATION

     The following summary presents  selected  comparative per share information
(i) for HEALTHSOUTH on a historical basis in comparison with pro forma equivalent information giving effect to the Merger on a pooling-of-interests basis, and (ii) for PSCM on a historical basis in comparison with its pro forma equivalent information after giving effect to the Merger, including receipt of shares of HEALTHSOUTH Common Stock to be issued in exchange for each PSCM Share in accordance with the Exchange Ratio. This financial information should be read in conjunction with the historical consolidated financial statements of HEALTHSOUTH and PSCM and the related notes thereto contained elsewhere herein or in documents incorporated herein by reference, and in conjunction with the unaudited pro forma financial information appearing elsewhere in this Prospectus-Proxy Statement. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA CONDENSED FINANCIAL INFORMATION".

     HEALTHSOUTH has not paid cash dividends since inception (although a company acquired by HEALTHSOUTH in a pooling-of-interests merger has paid cash dividends in the past). It is anticipated that HEALTHSOUTH will retain all earnings for use in the expansion of the business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors of HEALTHSOUTH and will depend, among other things, upon HEALTHSOUTH's earnings, capital requirements, financial condition and debt covenants.

     The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods or future combined financial position.

                                                                      THREE MONTHS
                                                                          ENDED
                                           YEAR ENDED DECEMBER 31,      MARCH 31,
                                         -------------------------- ----------------
                                           1993     1994     1995     1995     1996
                                         -------- -------- -------- -------- -------
                                                                        (UNAUDITED)
Net income per common share:
 HEALTHSOUTH (1)
  Historical (primary) .................  $0.46    $0.63    $0.62    $0.23    $0.23
  Historical (fully diluted)(2) ........  N/A       0.63     0.62     0.23     0.23
  Pro forma combined (primary) .........  0.46      0.62     0.63     0.23     0.23
  Pro forma combined (fully diluted)(2)   N/A       0.62     0.63     0.23     0.23
 PSCM
  Historical (primary)..................  $0.27    $0.11    $0.29    $0.10    $0.07
  Pro forma equivalent (primary)(3) ....  0.11      0.14     0.15     0.05     0.05
  Pro forma equivalent (fully
   diluted)(3) .........................  N/A       0.14     0.15     0.05     0.05

                                                   AT MARCH 31,
                                                       1996
                                                  --------------
                                                    (UNAUDITED)
Stockholders' equity per weighted average common
and common equivalent share outstanding:
 HEALTHSOUTH - historical...........................  $7.56
 HEALTHSOUTH - pro forma combined ..................   7.71
 PSCM - historical .................................   5.47
 PSCM - pro forma equivalent (3) ...................   1.80

- ---------------

(1) Adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.

(2) Fully-diluted earnings per share in 1994 and 1995 and for the three months ended March 31, 1995 and 1996 reflect shares reserved for issuance upon exercise of dilutive stock options and shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures Due 2001.

(3)  PSCM  pro  forma   equivalent  per  share  data  have  been  calculated  by
     multiplying the pro forma HEALTHSOUTH amounts by an assumed Exchange Ratio of .233.

                            HEALTHSOUTH'S AND PSCM'S
              SELECTED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following selected pro forma financial information for the combined Companies gives effect to the Merger as a pooling of interests. All of the following selected pro forma financial information should be read in conjunction with the pro forma financial information, including the notes thereto, appearing elsewhere in this Prospectus-Proxy Statement. See "PRO FORMA CONDENSED FINANCIAL INFORMATION". The pro forma financial information set forth in this Prospectus-Proxy Statement is not necessarily indicative of the results that would have actually occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                                                                                                   THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                                     --------------------------------------- ---------------------
                                                         1993       1994 (5)      1995 (5)     1995 (5)      1996
                                                     ----------- ------------- ------------- ----------- ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data (1):
 Revenues .........................................  $984,944    $1,816,235    $2,070,058    $497,570    $590,524
 Operating expenses:
  Operating units..................................   671,732     1,287,091     1,420,882     346,903     392,177
  Corporate general and administrative.............    38,007        64,357        61,618      15,950      17,644
 Provision for doubtful accounts...................    20,183        34,553        38,480       9,491      13,037
 Depreciation and amortization.....................    63,811       127,464       147,830      35,438      43,118
 Interest expense..................................    24,256        96,313       107,492      28,544      23,974
 Interest income ..................................    (5,907)       (6,467)       (8,467)     (2,336)     (1,939)
 Merger and acquisition related expenses ..........       333         6,520        34,159           0      28,939
 NME Selected Hospitals Acquisition related expense    49,742             0             0           0           0
 Gain on sale of partnership interest..............    (1,400)            0             0           0           0
 Gain on sale of MCA Stock.........................         0        (7,727)            0           0           0
 Loss on impairment of assets......................         0        10,500        53,549           0           0
 Loss on abandonment of computer project...........         0         4,500             0           0           0
 Loss on disposal of surgery centers...............         0        13,197             0           0           0
                                                     ----------- ------------- ------------- ----------- --------
                                                      860,757     1,630,301     1,855,543     433,990     516,950
                                                     ----------- ------------- ------------- ----------- --------
 Income before income taxes and minority interests.   124,187       185,934       214,515      63,580      73,574
 Provision for income taxes........................    38,033        65,773        77,222      21,470      23,683
                                                     ----------- ------------- ------------- ----------- --------
                                                       86,154       120,161       137,293      42,110      49,891
 Minority interests................................    29,377        32,085        43,252       9,154      11,485
                                                     ----------- ------------- ------------- ----------- --------
 Income from continuing operations.................    56,777        88,076        94,041      32,956      38,406
 Income from discontinued operations...............     4,452             0             0           0           0
                                                     ----------- ------------- ------------- ----------- --------
 Net income........................................  $ 61,229    $   88,076    $   94,041    $ 32,956    $ 38,406
                                                     =========== ============= ============= =========== ========
 Weighted average common and common equivalent
  shares outstanding (2)...........................   133,128       141,434       150,432     144,427     164,702
                                                     =========== ============= ============= =========== ========
 Net income per common and common equivalent share
  (2)
   Continuing operations...........................  $   0.43    $     0.62    $     0.63    $   0.23    $   0.23
   Discontinued operations.........................      0.03            --            --          --          --
                                                     ----------- ------------- ------------- ----------- --------
                                                     $   0.46    $     0.62    $     0.63    $   0.23    $   0.23
                                                     =========== ============= ============= =========== ========
 Net income per common share--assuming full
  dilution (2)(3)..................................     N/A      $     0.62    $     0.63    $   0.23    $   0.23
                                                     =========== ============= ============= =========== ========

                                             DECEMBER 31,                MARCH 31,
                                --------------------------------------------------
                                    1993         1994         1995         1996
                                ------------ ------------ ------------------------
                                                   (IN THOUSANDS)
Balance Sheet Data (1):
 Cash and marketable
  securities..................  $  150,305   $  133,083   $  170,881   $  125,010
 Working capital..............     287,945      288,753      423,894      428,807
 Total assets.................   1,886,701    2,256,423    2,983,912    3,054,641
 Long-term debt (4)...........   1,008,996    1,141,551    1,396,361    1,418,382
 Stockholders' equity.........     650,614      779,254    1,227,027    1,269,218

- ---------------
(1) In addition to PSCM, reflects combination of HEALTHSOUTH, ReLife, Inc. ("ReLife"), Surgical Health Corporation ("SHC"), Sutter Surgery Centers, Inc. ("SSCI"), Surgical Care Affiliates, Inc. ("SCA") and Advantage Health Corporation ("Advantage Health") for all periods presented, as HEALTHSOUTH acquired ReLife in December 1994, SHC in June 1995, SSCI in October 1995, SCA in January 1996 and Advantage Health in March 1996 in transactions accounted for as poolings of interests.
(2) Adjusted to reflect a two-for-one split effected in the form of a 100% stock dividend paid on April 17, 1995.
(3) Fully-diluted earnings per share reflects shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures Due 2001, where applicable.
(4)  Includes current portion of long-term debt.

(5) Gives effect to the NovaCare Rehabilitation Hospitals Acquisition as if the purchase had occurred on January 1, 1994. See "PRO FORMA CONDENSED FINANCIAL INFORMATION".

                                  RISK FACTORS

     In addition to the other information in this Prospectus-Proxy Statement, the following should be considered carefully by holders of PSCM Shares.

     Regulation. As a result of the continued escalation of healthcare costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be introduced in the United States Congress and state legislatures relating to healthcare reform. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on HEALTHSOUTH or on the combined Companies. HEALTHSOUTH is also subject, and the combined Companies will be subject, to various other types of regulation at the federal and state levels, including, but not limited to, licensure and certification laws, Certificate of Need laws and laws relating to financial relationships among providers of healthcare services, Medicare fraud and abuse and physician self-referral. See "BUSINESS OF PSCM -- Governmental Regulations" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

                               THE SPECIAL MEETING

GENERAL

     This Prospectus-Proxy Statement is being furnished to holders of PSCM Shares in connection with the solicitation of proxies by the Board of Directors of PSCM for use at the Special Meeting to consider and vote upon a proposal to approve the Plan and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Each copy of this Prospectus-Proxy Statement mailed to holders of PSCM Common Stock is accompanied by a form of Proxy for use at the Special Meeting.

     This Prospectus-Proxy Statement is also furnished to holders of PSCM Shares as a Prospectus in connection with the issuance to them of the shares of HEALTHSOUTH Common Stock upon consummation of the Merger.

DATE, PLACE AND TIME

     The Special Meeting will be held at the Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut on August 20, 1996 at 9:00 a.m., Eastern Time.

RECORD DATE; QUORUM

     The Board of Directors of PSCM has fixed the close of business on July 15, 1996, as the PSCM Record Date for the determination of holders of PSCM Shares entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by Proxy, of the holders of PSCM Shares entitled to cast a majority of the votes entitled to be cast at the Special Meeting will constitute a quorum at the Special Meeting.

VOTE REQUIRED

     As of the PSCM Record Date, there were outstanding and entitled to vote 7,774,298 shares of PSCM Common Stock. Each of such PSCM Shares is entitled to one vote on each matter that comes before the Special Meeting. Approval of the Plan will require the affirmative vote of the holders of a majority of the outstanding shares of PSCM Common Stock entitled to vote at the Special Meeting. Accordingly, approval of the Plan will require the affirmative vote of the holders of at least 3,887,150 shares of PSCM Common Stock.

     As of the PSCM Record Date, PSCM's directors and executive officers and their affiliates beneficially owned an aggregate of 2,252,420 shares, or approximately 29.0%, of PSCM Common Stock outstanding on such date (excluding shares issuable upon exercise of options).

     By the vote of the members of the Board of Directors of PSCM at a special meeting held on May 16, 1996, the PSCM Board of Directors determined that the proposed Merger, and the terms and conditions of the Plan, were in the best interests of PSCM and its stockholders. The Plan and the Merger were adopted and approved unanimously by the members of the PSCM Board of Directors present at the special meeting, who also unanimously resolved to recommend that the stockholders of PSCM vote FOR approval of the Plan.

     As a condition to entering into the Plan, HEALTHSOUTH required that Russell
F. Warren, M.D., Chairman of the Board of PSCM, Russell F. Warren, Jr., President and Chief Executive Officer and a Director of PSCM, Patrick J. Wack, Jr., Executive Vice President, Chief Operating Officer, Secretary, Treasurer and a Director of PSCM, and Ronnie P. Barnes, a Director of PSCM, enter into Proxy Agreements with HEALTHSOUTH, pursuant to which each person agreed that, until the date on which the Plan is terminated and following such termination during such time as a Third Party Acquisition Event (as defined therein) exists with respect to PSCM, but in no event after the close of business one year following the termination of the Plan, HEALTHSOUTH shall have the right to vote an aggregate of 1,933,840 shares of PSCM Common Stock beneficially owned by such persons (a) in favor of approval of the Plan and the Merger at every meeting of the stockholders of PSCM at which such matters are considered and at every adjournment thereof, and (b) against any other proposal for any reorganization. The shares subject to the Proxy Agreements represent approximately 24.9% of the votes eligible to be cast at the Special Meeting as of the PSCM Record Date.

     In the event that the Plan is not approved by PSCM stockholders, the Plan may be terminated in accordance with its terms. See "THE MERGER -- Termination".

VOTING AND REVOCATION OF PROXIES


     PSCM Shares represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a Proxy for the Special Meeting is properly executed and returned without indicating any voting instructions, PSCM Shares represented by the Proxy will be voted FOR approval of the Plan. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Proxy is voted by the filing of an instrument revoking it or of a duly executed Proxy bearing a later date with the Secretary of PSCM, prior to or at the Special Meeting, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. Only votes cast for approval of the Plan or other matters constitute affirmative votes. Abstentions and broker non-votes will, therefore, have the same effect as votes against approval of the Plan with respect to the Special Meeting.

   Proxies sent via facsimile transmission will be accepted if received not later than 15 minutes prior to the scheduled commencement of the Special
Meeting. Such proxies may be sent via facsimile to American Stock Transfer Company, c/o Paula Magno, at (718) 921-8331.

     The Board of Directors of PSCM is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of the SEC and Delaware law.


SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of PSCM, who will not be specifically compensated for such services, may solicit proxies from the stockholders of PSCM, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AND OPTIONS AFTER THE MERGER IS CONSUMMATED IS SET FORTH ELSEWHERE IN THIS PROSPECTUS-PROXY STATEMENT. SEE "THE MERGER -- EXCHANGE OF CERTIFICATES".

                                   THE MERGER

         The description of the Merger contained in this Prospectus-Proxy Statement summarizes the principal provisions of the Plan; it is not complete and is qualified in its entirety by reference to the Plan, the full text of which is attached hereto as Annex A. All stockholders are urged to read Annex A in its entirety.

TERMS OF THE MERGER

     The acquisition of PSCM by HEALTHSOUTH will be effected by means of the merger of the Subsidiary with and into PSCM, with PSCM being the Surviving Corporation. The Certificate of Incorporation of PSCM (the "PSCM Certificate") shall become the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended in accordance with applicable law. The Bylaws of the Subsidiary as in effect at the Effective Time will govern the Surviving Corporation until amended or repealed in accordance with applicable law. At the Effective Time, PSCM shall continue as the Surviving Corporation under the name "Professional Sports Care Management, Inc.".


     At the Effective Time, each outstanding PSCM Share (excluding shares held by PSCM and any of its subsidiaries, which shall automatically be cancelled and retired) will be converted into the right to receive 0.233 shares of HEALTHSOUTH Common Stock, as may be adjusted as provided below, computed to four decimal places (the "Exchange Ratio"); provided, however, that if the Base Period Trading Price (as defined below) is greater than $38.625, then the Exchange
Ratio shall be equal to the quotient obtained by dividing $9.00 by the Base Period Trading Price, computed to four decimal places. Stockholders may call 1-800-431-9642 beginning at 5:00 p.m., Eastern Time on August 16, 1996 for information concerning the Exchange Ratio as finally determined.


     The term "Base Period Trading Price" means the average of the daily closing prices per share of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded ending at the close of business on the second New York Stock Exchange trading day immediately preceding the date of the Special Meeting. The daily closing price per share shall be the closing price for NYSE-Composite Transactions as reported in The Wall Street Journal-Eastern Edition or, if not reported therein, any other authoritative source.

     The following table indicates the Exchange Ratio assuming various Base Period Trading Prices, with the resulting "value" to be received for each PSCM
Share:

                                     VALUE TO BE
                                    RECEIVED FOR
  BASE PERIOD                      EACH PSCM SHARE
 TRADING PRICE    EXCHANGE RATIO   (COL. 1 X COL.
    (COL. 1)         (COL. 2)            2)
- ---------------  ---------------- ----------------
$30.00.........       .233             $6.99
$31.00.........       .233             $7.22
$33.00.........       .233             $7.69
$35.00.........       .233             $8.15
$37.00.........       .233             $8.62
$39.00.........       .2308            $9.00
$41.00.........       .2195            $9.00
$43.00.........       .2093            $9.00


     In that connection, the Plan of Merger provides that PSCM may terminate the Plan if the Base Period Trading Price is less than $31.00, subject to certain rights of HEALTHSOUTH to modify its offer prior to such termination. In the event that any such modified offer is approved by the Board of Directors of PSCM, or in the event that PSCM does not terminate the Plan notwithstanding the fact that the Base Period Trading Price is less than $31.00, the Special Meeting will be rescheduled and votes will be resolicited from the holders of PSCM Common Stock. Further, as described above, if the Base Period Trading Price exceeds $38.625, the value to be received for each PSCM Share will be fixed at $9.00 and the Exchange Ratio will decrease accordingly. The definitive Exchange Ratio will not be fixed until August 16, 1996. See "--Termination".


     As of the Effective Time, all outstanding PSCM Shares shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive shares of HEALTHSOUTH Common Stock, cash

(without interest) in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. Each PSCM Share that is owned by PSCM or any subsidiary of PSCM shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     Based upon the number of shares of HEALTHSOUTH Common Stock, excluding shares obtainable upon exercise of options and convertible securities, outstanding as of July 15, 1996, the holders of PSCM Shares will receive in the aggregate approximately 1.24% of the outstanding shares of HEALTHSOUTH Common Stock anticipated to be outstanding immediately after the Effective Time, assuming an Exchange Ratio of 0.233.

BACKGROUND OF THE MERGER

     Since PSCM's inception, the management of PSCM has believed that expansion, both through the opening of new facilities and the acquisition of existing facilities, was important to the long-term success of PSCM as a participant in the rehabilitation segment of the healthcare industry. Toward that end, PSCM has engaged in a series of acquisitions since its formation.

     As a result of the acceleration of the rate of change in the healthcare industry occurring during the past two years, management of PSCM determined that it would be necessary for PSCM to accelerate the rate of its expansion, enter into other areas of the healthcare industry, including the development of an independent practice association of orthopaedists and a corporate fitness program, as well as to consider the possibility of entering into a business combination in order to remain the preeminent provider of rehabilitation services in the New York City metropolitan area. The continuing trends toward consolidation and managed care in the healthcare industry meant that companies which could not offer broad geographic coverage and economies of scale would be at a disadvantage in competing for preferred provider and managed care contracts with regional and national entities. The change towards managed care has most recently manifested itself in materially lower reimbursement rates. Because of these changes and the growing awareness that acceptable acquisitions were becoming more difficult, time- consuming and costly to consummate, PSCM began discussions with Unterberg Harris and other investment bankers about its strategic options during the late spring of 1995.

     As a result of these discussions, during the late spring and early summer of 1995, Unterberg Harris was engaged and PSCM explored strategic alternatives, including various possible business combinations with smaller, comparably-sized and substantially larger entities, but determined not to proceed with any such transaction. Approximately seven potential bidders, including HEALTHSOUTH, entered into confidentiality and standstill agreements with PSCM. In a number of instances, preliminary due diligence was conducted both by PSCM and others. However, no material negotiations were undertaken and no proposals were made or received, although dialogue between Unterberg Harris, PSCM and a limited number of these parties continued.

     Thereafter, PSCM began to experience deteriorating operating results culminating in a disappointing third quarter substantially below analysts' expectations. Over the next several months, PSCM management corrected problems in a number of the recently acquired clinics, thereby materially improving operating results in the fourth quarter of 1995, completed clinic acquisitions in principal markets and expanded PSCM's business focus by increasing its ownership interest in OrthoNet LLC ("OrthoNet"), an independent practice association of orthopaedists, and through several other business initiatives in the area of disease management.

     In December 1995, representatives of HEALTHSOUTH and Messrs. Russell F. Warren, Jr. and Patrick J. Wack, Jr. met on the invitation of Smith Barney Inc., HEALTHSOUTH's financial advisor, and Unterberg Harris. No negotiations of any kind were held. Each expressed their views as to the development of, and prospects for, the rehabilitation industry. Concurrently, HEALTHSOUTH requested operating information from PSCM which was provided by Unterberg Harris. In February 1996, Mr. Warren met senior executives of HEALTHSOUTH at a Smith Barney-hosted investment banking conference of companies with principal business activities in the healthcare/rehabilitation industry. Thereafter, Mr. Warren was invited to HEALTHSOUTH's headquarters in Birmingham, Alabama on

March 19, 1996 for further informational discussions. Approximately two weeks later, Michael D. Martin, Executive Vice President and Treasurer of HEALTHSOUTH, began preliminary negotiations by suggesting an exchange ratio based on a price per share of PSCM Common Stock of $8.00. Mr. Warren did not encourage a ratio at that level but suggested that HEALTHSOUTH wait to review operating results for the first quarter of 1996. After these preliminary negotiations, HEALTHSOUTH did not contact PSCM for two weeks. In the interim, PSCM's first quarter results were announced. At various times thereafter, HEALTHSOUTH personnel requested detailed operating data which was provided by PSCM. As the negotiations with HEALTHSOUTH grew more serious, three additional potential bidders (including one who had previously expressed an interest in a possible combination) were contacted by Unterberg Harris. One party conducted due diligence but informed Unterberg Harris that, as a result of its stock price, it would not be in a position to make a competing bid and accordingly withdrew from the process. No other due diligence was undertaken nor were any proposals received.

     From mid-April 1996 through the early part of May 1996, Mr. Warren had numerous discussions with Mr. Martin with respect to PSCM's results of operations and prospects. At this time, serious discussions began with respect to a possible business combination. In the course of the negotiations, HEALTHSOUTH indicated it would only consider a transaction with a company the size of PSCM, and invest the time necessary to complete such a transaction, if the consolidation would be accounted for as a pooling of interests and could be expected to result in increased earnings per share for HEALTHSOUTH. Through the second week of May 1996, Mr. Warren and a representative of Unterberg Harris attempted to negotiate improved merger consideration and price protection for PSCM stockholders. HEALTHSOUTH finally indicated that it was not prepared to improve the consideration to PSCM stockholders. After a number of discussions with Mr. Martin on May 10, 1996, Mr. Warren concluded that the terms of the proposed combination were sufficiently clear to warrant PSCM Board consideration, additional due diligence and the preparation of definitive documentation.

     On May 12, 1996, the Board of Directors of PSCM met to consider the status of the negotiations with HEALTHSOUTH and discussed, among other things, the business of HEALTHSOUTH and its proposal. In advance of the meeting, the Board had been informed of the subject matter for the forthcoming meeting and had been provided a memorandum from Unterberg Harris describing various valuation methodologies related to the proposal and relevant statistics relating to comparable companies and transactions as well as a memorandum from legal counsel describing the Board's fiduciary responsibilities. At the meeting, legal counsel for PSCM discussed with the Board of Directors its fiduciary obligations with respect to consideration of any proposed business combination. Also at the meeting, a representative of Unterberg Harris provided its preliminary view as to the fairness of the transaction to PSCM's stockholders, from a financial point of view, explained each aspect of its memorandum in detail and responded to questions from various Board members with respect to its analysis, the structure and terms of the proposed Merger, and the weight ascribed to various components of PSCM's value, including OrthoNet. In addition, there was a discussion of Unterberg Harris's and certain of its principals' historic relationship with, and equity interest in, PSCM.

     Various Board members,  particularly Messrs.  Stephen F. Wiggins and Robert
B. Milligan, Jr., questioned whether the HEALTHSOUTH proposal ascribed any value to PSCM's ownership interest in OrthoNet. In addition, questions were raised as to whether a spin-off of OrthoNet to PSCM's stockholders was possible without affecting the pooling-of-interests accounting treatment for the transaction which was a material condition of the HEALTHSOUTH proposal. In addition, some significant discussion and disagreement among Board members (principally, Messrs. Wiggins and Warren and Dr. Warren) centered on the long-term prospects for companies of PSCM's size with similar access to capital whose core business is the operation of rehabilitation clinics, given increased penetration of managed care providers and materially lower average reimbursement rates. The Board also discussed the difficulties in continuing to execute PSCM's acquisition strategy while at the same time expanding its business focus. After concluding the discussion, the Board of Directors directed management to explore a possible spin-off of OrthoNet and the effects such a spin-off might have on HEALTHSOUTH's proposal and the pooling-of-interests accounting treatment of the proposed Merger. In addition, the Board of Directors authorized representatives of PSCM to conduct an appropriate due diligence investigation of HEALTHSOUTH and to negotiate forms of definitive agreements which would include voting proxies to be delivered by Dr. Warren and Messrs. Barnes, Warren and Wack. The foregoing Board action was opposed by Mr. Wiggins. Mr. Milligan abstained in view of his role as a member of the Board of Managers of OrthoNet.

     On May 13, 14 and 15 additional negotiations and discussions were held with HEALTHSOUTH with respect to the proposed combination. Topics included a possible OrthoNet spin-off and the effect such a spin-off would have on the pooling-of-interests accounting treatment for the Merger. HEALTHSOUTH informed Mr. Warren that PSCM's majority interest in OrthoNet was incorporated in, and not separable from, its proposal. In addition, HEALTHSOUTH advised Mr. Warren that any risk to the pooling-of-interests accounting treatment would result in a withdrawal of HEALTHSOUTH's offer, and that HEALTHSOUTH was not in a position to fully evaluate whether such a spin-off would adversely affect such treatment. Management of PSCM also contacted its independent accounting firm, Price Waterhouse LLP, to discuss various alternatives to address the Board's questions with respect to a potential OrthoNet spin-off. No substantive suggestions were made that effectively addressed the concerns raised by HEALTHSOUTH with respect to the OrthoNet spin-off. At the same time, counsel for HEALTHSOUTH and PSCM continued to negotiate the definitive documentation with a view toward the scheduling of a subsequent special meeting of the PSCM Board of Directors late on May 15, 1996 or early on May 16, 1996. Prior to such meeting, members of the Board of Directors were provided with substantially final forms of the merger agreement and voting proxies as well as a memorandum from counsel describing the material terms of the transaction.

     Early on May 16, 1996, the Board of Directors met at a special meeting to consider the merger proposal from HEALTHSOUTH. At such meeting, PSCM's financial and legal advisors discussed with the Board of Directors their review of HEALTHSOUTH on behalf of PSCM and the terms of the proposed consolidation. In addition, Unterberg Harris delivered its oral opinion to the Board of Directors that, as of such date, the proposed consideration to be received in the Merger by the holders of PSCM Common Stock was fair, from a financial point of view, to such holders. After discussion, the members of the Board of Directors of PSCM present at the meeting unanimously approved the Merger, the voting proxies and authorized PSCM to execute and deliver the merger agreement. (Messrs. Wiggins, Barnes and Milligan were not in attendance.)

REASONS FOR THE MERGER; RECOMMENDATION OF PSCM'S BOARD OF DIRECTORS

     The Board of Directors of PSCM, in approving the Merger and recommending it to PSCM's stockholders, believes that the terms of the Merger are fair to the stockholders of PSCM and in the best interests of PSCM. The Merger Consideration was negotiated on an arm's length basis between representatives of PSCM and representatives of HEALTHSOUTH. The Board of Directors concluded, based on the factors stated below, that the Merger should be approved and recommends that the PSCM stockholders vote in favor of the Merger.

     In reaching the determinations and recommendations described above, the Board of Directors of PSCM considered the following factors:

     By the vote of the five members of the Board of Directors of PSCM present at a special meeting held on May 16, 1996, the Board of Directors determined that the proposed Merger and the terms and conditions of the Plan were fair to and in the best interests of PSCM and its stockholders and resolved to recommend that the stockholders of PSCM vote FOR approval and adoption of the Plan. See "-- Background of the Merger". In reaching its conclusion to enter into the Plan and to recommend that the stockholders of PSCM vote FOR the approval and adoption of the Plan, the Board of Directors of PSCM considered a number of factors, including, without limitation and without assigning relative weights thereto, the following:

     (i) The terms and conditions of the proposed Merger, including the value of the consideration to be received by the stockholders of PSCM, the recent trading price of PSCM Common Stock and the fact that the Merger was expected to be treated as a tax-free reorganization.

     (ii) The opportunity for holders of PSCM Common Stock to continue to share in the potential for long-term gains in PSCM through the ownership of HEALTHSOUTH Common Stock following the Merger.

     (iii) The business reputation and capabilities of HEALTHSOUTH and its management, HEALTHSOUTH's financial strength, prospects, market position and strategic objectives, and the liquidity and historical performance of HEALTHSOUTH Common Stock.

     (iv) The presentations of Unterberg Harris delivered to the Board of Directors of PSCM at its meetings held on May 12, 1996 and May 16, 1996, including the opinion of Unterberg Harris delivered on May 16, 1996 that the consideration to be received in the merger was fair to the stockholders of PSCM from a financial point of view. See "-- Opinion of Financial Advisor to PSCM."

     (v) The perceived strengths of PSCM and HEALTHSOUTH combined, including the potential developments and information that are expected to be shared between the two companies after the merger is consummated, and the belief of the directors that PSCM could be integrated into HEALTHSOUTH without disrupting or adversely affecting the business of HEALTHSOUTH or PSCM.

     (vi) The likelihood that the Merger will be consummated.

OPINION OF FINANCIAL ADVISOR TO PSCM

     At a telephonic meeting of PSCM's Board of Directors held on May 12, 1996, Unterberg Harris orally advised the Board that it expected to opine that the consideration proposed to be offered to the stockholders of PSCM in the Merger was fair to such stockholders from a financial point of view. In connection with such advice, Unterberg Harris presented to PSCM's Board of Directors a summary of the financial analyses conducted by Unterberg Harris. On May 16, 1996, in connection with the final approval by PSCM's Board of Directors of the Plan, Unterberg Harris delivered its opinion dated as of such date to the effect that the Merger Consideration offered to the stockholders of PSCM was, as of such date, fair to such stockholders from a financial point of view. The full text of the opinion of Unterberg Harris is set forth as Annex B to the Prospectus-Proxy Statement and describes the assumptions made, the matters considered and limits on the review undertaken. The stockholders of PSCM are urged to read the opinion in its entirety.


     Unterberg Harris's opinion was provided to the Board of Directors of PSCM in connection with the Board's exercise of its business judgment concerning the Merger. Unterberg Harris's opinion is not a substitute for such business judgment and does not constitute a recommendation to any stockholder of PSCM as to how such stockholder should vote at the PSCM Special Meeting. Unterberg Harris has advised the Board of Directors of PSCM that, based on an express disclaimer in the engagement letter between PSCM and Unterberg Harris, it does not believe that any person (including a stockholder of PSCM) other than PSCM or the Board of Directors of PSCM has the legal right to rely upon Unterberg Harris's opinion to support any claims against Unterberg Harris arising under applicable state law and that, should any such claims be brought against Unterberg Harris by any such person, this assertion will be raised as a defense. In the absence of applicable state law authority, the availability of such a defense will be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, will have no effect on the rights and responsibilities of the Board of Directors of PSCM under applicable state law. Nor would the availability of such a state-law defense to Unterberg Harris have any effect on the rights and responsibilities of either Unterberg Harris or the Board of Directors of PSCM under the federal securities laws. Unterberg Harris's opinion takes into account the terms of the Merger described under "-- Background of the Merger" and is based upon economic, market and other conditions in effect on, and the information made available to Unterberg Harris, as of May 15, 1996. Unterberg Harris's engagement does not contemplate that Unterberg Harris would update, revise or reaffirm its opinion as of any subsequent date. Unterberg Harris's opinion does not set forth any conclusion as to the trading range of HEALTHSOUTH Common Stock following the consummation of the Merger. No limitations were imposed by PSCM with respect to the opinion rendered by Unterberg Harris.


     The following is a summary of Unterberg Harris's opinion and the financial analyses described to PSCM's Board of Directors.

     In arriving at its opinion, Unterberg Harris reviewed certain information relating to PSCM and HEALTHSOUTH including: the Plan; the Prospectus; financial information with respect to the business operations of PSCM including, but not limited to, audited financial statements for the fiscal years ended

December 31, 1993, December 31, 1994, and December 31, 1995, and unaudited financial data for the three-month period ended March 31, 1996; financial information with respect to the business operations of HEALTHSOUTH including, but not limited to, audited financial statements for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995 and unaudited financial statements for the quarterly period ended March 31, 1996; the historical market prices and reported trading activity of both PSCM Common Stock and HEALTHSOUTH Common Stock; a comparison of operating results and other financial statement information of PSCM and HEALTHSOUTH with other companies which Unterberg Harris deemed appropriate; and certain financial projections prepared by the managements of PSCM and HEALTHSOUTH. In addition, Unterberg Harris held discussions with certain members of PSCM and HEALTHSOUTH senior management concerning their past and current operations, financial condition and business prospects, and participated in the discussions and negotiations among representatives of PSCM and HEALTHSOUTH and their legal advisors and independent auditors. Unterberg Harris also reviewed other information and performed such other analyses as it deemed appropriate.

     Unterberg Harris has not assumed responsibility for independent verification of the information reviewed by it and has relied upon it being complete and accurate in all material respects. With respect to any financial projections and other forward looking information provided to Unterberg Harris, Unterberg Harris has assumed that all such information has been reasonably prepared on bases reflecting the best currently available management estimates and judgments of the future business and financial performances of PSCM, HEALTHSOUTH and the combined company. Unterberg Harris also has assumed, without independent verification, that the representations and warranties of PSCM and HEALTHSOUTH in the Plan are true and correct.

     Unterberg Harris has neither conducted a physical inspection of the properties or facilities of PSCM or HEALTHSOUTH nor made any independent valuation or appraisal of the assets or liabilities of PSCM and HEALTHSOUTH, and Unterberg Harris has not been furnished with any such valuation or appraisal. Unterberg Harris has assumed that the Merger will qualify for pooling-of-interests accounting treatment and that the holders of PSCM Common Stock will not be subject to U.S. federal income tax as a result of the Merger.

     The preparation of Unterberg Harris's opinion involved various subjective business determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a result, such opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Unterberg Harris's analyses must be considered as a whole and selecting portions of its analyses or individual factors considered by it without considering all analyses and factors could create an incomplete and misleading view of the evaluation process underlying its opinion. A particular analysis performed by Unterberg Harris is not necessarily indicative of actual values, which may be significantly higher or lower than suggested by such analysis. Unterberg Harris's analyses were prepared solely as part of Unterberg Harris's review of the fairness of the Merger to the stockholders of PSCM from a financial point of view and were provided to the Board of Directors of PSCM in connection with the delivery of Unterberg Harris's opinion. Such analyses are not appraisals and do not necessarily reflect the prices for which businesses actually could be sold or actual values or future results that might be achieved. In addition, Unterberg Harris's opinion was one of many factors taken into consideration by PSCM's Board of Directors in making its determination to approve the Merger. Except as otherwise noted, analysis of current stock prices of PSCM, comparable companies and transaction values were based on trading prices as of May 10, 1996.

     Unterberg Harris reviewed the historical market prices for PSCM Common Stock over the period from September 22, 1994, to May 10, 1996, and reviewed the historical trading volume and market prices for PSCM Common Stock over the period from January 1, 1995, to May 10, 1996. Unterberg Harris's analyses showed that the offer price of such Common Stock was lower than the highest closing price of such Common Stock over the period since its initial public offering but a premium to the closing price of such Common Stock since September 21, 1995. Unterberg Harris also reviewed the historical trading volume and market prices for HEALTHSOUTH Common Stock and the stock of certain other publicly traded companies (described below) over the period from January 1, 1995, to May 10, 1996. Unterberg Harris noted that over the period from January 1, 1995, to May 10, 1996, the performance of HEALTHSOUTH Common Stock was marked by significantly higher and continued growth compared to the performance of PSCM Common Stock and the stock of other publicly-traded companies that Unterberg Harris reviewed.

     Unterberg Harris compared selected historical and projected operating and stock market data and operating and financial ratios for PSCM and HEALTHSOUTH to the corresponding data and ratios of certain other publicly-traded companies in the healthcare/rehabilitation industry as of May 10, 1996, which it deemed comparable to PSCM and HEALTHSOUTH. These companies included Horizon/CMS
Healthcare Corporation, NovaCare, Inc., Pacific Rehabilitation & Sports Medicine, Inc., RehabCare Group, Inc. and U.S. Physical Therapy, Inc. Such data and ratios included multiples of net market value (defined as market value of equity plus long term debt less cash and cash equivalents) to latest twelve months ("LTM") revenues, market value to historical and projected earnings per share based on publicly available research estimates available through First Call and market value to book value. The comparable healthcare/rehabilitation companies had multiples of net market value to LTM revenues ranging from 0.7x to 3.5x with a median of 1.6x. These comparable healthcare/rehabilitation companies had multiples of market value to LTM earnings ranging from 12.3x to 42.8x with a median of 20.1x, multiples of market value to projected calendar year 1996 earnings ranging from 8.9x to 25.3x with a median of 12.3x and multiples of market value to projected calendar year 1997 earnings ranging from 6.7x to 20.3x with a median of 9.9x. These comparable healthcare/rehabilitation companies had multiples of market value to book value ranging from 0.9x to 8.2x with a median of 1.5x. As of May 10, 1996, PSCM had a multiple of net transaction value (defined as the net equity value of the transaction plus debt less cash and cash equivalents) to LTM revenues of 2.2x, a multiple of transaction value to LTM earnings of 32.4x, a multiple of transaction value to projected calendar 1996 earnings of 22.6x and a multiple of transaction value to projected calendar year 1997 earnings of 16.6x. By comparison, as of May 10, 1996, HEALTHSOUTH had a multiple of net market value to LTM revenues of 3.5x, a multiple of market value to LTM earnings of 32.7x, a multiple of market value to projected calendar 1996 earnings of 25.3x and a multiple of market value to projected calendar year 1997 earnings of 20.3x. Unterberg Harris believes that companies in the healthcare/rehabilitation industry are primarily valued based on multiples of revenues and future earnings and these ratios were given substantial weight in Unterberg Harris's analysis.

     Unterberg Harris pointed out in its presentation to PSCM's Board of Directors that HEALTHSOUTH Common Stock trades at higher multiples of revenues, earnings per share and book value in comparison to the stock of other healthcare/rehabilitation companies, including PSCM. Unterberg Harris attributed such higher multiples to HEALTHSOUTH's leadership position in the healthcare/rehabilitation industry and noted that if HEALTHSOUTH continues to maintain such a leadership position it would be reasonable to expect such higher multiples to continue to exist subsequent to the consummation of the Merger, although there cannot be any assurance this will be the case.

     Based on estimates provided by PSCM and HEALTHSOUTH, Unterberg Harris prepared a discounted cash flow analysis of the value of PSCM based on after-tax cash flow through 2000. Unterberg Harris estimated the terminal value at the end of the period by applying multiples of PSCM's net income ranging from 15.0x to 20.0x PSCM's terminal year's estimated net income. PSCM's cash flow streams and terminal values were then discounted using different discount rates ranging from 20.0% to 30.0% chosen to reflect different assumptions regarding rates of return of holders of PSCM Common Stock or prospective buyers. The discounted cash flow analysis indicated a reference value of between $5.22 and $8.59 per share of PSCM Common Stock.

     Unterberg Harris analyzed the contribution of each of PSCM and HEALTHSOUTH to the pro forma combined company. This contribution analysis was then compared to the pro forma ownership percentage of the PSCM stockholders in the pro forma company assuming the Exchange Ratio. The comparison indicated that such pro forma ownership percentage was the same as PSCM's relative percentage contribution to LTM earnings and slightly less than PSCM's relative percentage contribution of net income for the projected calendar year 1996 and 1997 earnings, because PSCM's growth rate is projected to be slightly higher than that of HEALTHSOUTH during those periods. The comparison also indicated that such pro forma ownership percentage was less than PSCM's relative projected contribution to revenue for the latest twelve-month period and projected calendar year 1996 and 1997 results.

     Unterberg Harris also analyzed data obtained from 15 selected healthcare/rehabilitation industry merger and acquisition transactions. In examining these transactions, Unterberg Harris analyzed certain income statement and balance sheet parameters of the acquired companies relative to the consideration paid. Multiples analyzed included market value of the transaction to LTM net income, and book value, and net market value of the transaction to LTM revenue, earnings before depreciation, amortization, interest and taxes less minority interest ("EBITDA"), and operating income. Completed transactions analyzed by Unterberg Harris involved healthcare/rehabilitation industry companies with financial or industry characteristics similar to those of PSCM and HEALTHSOUTH. In certain cases, complete financial data was not publicly available for such transactions and only partial information was used in such instances. Transactions in this analysis showed multiples of the net transaction value to LTM revenues ranging from 0.5x to 4.6x with a median of 1.5x and multiples of transaction value to LTM net income ranging from "not meaningful" to 55.4x with a median (excluding multiples that were "not meaningful") of 27.5x. "Not meaningful" indicated companies that reported earnings losses for the LTM prior to the transaction. Transactions in this analysis showed multiples of transaction value to book value ranging from 1.6x to 7.4x with a median of 2.4x and multiples of net transaction value to LTM EBITDA ranging from 4.1x to 45.1x with a median of 11.2x. By comparison, PSCM, when calculated pursuant to the Plan, had a multiple of net transaction value to LTM revenue of 2.2x, a multiple of transaction value to LTM net income of 32.4x, a multiple of transaction value to book value of 1.7x and a multiple of net transaction value to LTM EBITDA of 12.9x.

     Unterberg Harris analyzed the pro forma effect of the Merger on the projected combined income of PSCM and HEALTHSOUTH for calendar years 1996 and 1997. Such analysis was based on an assumed exchange ratio of .233 and on the financial projections and related assumptions provided by the managements of PSCM and HEALTHSOUTH. The analysis showed a slight increase in earnings per share for both calendar years 1996 and 1997 before giving effect to any restructuring expenses, transaction costs and operating synergies.

     No company or transaction used in any comparable analysis is identical to PSCM or the Merger. Accordingly, these analyses are not precise; rather, they involve complex considerations and judgments concerning differences in financial characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies. Because the analyses performed by Unterberg Harris involved the application of subjective business judgments that are inherently uncertain, particularly as to future results, the estimated values resulting from such analyses are not necessarily indicative of actual values, which may be higher or lower than suggested by such analyses. Unterberg Harris does not believe that a single method of analysis is appropriate in reaching a conclusion with respect to valuation in connection with the Merger.

     Pursuant to a letter dated May 4, 1995, as amended May 3, 1996, PSCM retained Unterberg Harris to analyze strategic alternatives, including strategic mergers and acquisitions and a possible sale of PSCM. Pursuant to such letter, Unterberg Harris will be entitled to receive a transaction fee of .75 percent of the transaction value in the event the Merger is consummated. Additionally, PSCM has agreed to reimburse Unterberg Harris for its reasonable out-of-pocket expenses. Payment of the transaction fee is contingent upon consummation of the Merger. As a result, Unterberg Harris could be viewed as having a financial incentive to render an opinion in support of the Merger. The terms of the fee arrangement were negotiated at arm's length between PSCM and Unterberg Harris. The Board of Directors of PSCM, in making its recommendation with respect to the Merger and the Plan, was aware of such arrangement. The Board of Directors of PSCM believes that the contingent nature of Unterberg Harris's fee with respect to the Merger is not an uncommon manner in which financial advisors are compensated in similar transactions and also believes that any financial incentive that could be viewed to exist did not preclude Unterberg Harris from rendering independent and objective advice.

     Unterberg Harris has provided various financial advisory and investment banking services to PSCM since 1994. Unterberg Harris acted as a lead-managing underwriter for the initial public offering of PSCM Common Stock, which was completed in September 1994, and acted as a co-manager on a secondary public offering, which was completed in April 1995. Prior to such initial public offering, Unterberg Harris and persons affiliated with Unterberg Harris participated in two private equity and debt investments in PSCM. Since PSCM's initial public offering, Unterberg Harris has published market research on PSCM and has been an active market maker in its Common Stock. Unterberg Harris, as part of its investment banking business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, offerings of securities and valuations for corporate reorganizations and other purposes. Unterberg Harris was selected by PSCM to act as its financial advisor based on Unterberg Harris's experience as a financial advisor in mergers and acquisitions as well as Unterberg Harris's investment banking relationship and familiarity with PSCM.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a Certificate of Merger by the Subsidiary and PSCM under the DGCL, or at such later time as may be specified in such Certificate of Merger. The Plan requires that this filing be made, subject to satisfaction or waiver of the separate conditions to the obligations of each party to consummate the Merger, no later than two business days after satisfaction or waiver of the various conditions to the Merger set forth in the Plan, or at such other time as may be agreed by HEALTHSOUTH and PSCM. It is presently anticipated that such filing will be made as soon as reasonably possible after the Special Meeting and after all regulatory approvals have been obtained, and that the Effective Time will occur upon such filing. However, there can be no assurance as to whether or when the Merger will occur. See "-- Conditions to the Merger" and "-- Regulatory Approvals".

EXCHANGE OF CERTIFICATES

     From and after the Effective Time, each holder of a stock certificate which immediately prior to the Effective Time represented outstanding PSCM Shares (collectively, the "Certificates") will be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent (as defined in the Plan), a certificate or certificates representing the number of whole shares of HEALTHSOUTH Common Stock into which such holder's PSCM Shares have been converted, cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger.

     As soon as reasonably practicable after the Effective Time, HEALTHSOUTH will deliver through the Exchange Agent to each holder of record of PSCM Shares at the Effective Time transmittal materials for use in exchanging the Certificates for certificates for shares of HEALTHSOUTH Common Stock. After the Effective Time, there will be no transfers on the stock transfer books of PSCM Shares which were issued and outstanding immediately prior to the Effective Time and converted in the Merger.

     No fractional shares of HEALTHSOUTH Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, HEALTHSOUTH will pay to each holder of PSCM Shares who would otherwise be entitled to a fractional share an amount of cash in an amount equal to the value of such fractional part of a share of HEALTHSOUTH Common Stock. See "-- Terms of the Merger".

     The certificates representing shares of HEALTHSOUTH Common Stock, the fractional share payment (if any) which any holder of PSCM Shares is entitled to receive, and any dividends or other distributions paid on such HEALTHSOUTH Common Stock prior to the delivery to HEALTHSOUTH of the Certificates, will not be delivered to such stockholder until the Certificates are delivered to HEALTHSOUTH through the Exchange Agent (as defined in the Plan). No interest will be paid on dividends or other distributions or on any fractional share payment which the holder of such shares shall be entitled to receive upon such delivery.

     At the Effective Time, holders of PSCM Shares immediately prior to the Effective Time will cease to be, and shall have no rights as, stockholders of PSCM, other than the right to receive the shares of HEALTHSOUTH Common Stock into which such shares have been converted and any fractional share payment and any dividends or other distributions to which they may be entitled under the Plan. Holders of PSCM Shares will be treated as stockholders of record of HEALTHSOUTH for purposes of voting at any annual or special meeting of stockholders of HEALTHSOUTH after the Effective Time, both before and after such time as they exchange their Certificates for certificates of HEALTHSOUTH Common Stock as provided in the Plan.

     Neither HEALTHSOUTH nor PSCM will be liable to any holder of PSCM Shares for any shares of HEALTHSOUTH Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

     The Plan contains various customary representations and warranties of the parties thereto. The representations and warranties of HEALTHSOUTH and the Subsidiary, made jointly and severally, include, but are not limited to, representations as to: (i) the corporate organization of the Subsidiary, (ii) the power and authority of the Subsidiary to execute and perform the Plan and
(iii) the absence of contracts, liabilities and legal proceedings relating to or affecting the Subsidiary.

     The representations and warranties of HEALTHSOUTH include, but are not limited to, representations as to: (i) the organization of HEALTHSOUTH, (ii) the power and authority of HEALTHSOUTH to execute, deliver and perform the Plan,
(iii) the capitalization of HEALTHSOUTH, (iv) ownership of Subsidiary Common Stock by HEALTHSOUTH, (v) the fact that HEALTHSOUTH has furnished PSCM with true and complete copies of certain reports, schedules, registration statements and proxy statements filed by HEALTHSOUTH with the SEC since January 1, 1995, (vi) the absence of material legal proceedings against HEALTHSOUTH, (vii) the fact that HEALTHSOUTH has not incurred any material adverse changes since March 31, 1996, (viii) HEALTHSOUTH's investment intent with respect to the PSCM Shares acquired, and (ix) the absence of untrue representations by HEALTHSOUTH in the Plan or in connection with the Merger.

     The representations and warranties of PSCM include, but are not limited to:
(i) the organization of PSCM and its subsidiaries, (ii) the power and authority of PSCM to execute, deliver and perform the Plan, (iii) the capitalization of PSCM, (iv) the fact that PSCM has furnished HEALTHSOUTH with true and complete copies of certain reports, schedules, registration statements and proxy statements filed by PSCM with the SEC since September 1, 1994, (v) the absence of legal proceedings against PSCM, (vi) the validity of PSCM's material contracts, (vii) the fact that PSCM has not incurred any material adverse changes since March 31, 1996, (viii) the status of PSCM's accounts receivable,
(ix) the opinion of PSCM's financial advisor, (x) the filing of PSCM's tax returns, (xi) PSCM's employee benefits, (xii) PSCM's licenses, accreditation and regulatory approvals, (xiii) PSCM's compliance with laws in general, (xiv) the vote required by holders of PSCM capital stock to approve the Plan, and (xv) the absence of untrue representations by PSCM in the Plan or in connection with the Merger.

CONDITIONS TO THE MERGER

     The obligation of HEALTHSOUTH and the Subsidiary to consummate the Merger is subject to, among others, the following conditions: (i) PSCM shall have performed all of its obligations as contemplated by the Plan at or prior to the consummation date of the Merger; (ii) the representations and warranties of PSCM set forth in the Plan shall be true and correct in all material respects as of the dates specified in the Plan; (iii) HEALTHSOUTH shall have received the opinion of its counsel that the Merger constitutes a tax-free reorganization under the Code; (iv) HEALTHSOUTH and the Subsidiary shall have obtained, or obtained the transfer of, any licenses, certificates of need and other regulatory approvals necessary to allow the Surviving Corporation to operate the PSCM facilities, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Surviving Corporation; and (v) HEALTHSOUTH shall have received an opinion of PSCM's counsel substantially in the form specified in the Plan.

     The obligation of PSCM to consummate the Merger is subject to, among others, the following conditions: (i) HEALTHSOUTH and the Subsidiary shall have performed all of their obligations as contemplated by the Plan at or prior to the consummation of the Merger; (ii) the representations and warranties of HEALTHSOUTH and the Subsidiary set forth in the Plan shall be true and correct as of the dates specified in the Plan; (iii) PSCM shall have received the opinion of its counsel that the Merger constitutes a tax-free reorganization under the Code; and (iv) PSCM shall have received an opinion of HEALTHSOUTH's counsel substantially in the form specified in the Plan.

     The obligation of each of HEALTHSOUTH, the Subsidiary and PSCM to consummate the Merger is subject to certain additional conditions, including the following: (i) no order, decree or injunction by a court of competent jurisdiction preventing the consummation of the Merger or imposing any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or business of PSCM shall be in effect; (ii) no statute, rule or regulation shall have been enacted by the government of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger or any other transaction contemplated by the Plan illegal; (iii) the waiting period under the HSR Act shall have expired or shall have been terminated; (iv) the Registration Statement shall have been declared effective under the Securities Act and shall not be subject to any stop order; (v) the Merger shall have been approved by the requisite vote of the holders of the outstanding PSCM Shares entitled to vote thereon; (vi) the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE upon official notice of issuance; and
(vii) the Merger shall qualify for pooling-of-interests accounting treatment and HEALTHSOUTH and PSCM each shall have received a letter from Ernst & Young LLP, dated the Closing Date of the Merger, regarding that firm's concurrence with the conclusions of the managements of HEALTHSOUTH and PSCM, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB 16 if closed and consummated in accordance with the Plan.

REGULATORY APPROVALS

     The HSR Act prohibits consummation of the Merger until certain information has been furnished to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. On May 29, 1996, HEALTHSOUTH and PSCM made their respective filings with the DOJ and the FTC with respect to the Plan. Under the HSR Act, the filings commenced a 30-day waiting period during which the Merger could not be consummated, which waiting period expired on June 29, 1996. Notwithstanding the termination of the HSR Act waiting period, at any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger or seeking the divestiture by HEALTHSOUTH of all or any part of the stock or assets of PSCM. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful.

     As conditions precedent to the consummation of the Merger, the Plan requires, among other things: (i) that the HSR Act waiting period has expired or been terminated, and (ii) that all other governmental approvals required for the consummation of the Merger have been obtained, except where the failure to obtain such approvals would not have a material adverse effect on the business of the Surviving Corporation.

     HEALTHSOUTH and PSCM believe that the Merger does not violate the antitrust laws and intend to resist vigorously any assertion to the contrary by the FTC, the DOJ or others. Any such resistance could delay consummation of the Merger, perhaps for a considerable period. Prior to the Merger, the FTC or the DOJ could seek to enjoin the consummation of the Merger under the federal antitrust laws or require that HEALTHSOUTH or PSCM divest certain assets to avoid such a proceeding. The FTC or DOJ could also, following the Merger, take action under the federal antitrust laws to rescind the Merger, to require divestiture of assets of either HEALTHSOUTH or PSCM, or to obtain other relief.

     Certain other persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, also to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Neither HEALTHSOUTH nor PSCM intends to seek any further stockholder approval or authorization of the Plan as a result of any action that it may take to resist or resolve any FTC, DOJ or other objections, unless required to do so by applicable law.

     The operations of each Company are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the conduct, licensing and development of healthcare businesses and facilities. As a result of the Merger, certain of the arrangements between PSCM and third-party payors may be deemed to have been transferred, requiring the approval and consent of such payors. It is anticipated that, prior to the time this Prospectus-Proxy Statement is mailed to the stockholders of PSCM, all filings required to be made prior to such date to obtain the consents and approvals required from federal and state healthcare regulatory bodies and agencies will have been made. However, certain of such filings cannot be made under the applicable laws, rules and regulations until after the Effective Time. Although no assurances to this effect can be given, it is anticipated that the Companies will be able to obtain any required consent or approval.

BUSINESS PENDING THE MERGER

     The Plan provides that, during the period from the date of the Plan to the Effective Time, except as provided in the Plan, HEALTHSOUTH and PSCM will conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and PSCM will use its reasonable best efforts to preserve intact its present business organizations and to preserve its relationships with customers, suppliers and others having business dealings with it.

     Under the Plan, PSCM may not (other than as required pursuant to or contemplated by the terms of the Plan and related documents), without first obtaining the written consent of HEALTHSOUTH, (i) encumber any asset or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the ordinary course of business or as otherwise disclosed in the Plan; (ii) enter into any employment contract which is not terminable upon notice of 30 days or less, at will and without penalty to it, except as provided in the Plan; (iii) enter into any contract or agreement which cannot be performed within three months or which involves the expenditure of over $50,000, except as provided for in the Plan; (iv) issue or sell, or agree to issue or sell, any shares of its capital stock or other securities of PSCM except upon exercise of currently outstanding stock options or warrants; (v) make any payment or distribution to the trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with PSCM's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any such plan; (vi) extend credit to anyone, except in the ordinary course of business consistent with past practices; (vii) guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with past practices; (viii) amend its Certificate of Incorporation or Bylaws; (ix) discharge or satisfy any material lien or encumbrance or pay or satisfy any material obligation or liability (absolute, accrued, contingent or otherwise) other than liabilities shown or reflected on the PSCM March 31, 1996 balance sheet; (x) increase or establish any reserve for taxes or any other liability on its books or otherwise provide therefor which would have a material adverse effect on PSCM, except as may be required due to income or operations of PSCM since March 31, 1996; (xi) mortgage, pledge or subject to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of PSCM; (xii) sell or transfer any of the assets material to the consolidated business of PSCM, cancel any material debts or claims or waive any material rights, except in the ordinary course of business; (xiii) grant any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by PSCM to any officer or employee, consultant or agent (other than normal merit increases) or, by means of any bonus or pension plan, contract or other commitment, increase in a material respect the compensation of any officer, employee, consultant or agent; (xiv) except for the Plan and the other agreements executed and delivered pursuant to the Plan, enter into any material transaction other than in the ordinary course of business or permitted under the Plan; (xv) issue any stock, bonds or other securities, other than stock issued pursuant to options or warrants that are disclosed in the Plan; and (xvi) incur any material adverse change.

WAIVER AND AMENDMENT

     The Plan provides that, at any time prior to the Effective Time, HEALTHSOUTH and PSCM may (i) extend the time for the performance of any of the obligations or other acts of the other party contained in the Plan; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Plan or in any document delivered pursuant to the Plan; and
(iii) waive compliance with the agreements or conditions under the Plan. In addition, the Plan may be amended at any time upon the written agreement of HEALTHSOUTH and PSCM without the approval of stockholders of either Company, except that after the Special Meeting no amendment may be made which by law requires a further approval by the stockholders of PSCM without such further approval's being obtained.

TERMINATION

     The Plan may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan by the stockholders of PSCM: (i) by mutual written consent of HEALTHSOUTH, the Subsidiary and PSCM; (ii) by either HEALTHSOUTH or PSCM if there is a material breach on the part of the other party of any representation, warranty, covenant or other agreement set forth in the Plan which is not cured as provided in the Plan; (iii) by either HEALTHSOUTH or PSCM if any governmental entity or court of competent jurisdiction shall have issued a final, permanent order, decree, or ruling or other action enjoining or otherwise prohibiting the Merger and such order, decree, or ruling or other action shall have become non-appealable; (iv) by either HEALTHSOUTH or PSCM if the Merger has not been consummated on or before September 30, 1996 (or such later date as may be determined under the Plan), unless the failure to consummate the Merger by such time is due to the breach of the Plan by the party seeking to terminate the Plan; (v) by either HEALTHSOUTH or PSCM if any required approval of the Plan by stockholders of PSCM has not been obtained by the required votes at a duly held meeting of stockholders; (vi) by PSCM, if PSCM's Board of Directors shall have determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the stockholders of PSCM or shall have withdrawn such recommendation, or shall have approved, recommended or endorsed any proposal to acquire PSCM upon a merger, purchase of assets, purchase of or tender offer for shares of PSCM or similar transaction other than the Merger, or shall have resolved to do any of the foregoing; (vii) subject to the rights of HEALTHSOUTH described in the next paragraph, by PSCM if the Base Period Trading Price shall be less than $31.00 and (viii) by either HEALTHSOUTH or PSCM if such party has not received by May 31, 1996 a letter from Ernst & Young LLP regarding that firm's concurrence with the conclusions of the managements of HEALTHSOUTH and PSCM, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB 16 if closed and consummated in accordance with the Plan. Such letter was received by HEALTHSOUTH and PSCM on such date.

     The Plan provides that, if PSCM proposes to terminate the Plan because the Base Period Trading Price is less than $31.00, PSCM must give HEALTHSOUTH not less than 48 hours' written notice to submit a final and best offer (a "Final Offer") for a change in the Merger Consideration. If such Final Offer is accepted by PSCM (as determined by PSCM's Board of Directors after consulting with its legal counsel and financial advisors), the parties will amend the Plan to reflect such Final Offer and shall make any appropriate amendments to this Prospectus-Proxy Statement.

BREAK-UP FEE; THIRD PARTY BIDS

     If the Plan is terminated by PSCM because its Board of Directors (i) has determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of PSCM Shares, or shall have withdrawn such recommendation, or (ii) shall have approved, recommended or endorsed an Acquisition Transaction (as defined in the Plan) other than the Plan, and within one year after the effective date of such termination PSCM is the subject of a Third Party Acquisition Event (as defined in the Plan), then at the time of consummation of such a Third Party Acquisition Event PSCM shall pay to HEALTHSOUTH a break-up fee equal to 5% of the aggregate Merger Consideration (determined as it would have been calculated on the effective date of termination of the Plan, substituting the effective date of such termination for the date of the Special Meeting in calculating the Base Period Trading Price).

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board of Directors of PSCM with respect to the Plan and the transactions contemplated thereby, stockholders of the Company should be aware that certain members of the management of PSCM and the Board of Directors of PSCM have certain interests in the Merger that are in addition to the interests of the stockholders generally.

     At the Closing (as defined in the Plan), HEALTHSOUTH has agreed to enter into Consulting and Non-Competition Agreements with Russell F. Warren, Jr., President and Chief Executive Officer and a Director of PSCM, and Patrick J. Wack, Jr., Executive Vice President, Chief Operating Officer, Secretary, Treasurer and a Director of PSCM, pursuant to which each of Messrs. Warren and Wack have agreed to provide certain consulting services to HEALTHSOUTH and have agreed to refrain from competing with the business of HEALTHSOUTH during the term of such agreements. Such agreements have an initial term of two years, subject to certain rights of HEALTHSOUTH to terminate the agreements at the end of the first year. In addition, such agreements may be extended by mutual consent for up to three additional one-year renewal terms. Under such agreements, HEALTHSOUTH has agreed to pay each of Messrs. Warren and Wack a fee at the annual rate of $200,000.

     The employment agreements between PSCM and each of Russell F. Warren, Jr., Patrick J. Wack, Jr., Michael P. Neuscheler, William Lee Day and Raymond Rasa (each, the "Executive") provide that upon a deemed termination within twelve months of a "change of control", PSCM will pay to the Executive as liquidated damages his base salary for, depending on the terms of the individual contract, a period of either six or twelve months plus, in certain circumstances, any bonus the Executive may have earned. At the election of the Executive, termination may be deemed to occur if the Executive no longer has the same title or position in the chain of command, if his duties are changed or if his perquisites, access to benefits, or compensation is decreased. For the purposes of these employment agreements, "change of control", among other things, is defined generally as a party's acquisition, directly or indirectly, of more than 50% of the fully-diluted outstanding equity of PSCM. As defined in the employment agreements, the Merger will constitute a "change of control".

INDEMNIFICATION AND INSURANCE

     The Plan provides that PSCM shall, and after the Effective Time HEALTHSOUTH and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is, or has ever been at any time prior to the Effective Time, an officer, director or employee of PSCM or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party, in connection with any claim arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of PSCM, pertaining to a matter occurring or existing at or prior to the Effective Time.

ACCOUNTING TREATMENT

     Consummation of the Merger is conditioned upon the receipt by HEALTHSOUTH and PSCM of an opinion from Ernst & Young LLP, HEALTHSOUTH's independent auditors, regarding that firm's concurrence with the conclusions of the managements of HEALTHSOUTH and PSCM, respectively, as to the appropriateness of pooling-of-interests accounting for the Merger under APB 16 if closed and consummated in accordance with the Plan. HEALTHSOUTH and PSCM have agreed not to intentionally take or cause to be taken any action that would disqualify the Merger as a pooling of interests for accounting purposes.

     Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of HEALTHSOUTH and PSCM will be combined at the Effective Time and carried forward at their previously recorded amounts, the stockholders' equity accounts of HEALTHSOUTH and PSCM will be combined on HEALTHSOUTH's consolidated balance sheet and no goodwill or other intangible assets will be created. Financial statements of HEALTHSOUTH issued after the Merger will be restated retroactively to reflect the consolidated operations of HEALTHSOUTH and PSCM as if the Merger had taken place prior to the periods covered by such financial statements.

     The unaudited pro forma financial information contained in this Prospectus-Proxy Statement has been prepared using the pooling-of-interests accounting method to account for the Merger. See "PRO FORMA CONDENSED FINANCIAL INFORMATION".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the principal federal income tax consequences of the Merger to the holders of PSCM Shares. The discussion is based on currently existing provisions of the Code, Treasury Regulations thereunder, administrative rulings and court decisions. All of the foregoing are subject to change and any such change can affect the continuing validity of this discussion. This summary applies to holders of PSCM Shares who hold their PSCM Shares as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of PSCM Shares in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations and holders who acquired PSCM Shares pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or holders who are subject to the alternative minimum tax provisions of the Code), and it does not discuss any aspect of state, local, foreign or other tax law.

     It is a condition to the consummation of the Merger that PSCM receive an opinion from its counsel, Cahill Gordon & Reindel ("Cahill Gordon"), and that HEALTHSOUTH receive an opinion from its counsel, Haskell Slaughter & Young, L.L.C. ("Haskell Slaughter", and together with Cahill Gordon, "Tax Counsel"), substantially to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Consistent with such opinions, it is expected that the material federal income tax consequences of the Merger will be that: (i) no gain or loss will be recognized by HEALTHSOUTH, the Subsidiary or PSCM as a result of the Merger,
(ii) no gain or loss will be recognized by the stockholders of PSCM upon the exchange of their PSCM Shares solely for shares of HEALTHSOUTH Common Stock pursuant to the Merger, except that a PSCM stockholder who receives cash proceeds  in lieu  of a  fractional  share  of  HEALTHSOUTH  Common  Stock  will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis allocated to such fractional share (as described in clause (iii) below) and the amount of cash received, and such gain or loss will constitute capital gain or loss if such stockholder's PSCM Shares with respect to which gain or loss is recognized are held as a capital asset at the Effective Time, (iii) the aggregate tax basis of the shares of the HEALTHSOUTH Common
Stock  received  solely in  exchange  for PSCM  Shares  pursuant  to the  Merger
(including fractional shares of HEALTHSOUTH Common Stock for which cash is received) will be the same as the aggregate tax basis of the PSCM Shares exchanged therefor, and (iv) the holding period for HEALTHSOUTH Common Stock received in exchange for PSCM Shares pursuant to the Merger will include the holding period of the PSCM Shares exchanged therefor, provided such PSCM Shares were held as a capital asset at the Effective Time.

     Neither HEALTHSOUTH nor PSCM has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. In rendering their opinions, Tax Counsel may receive and will rely upon representations contained in certificates of HEALTHSOUTH, the Subsidiary, PSCM and others. Tax Counsel's opinions will be subject to certain limitations and qualifications and will be based upon the truth and accuracy of these representations and upon certain factual assumptions and represent Tax Counsel's best legal judgment. The tax opinions are not binding on the Service or the courts and do not preclude the Service from adopting a contrary position.

     EACH HOLDER OF PSCM SHARES IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

RESALE OF HEALTHSOUTH COMMON STOCK BY AFFILIATES

     The shares of HEALTHSOUTH Common Stock to be issued to holders of PSCM Shares in connection with the Merger have been registered under the Securities Act. HEALTHSOUTH Common Stock received by the stockholders of PSCM upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of PSCM or HEALTHSOUTH within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with PSCM or HEALTHSOUTH at the time of the Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of PSCM or HEALTHSOUTH may not sell their shares of HEALTHSOUTH Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of HEALTHSOUTH Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such two-year period within any three-month period for purposes of Rule 145 may not exceed the greater of (i) 1% of the outstanding shares of HEALTHSOUTH Common Stock or (ii) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if HEALTHSOUTH remained current with its information filings with the SEC under the Exchange Act. Two years after the Effective Time, an Affiliate would be able to sell such HEALTHSOUTH Common Stock without such manner of sale or volume limitations, provided that HEALTHSOUTH were current with its Exchange Act information filings and such Affiliate were not then an Affiliate of HEALTHSOUTH. Three years after the Effective Time, an Affiliate would be able to sell such shares of HEALTHSOUTH Common Stock without any restrictions so long as such Affiliate had not been an Affiliate of HEALTHSOUTH for at least three months prior thereto.

     PSCM has agreed to use its reasonable, good faith efforts to cause each holder of PSCM Shares deemed to be an Affiliate of PSCM to enter into an agreement providing that such Affiliate will not sell, pledge, transfer or otherwise dispose of shares of HEALTHSOUTH Common Stock to be received by such person in the Merger, (i) except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) until after such time as results covering at least thirty days of post-Merger combined operations of HEALTHSOUTH and PSCM have been published. HEALTHSOUTH has agreed that within 20 days after the end of the first calendar month following at least 30 days after the Effective Time, HEALTHSOUTH shall cause the publication of such results.

NO APPRAISAL RIGHTS

     Under the DGCL, holders of PSCM Common Stock will not be entitled to dissenters' rights of appraisal in connection with the Merger.

NO SOLICITATION OF TRANSACTIONS

     PSCM has agreed that it will not, and will direct each officer, director, employee, representative and agent of PSCM not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than HEALTHSOUTH or an affiliate, associate or agent of HEALTHSOUTH) concerning any merger, sale of assets, sale of or tender offer for PSCM Shares or similar transactions involving PSCM. Under the Plan, PSCM may furnish information concerning PSCM to other corporations, partnerships, persons or other entities or groups, and may participate in discussions and negotiate with such entities concerning any proposal to acquire PSCM upon a merger, purchase of assets, purchase of or tender offer for PSCM Shares or similar transaction (an "Acquisition Transaction"), in response to unsolicited requests therefor, if the Board of Directors of PSCM determines in its good faith judgment in the exercise of its fiduciary duties or its duties under Rule 14e-2 under the Exchange Act that such action is appropriate in furtherance of the best interest of its stockholders. PSCM has further agreed that it will notify HEALTHSOUTH if it enters into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction, including providing HEALTHSOUTH with the identity of the third party.

EXPENSES

     The Plan provides that all costs and expenses incurred in connection with the Plan and the transactions contemplated thereby shall be paid by the party incurring such expense, except that expenses of printing and mailing this Prospectus-Proxy Statement shall be shared equally by HEALTHSOUTH and PSCM.

NYSE LISTING

     A listing application will be filed with the NYSE to list the shares of HEALTHSOUTH Common Stock to be issued to PSCM stockholders and option holders in connection with the Merger. Although no assurance can be given that the shares of HEALTHSOUTH Common Stock so issued will be accepted for listing, HEALTHSOUTH and PSCM anticipate that these shares will qualify for listing on the NYSE upon official notice of issuance thereof. It is a condition to the Merger that such shares of HEALTHSOUTH Common Stock be approved for listing on the NYSE upon official notice of issuance at the Effective Time.

CERTAIN LITIGATION


    On May 22, 1996, an action styled Tammy Newman v. Russell F. Warren, et al. (Civil Action No. 15008) was filed in the Delaware Chancery Court. The
Complaint, which purports to be a class action filed on behalf of the stockholders of PSCM, alleges that the PSCM Board of Directors breached its fiduciary duties in approving the Merger and that the consideration offered is unfair and does not maximize shareholder value. PSCM, its directors individually, and HEALTHSOUTH are named as defendants in the suit. The Complaint seeks injunctive relief and unspecified damages. The defendants are vigorously defending the claims asserted in the Complaint. A substantially identical action styled Francine Frechter v. Russell F. Warren, et al. (Civil Action No. 15070) was filed in the same court on June 17, 1996, but has not been served on the defendants.

               SELECTED CONSOLIDATED FINANCIAL DATA -- HEALTHSOUTH

     The consolidated income statement data set forth below for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the consolidated balance sheet data at December 31, 1991 1992, 1993, 1994 and 1995 are derived from the audited consolidated financial statements of HEALTHSOUTH. The data for the three months ended March 31, 1995 and 1996 and at March 31,1996 are derived from the unaudited consolidated financial statements of HEALTHSOUTH. In the opinion of HEALTHSOUTH, the consolidated income statement data for the three months ended March 31, 1996 and 1995, and the consolidated balance sheet data at March 31, 1996, reflect all adjustments (which consist of only normal recurring adjustments) necessary for a fair presentation of results of interim periods. Operating results for the three months ended March 31, 1995 and 1996 are not necessarily indicative of results for the full fiscal year or for any future interim period. The data set forth below should be read in conjunction with the consolidated financial statements, related notes and other information incorporated by reference herein. The financial information for all periods set forth below has been restated to reflect the acquisitions of ReLife, Inc. ("ReLife") in December 1994, Surgical Health Corporation ("SHC") in June 1995, Sutter Surgery Centers Inc. ("SSCI") in October 1995, Surgical Care Affiliates, Inc. ("SCA") in January 1996 and Advantage Health Corporation ("Advantage Health") in March 1996, each of which has been accounted for as a pooling of interests.

                                                                                                                      THREE MONTHS
                                                                       YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                                     -------------------------------------------------------------------------------
                                                        1991        1992       1993        1994         1995        1995     1996
                                                     ---------- ----------- ---------- ------------ ------------ ---------- --------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
 Revenues .........................................  $468,572   $750,134    $979,206   $1,649,199   $2,003,146   $451,844  $581,234
 Operating expenses:
  Operating units .................................   316,628    521,619     668,201    1,161,758    1,371,740    311,279   386,266
  Corporate general and administrative ............    17,347     25,667      37,043       61,640       56,920     14,998    16,025
 Provision for doubtful accounts...................     9,345     16,553      20,026       32,904       37,659      9,081    12,866
 Depreciation and amortization ....................    24,295     42,107      63,572      113,977      143,322     32,224    42,580
 Interest expense..................................    19,273     18,237      24,200       73,644      101,790     23,132    23,845
 Interest income...................................    (9,489)    (8,595)     (5,903)      (6,387)      (7,882)    (2,249)   (1,806)
 Merger and acquisition related expenses(1)........        --         --         333        6,520       34,159         --    28,939
 Gain on sale of MCA Stock(2)......................        --         --          --       (7,727)          --         --        --
 Loss on impairment of assets (2)..................        --         --          --       10,500       53,549         --        --
 Loss on abandonment of computer project (2) ......        --         --          --        4,500           --         --        --
  Loss on disposal of surgery centers(2)............       --         --          --       13,197           --         --       --
 NME Selected Hospitals Acquisition related expense
  (2)..............................................        --         --      49,742           --           --         --        --
 Terminated merger expense.........................        --      3,665          --           --           --         --        --
 Loss on extinguishment of debt ...................        --        883          --           --           --         --        --
 Gain on sale of partnership interest .............        --         --      (1,400)          --           --         --        --
 Provision for contingent payment..................     5,400         --          --           --           --         --        --
                                                     --------   --------    --------   ----------   ----------   --------  --------
                                                      382,799    620,136     855,814    1,464,526    1,791,257    388,465   508,715
                                                     --------   --------    --------   ----------   ----------   --------  --------
 Income before income taxes and minority interests.    85,773    129,998     123,392      184,673      211,889     63,379    72,519
 Provision for income taxes .......................    24,582     38,550      37,993       65,121       76,221     21,415    23,297
                                                     --------   --------    --------   ----------   ----------   --------  --------
                                                       61,191     91,448      85,399      119,552      135,668     41,964    49,222
 Minority interests................................    18,613     25,943      29,377       31,469       43,147      9,042    11,371
                                                     --------   --------    --------   ----------   ----------   --------  --------
 Income from continuing operations.................    42,578     65,505      56,022       88,083       92,521     32,922    37,851
 Income from discontinued operations(2)............     2,971      3,283       4,452           --           --         --        --
                                                     --------   --------    --------   ----------   ----------   --------  --------
  Net income.......................................  $ 45,549   $ 68,788    $ 60,474   $   88,083   $   92,521   $ 32,922  $ 37,851
                                                     ========   ========    ========   ==========   ==========   ========  ========
 Weighted average common and common
  equivalent shares outstanding(3).................   105,451    127,148     132,479      140,427      148,730    142,998   162,892
                                                     ========   ========    ========   ==========   ==========   ========  ========
 Net income per common and common
  equivalent share(3)
   Continuing operations...........................  $   0.40   $   0.51    $   0.43   $     0.63   $     0.62   $   0.23  $   0.23
   Discontinued operations.........................      0.03       0.03        0.03           --           --         --        --
                                                     --------   --------    --------   ----------   ----------   --------  --------
                                                        $0.43      $0.54       $0.46        $0.63        $0.62      $0.23     $0.23
                                                     ========   ========    ========   ==========   ==========   ========  ========
 Net income per common share -- assuming full
  dilution (3)(4) .................................     $0.42        N/A         N/A        $0.63        $0.62      $0.23     $0.23
                                                     ========   ========    ========   ==========   ==========   ========  ========

                                                        DECEMBER 31,                          MARCH 31,
                                 ---------------------------------------------------------- ------------
                                    1991        1992        1993        1994        1995        1996
                                 ---------- ----------- ----------- ----------- ----------- ------------
                                                              (IN THOUSANDS)
Balance Sheet Data:
 Cash and marketable securities  $173,290   $  179,725  $  148,308  $  129,971  $  156,321  $  117,079
 Working capital...............   225,794      269,120     284,691     282,667     406,125     422,484
 Total assets..................   737,472    1,143,235   1,881,211   2,230,093   2,931,495   3,002,452
 Long-term debt(5).............   253,483      413,656   1,008,429   1,139,087   1,391,664   1,411,609
 Stockholders' equity..........   391,452      581,954     646,397     757,583   1,185,898   1,230,961

(1) Expenses related to SHC's Ballas merger in 1993, the ReLife and Heritage mergers in 1994, the SHC and SSCI mergers and NovaCare Rehabilitation Hospitals Acquisition in 1995 and the SCA and Advantage Health mergers in 1996.
(2) See "Notes to Consolidated Financial Statements" in the HEALTHSOUTH documents incorporated herein by reference.
(3) Adjusted to reflect a three-for-two stock split effected in the form of a 50% stock dividend paid on December 31, 1991 and a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995.
(4) Fully-diluted earnings per share in 1991 reflect shares reserved for issuance upon exercise of dilutive stock options and shares reserved for issuance upon conversion of HEALTHSOUTH's 7 3/4 % Convertible Subordinated Debentures Due 2014, all of which were converted into Common Stock prior to June 3, 1991. Fully-diluted earnings per share in 1994 and 1995 and the three months ended March 31, 1995 and 1996 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures Due 2001.
(5) Includes current portion of long-term debt.

                  SELECTED CONSOLIDATED FINANCIAL DATA -- PSCM

     The selected consolidated financial data presented below at December 31, 1995, 1994 and 1993 and for each of the years in the three years ended December 31, 1995 have been derived from the consolidated financial statements of PSCM audited by Price Waterhouse LLP, independent accountants. The selected consolidated financial data at December 31, 1992 and 1991 and for the years then ended have been derived from the audited consolidated financial statements of PSCM. The financial data for the three-month periods ended March 31, 1996 and 1995 are derived from unaudited consolidated financial statements of PSCM. The unaudited financial statements include all adjustments, consisting of only normal recurring accruals, which PSCM considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the entire fiscal year ended December 31, 1996. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein.

                                                                                                 THREE MONTHS
                                                                                                    ENDED
                                                       FOR THE YEARS ENDED DECEMBER 31            MARCH 31,
                                               --------------------------------------------   ---------------
                                                 1991     1992    1993     1994      1995     1995     1996
                                               ------   ------   ------   -------   -------   ------   -------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement Data:
Net revenue..................................  $1,313   $3,838   $5,738   $16,430   $27,110   $5,924   $9,290
 Center operating costs......................     687    2,232    3,531     9,506    16,987    3,469    5,911
                                               ------   ------   ------   -------   -------   ------   ------
 Gross Profit ...............................     626    1,606    2,207     6,924    10,123    2,455    3,379
Operating expenses:
 Selling and administrative..................     377      779    1,121     3,097     5,197    1,040    1,790
 Depreciation and amortization...............      55      149      239       838     1,629      335      538
                                               ------   ------   ------   -------   -------   ------   ------
Income from operations.......................     194      678      847     2,989     3,297    1,080    1,051
 Interest expense............................      12       59       56       420       423      133      129
 Other expense/(income)......................      55      (15)      (4)      (80)     (585)     (87)    (133)
                                               ------   ------   ------   -------   -------   ------   ------
Income before minority interests, equity in
 (earnings) losses of investments, income
 taxes and extraordinary item................     127      634      795     2,649     3,459    1,034    1,055
 Minority interests..........................      --      (22)     (39)      163        24       (3)     114
 Equity in (earnings) losses of investments..       2       34       39         8        (8)      26       --
                                               ------   ------   ------   -------   -------   ------   ------
 Income before income taxes and extraordinary
  item.......................................     125      622      795     2,478     3,443    1,011      941
 Provision for income taxes..................      39       55       40     1,382     1,361      415      386
                                               ------   ------   ------   -------   -------   ------   ------
 Income before extraordinary item............  $   86   $  567   $  755   $ 1,096   $ 2,082      596      555
                                               ======   ======   ======   =======   =======   ======   ======
Net income (adjusted for pro forma tax
 provision and before extraordinary item)(1).  $   75   $  374   $  477   $ 1,475   $ 2,082      596      555
                                               ======   ======   ======   =======   =======   ======   ======
Net income per share (adjusted for pro forma
 tax provision and before extraordinary
 item)(1)....................................  $ 0.03   $ 0.14   $ 0.17   $  0.34   $  0.29   $ 0.10   $ 0.07
Shares used in net income per share
 computation.................................   2,362    2,672    2,787     4,324     7,303    6,133    7,768

                                                        DECEMBER 31,                  MARCH 31,
                                          -----------------------------------------------------
                                            1991    1992    1993     1994      1995     1996
- ----------------------------------------  ------- ------- -------- -------- -------------------
                                                                (IN THOUSANDS)
Balance Sheet Data:
Cash and cash equivalents...............  $  542  $  681  $1,997   $ 3,112  $14,560   $ 7,931
Working Capital.........................     766   1,326   3,254     6,086   17,768    10,523
Total Assets............................   1,623   3,044   5,490    26,330   49,117    53,185
Long-term debt (including current
 maturities)............................     887     595     567     2,464    4,697     6,773
Stockholders' equity....................     616   1,732   4,217    21,671   41,129    42,457

(1) For periods prior to January 1, 1994, PSCM was treated as an S corporation and therefore did not provide for federal corporate income taxes. Effective January 1, 1994 PSCM terminated its S corporation status. This resulted in an additional deferred tax provision of $232,000. For comparative purposes, a pro forma tax provision had been calculated as if PSCM were taxable as a C corporation under the Internal Revenue Code. See Note 14 to PSCM's Consolidated Financial Statements, incorporated herein by reference from PSCM's Annual Report on Form 10-K for the year ended December 31, 1995.

                    PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following pro forma condensed financial information and explanatory notes are presented to reflect the effect for all periods presented of the merger of a wholly-owned subsidiary of HEALTHSOUTH with PSCM in a transaction to be accounted for as a pooling of interests, which merger is expected to be consummated in the third quarter of 1996 (the "Merger").

     The HEALTHSOUTH historical amounts reflect the combination of HEALTHSOUTH, ReLife, SHC, SSCI, SCA and Advantage Health for all periods presented, as HEALTHSOUTH acquired ReLife in December 1994, SHC in June 1995, SSCI in October 1995, SCA in January 1996 and Advantage Health in March 1996 in transactions accounted for as poolings of interests.

     In addition, the pro forma condensed financial information reflects the impact of HEALTHSOUTH's acquisition, effective April 1, 1995, from NovaCare, Inc. ("NovaCare") of 11 rehabilitation hospitals, 12 other facilities and two Certificates of Need (the "NovaCare Rehabilitation Hospitals Acquisition") on the results of operations for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995.

     The pro forma condensed balance sheet assumes that the Merger was consummated on March 31, 1996, and the pro forma condensed income statements assume that the Merger was consummated on January 1, 1993. The assumptions are described in the accompanying Notes to Pro Forma Condensed Financial Information.

     All HEALTHSOUTH shares outstanding and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a 100 percent stock dividend on April 17, 1995.

     The pro forma information should be read in conjunction with the historical financial statements of HEALTHSOUTH and PSCM. Certain balance sheet and income statement amounts from the PSCM historical financial statements have been reclassified in order to conform to the HEALTHSOUTH method of presentation. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1996

                                                                                PRO FORMA    PRO FORMA
                                                      HEALTHSOUTH     PSCM     ADJUSTMENTS    COMBINED
                                                    -------------- ---------- ------------- -----------
                                                                        (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents .......................  $  113,037     $ 7,931    $         0   $  120,968
 Other marketable securities .....................       4,042           0              0        4,042
 Accounts receivable .............................     463,596       6,916              0      470,512
 Inventories, prepaid expenses and other current
  assets .........................................     112,543         659              0      113,202
 Deferred income taxes ...........................      23,478           0           (996)(3)   22,482
                                                    -------------- ---------- ------------- ----------
Total current assets .............................     716,696      15,506          (996)      731,206
Other assets .....................................      71,658         714              0       72,372
Property, plant and equipment, net ...............   1,295,692       5,589              0    1,301,281
Intangible assets, net ...........................     918,406      31,376              0      949,782
                                                    -------------- ---------- ------------- ----------
Total assets .....................................  $3,002,452     $53,185    $     (996)   $3,054,641
                                                    ============== ========== ============= ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ................................  $   88,588     $   403    $     7,000 (1)$  95,991
 Salaries and wages payable ......................      66,659         352              0       67,011
 Accrued interest payable and other liabilities ..     101,779       1,895         (2,800)(1)   99,878
                                                                                     (996)(3)
 Current portion of long-term debt................      37,186       2,333              0       39,519
                                                    -------------- ---------- ------------- ----------
Total current liabilities ........................     294,212       4,983          3,204      302,399
Long-term debt ...................................   1,374,423       4,440              0    1,378,863
Deferred income taxes ............................      25,748         515              0       26,263
Other long-term liabilities ......................       5,375         723              0        6,098
Deferred revenue .................................       1,208           0              0        1,208
Minority interests ...............................      70,525          67              0       70,592
Stockholders' equity:
 Preferred Stock, $.10 par .......................           0           0              0            0
 Common Stock, $.01 par ..........................       1,533          78            (60)(2)    1,551
 Additional paid-in capital ......................     885,348      39,469             60 (2)  924,877
 Retained earnings ...............................     364,978       2,980         (4,200)(1)  363,758
 Deferred stock grants ...........................           0         (70)             0          (70)
 Treasury stock ..................................        (323)          0              0         (323)
 Receivable from Employee Stock Ownership Plan ...     (14,148)          0              0      (14,148)
 Notes receivable from stockholders ..............      (6,427)          0              0       (6,427)
                                                    -------------- ---------- ------------- ----------
Total stockholders' equity .......................   1,230,961      42,457        (4,200)    1,269,218
                                                    -------------- ---------- ------------- ----------
Total liabilities and stockholders' equity  ......  $3,002,452     $53,185    $     (996)   $3,054,641
                                                    ============== ========== ============= ==========

                             See accompanying notes.
                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

                                                                                    ACQUISITION
                                                                        ----------------------------------
                                                                                    PRO FORMA    PRO FORMA            PRO FORMA
                                                          HEALTHSOUTH   NOVACARE   ADJUSTMENTS   COMBINED    PSCM    ADJUSTMENTS
                                                          -----------   --------  ------------  ---------- --------  -----------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues ...............................................  $2,003,146    $37,942   $   1,860 (5) $2,042,948  $27,110    $     0
Operating expenses:
 Operating units .......................................   1,371,740     33,065        (910)(2)  1,403,895   16,987          0
 Corporate general and administrative...................      56,920          0           0         56,920    4,698          0
Provision for doubtful account .........................      37,659        322           0         37,981      499          0
Depreciation and amortization ..........................     143,322      1,996        (999)(1)    146,201    1,629          0
                                                                                      1,882 (3)
Interest expense .......................................     101,790      2,595       2,684 (4)    107,069      423          0
Interest income.........................................      (7,882)         0           0         (7,882)    (585)         0
Merger and acquisition related expenses.................      34,159          0           0         34,159        0          0
Loss on impairment of assets ...........................      53,549          0           0         53,549        0          0
                                                          ----------    -------   ---------     ----------  -------    -------
                                                           1,791,257     37,978       2,657      1,831,892   23,651          0
                                                          ----------    -------   ---------     ----------  -------    -------
Income (loss) before income taxes and minority
 interests .............................................     211,889        (36)       (797)       211,056    3,459          0
Provision (benefit) for income taxes....................      76,221       (101)       (259)(6)     75,861    1,361          0
                                                          ----------    -------   ---------     ----------  -------    -------
                                                             135,668         65        (538)       135,195    2,098          0
Minority interests .....................................      43,147         89           0         43,236       16          0
                                                          ----------    -------   ---------     ----------  -------    -------
Net income (loss).......................................  $   92,521    $   (24)  $    (538)    $   91,959  $ 2,082    $     0
                                                          ==========    =======   =========     ==========  =======    =======
Weighted average common and common equivalent shares
 outstanding............................................     148,730      N/A        N/A           148,730    7,303     (5,601)(2)
                                                          ==========    =======   =========     ==========  =======    =======
Net income per common and common equivalent share  .....  $     0.62      N/A        N/A        $     0.62  $  0.29       N/A
                                                          ==========    =======   =========     ==========  =======    =======
Net income per common share--assuming full dilution  ...  $     0.62      N/A        N/A        $     0.62    N/A         N/A
                                                          ==========    =======   =========     ==========  =======    =======

                                                          PRO FORMA
                                                          COMBINED
                                                         ----------

Revenues ...............................................  $2,070,058
Operating expenses:
 Operating units .......................................   1,420,882
 Corporate general and administrative...................      61,618
Provision for doubtful account .........................      38,480
Depreciation and amortization ..........................     147,830

Interest expense .......................................     107,492
Interest income.........................................      (8,467)
Merger and acquisition related expenses.................      34,159
Loss on impairment of assets ...........................      53,549
                                                          ----------
                                                           1,855,543
                                                          ----------
Income (loss) before income taxes and minority
 interests .............................................     214,515
Provision (benefit) for income taxes....................      77,222
                                                          ----------
                                                             137,293
Minority interests .....................................      43,252
                                                          ----------
Net income (loss).......................................  $   94,041
                                                          ==========
Weighted average common and common equivalent shares
 outstanding............................................     150,432
                                                          ==========
Net income per common and common equivalent share  .....  $     0.63
                                                          ==========
Net income per common share--assuming full dilution  ...  $     0.63
                                                          ==========

                             See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1994

                                                                                    ACQUISITION
                                                                        ----------------------------------
                                                                                    PRO FORMA    PRO FORMA            PRO FORMA
                                                          HEALTHSOUTH   NOVACARE   ADJUSTMENTS   COMBINED   PSCM    ADJUSTMENTS
                                                          -----------   --------  ------------  ---------- --------  -----------
                                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................................................  $1,649,199    $142,548   $  8,058 (5) $1,799,805 $16,430   $     0
Operating expenses:
 Operating units........................................   1,161,758     128,233    (12,406)(2)  1,277,585   9,506         0
 Corporate general and administrative...................      61,640           0          0         61,640   2,717         0
Provision for doubtful accounts.........................      32,904       1,269          0         34,173     380         0
Depreciation and amortization...........................     113,977       7,041     (1,918)(1)    126,626     838         0
                                                                                      7,526 (3)
Interest expense........................................      73,644      11,096     10,100 (4)     94,840   1,473         0
Interest income.........................................      (6,387)          0          0         (6,387)    (80)        0
Merger expenses.........................................       6,520           0          0          6,520       0         0
Gain on sale of MCA Stock...............................      (7,727)          0          0         (7,727)      0         0
Loss on impairment of assets............................      10,500           0          0         10,500       0         0
Loss on abandonment of computer project.................       4,500           0          0          4,500       0         0
Loss on disposal of surgery centers.....................      13,197           0          0         13,197       0         0
                                                          ----------    --------   --------     ----------  ------   -------
                                                           1,464,526     147,639      3,302      1,615,467  14,834         0
                                                          ----------    --------   --------     ----------  ------   -------
Income (loss) before income taxes and minority
 interests..............................................     184,673      (5,091)     4,756        184,338   1,596         0
Provision for income taxes..............................      65,121      (1,084)       780(6)      64,817     956         0
                                                          ----------    --------   --------     ----------  ------   -------
                                                             119,552      (4,007)     3,976        119,521     640         0
Minority interests .....................................      31,469         445          0         31,914     171         0
                                                          ----------    --------   --------     ----------  ------   -------
Net income (loss).......................................  $   88,083    $ (4,452)  $  3,976     $   87,607  $  469   $     0
                                                          ==========    ========   ========     ==========  ======   =======
Weighted average common and common equivalent shares
 outstanding............................................     140,427         N/A        N/A        140,427   4,324    (3,317)(2)
                                                          ==========    ========   ========     ==========  ======   =======
Net income per common and common equivalent share ......  $     0.63         N/A        N/A     $     0.62  $ 0.11     N/A
                                                          ==========    ========   ========     ==========  ======   =======
Net income per common share-- assuming full dilution ...  $     0.63         N/A        N/A     $     0.62     N/A     N/A
                                                          ==========    ========   ========     ==========  ======   =======

                                                           PRO FORMA
                                                           COMBINED
                                                          ----------
Revenues................................................  $1,816,235
Operating expenses:
 Operating units........................................   1,287,091
 Corporate general and administrative...................      64,357
Provision for doubtful accounts.........................      34,553
Depreciation and amortization...........................     127,464

Interest expense........................................      96,313
Interest income.........................................      (6,467)
Merger expenses.........................................       6,520
Gain on sale of MCA Stock...............................      (7,727)
Loss on impairment of assets............................      10,500
Loss on abandonment of computer project.................       4,500
Loss on disposal of surgery centers.....................      13,197
                                                          ----------
                                                           1,630,301
                                                          ----------
Income (loss) before income taxes and minority
 interests..............................................     185,934
Provision for income taxes..............................      65,773
                                                          ----------
                                                             120,161
Minority interests .....................................      32,085
                                                          ----------
Net income (loss).......................................  $   88,076
                                                          ==========
Weighted average common and common equivalent shares
 outstanding............................................     141,434
                                                          ==========
Net income per common and common equivalent share ......  $     0.62
                                                          ==========
Net income per common share-- assuming full dilution ...  $     0.62
                                                          ==========

                             See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1993

                                                                           PRO FORMA    PRO FORMA
                                                   HEALTHSOUTH    PSCM    ADJUSTMENTS    COMBINED
                                                  ------------- -------- ------------- -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues........................................     $979,206    $5,738   $     0       $984,944
Operating expenses:
 Operating units................................      668,201     3,531         0        671,732
 Corporate general and administrative...........       37,043       964         0         38,007
Provision for doubtful accounts.................       20,026       157         0         20,183
Depreciation and amortization...................       63,572       239         0         63,811
Interest expense................................       24,200        56         0         24,256
Interest income.................................       (5,903)       (4)        0         (5,907)
Merger expenses.................................          333         0         0            333
NME Selected Hospitals Acquisition related
 expense........................................       49,742         0         0         49,742
Gain on sale of partnership interest............       (1,400)        0         0         (1,400)
                                                     --------    ------   -------       --------
                                                      855,814     4,943         0        860,757
                                                     --------    ------   -------       --------
Income from continuing operations before income
 taxes and minority interests...................      123,392       795         0        124,187
Provision for income taxes......................       37,993        40         0         38,033
                                                     --------    ------   -------       --------
                                                       85,399       755         0         86,154
Minority interests..............................       29,377         0         0         29,377
                                                     --------    ------   -------       --------
Income from continuing operations...............       56,022       755         0         56,777
Income from discontinued operations.............        4,452         0         0          4,452
                                                     --------    ------   -------       --------
Net income......................................     $ 60,474    $  755   $     0       $ 61,229
                                                     ========    ======   =======       ========
Weighted average common and common equivalent
 shares outstanding.............................      132,479     2,787    (2,138)(2)    133,128
                                                     ========    ======   =======       ========
Net income per common and common equivalent
 share
 Continuing operations..........................     $   0.43    $ 0.27       N/A      $   0.43
 Discontinued operation.........................         0.03        --       N/A          0.03
                                                     --------    ------   -------      --------
                                                     $   0.46    $ 0.27       N/A      $   0.46
                                                     ========    ======   =======      ========

                             See accompanying notes.
                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                        THREE MONTHS ENDED MARCH 31, 1996

                                                                  PRO FORMA    PRO FORMA
                                        HEALTHSOUTH      PSCM    ADJUSTMENTS    COMBINED
                                       -------------    ------   ------------- -----------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................................  $581,234      $9,290   $     0        $590,524
Operating expenses: ....................
 Operating units........................   386,266       5,911         0         392,177
 Corporate general and administrative...    16,025       1,619         0          17,644
Provision for doubtful accounts.........    12,866         171         0          13,037
Depreciation and amortization...........    42,580         538         0          43,118
Interest expense........................    23,845         129         0          23,974
Interest income.........................    (1,806)       (133)        0          (1,939)
Merger expenses.........................    28,939           0         0          28,939
                                          --------      ------   -------        --------
                                           508,715       8,235         0         516,950
                                          --------      ------   -------        --------
Income before income taxes and minority
 interests .............................    72,519       1,055         0          73,574
Provision for income taxes .............    23,297         386         0          23,683
                                          --------      ------   -------        --------
                                            49,222         669         0          49,891
Minority interests .....................    11,371         114         0          11,485
                                          --------      ------   -------        --------
Net income .............................  $ 37,851      $  555   $     0        $ 38,406
                                          ========      ======   =======        ========
Weighted average common and common
 equivalent shares outstanding .........   162,892       7,768    (5,958)(2)     164,702
                                          ========      ======   =======        ========
Net income per common and common
 equivalent share ......................  $   0.23      $ 0.07       N/A        $   0.23
                                          ========      ======   =======        ========
Net income per common share--assuming
 full dilution .........................  $   0.23         N/A       N/A        $   0.23
                                          ========      ======   =======        ========

                             See accompanying notes.
                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                        THREE MONTHS ENDED MARCH 31, 1995

                                                                                  ACQUISITION
                                                                    --------------------------------------
                                                                                 PRO FORMA     PRO FORMA              PRO FORMA
                                                     HEALTHSOUTH    NOVACARE    ADJUSTMENTS    COMBINED     PSCM     ADJUSTMENTS
                                                     -----------    --------    -----------    ----------- --------- -----------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues............................................  $451,844       $37,942     $   1,860 (5)  $491,646    $5,924    $    0
Operating expenses: ................................
 Operating units ...................................   311,279        33,065          (910)(2)   343,434     3,469         0
 Corporate general and administrative ..............    14,998             0             0        14,998       952         0
Provision for doubtful accounts ....................     9,081           322             0         9,403        88         0
Depreciation and amortization ......................    32,224         1,996          (999)(1)    35,103       335         0
                                                                                     1,882 (3)
Interest expense ...................................    23,132         2,595         2,684 (4)    28,411       133         0
Interest income ....................................    (2,249)            0             0        (2,249)      (87)        0
                                                      --------       -------     ---------      --------    ------    ------
                                                       388,465        37,978         2,657       429,100     4,890         0
                                                      --------       -------     ---------      --------    ------    ------
Income (loss) before income taxes and minority
 interests .........................................    63,379           (36)         (797)        62,546    1,034         0
Provision for income taxes .........................    21,415          (101)         (259)(6)     21,055      415         0
                                                      --------       -------     ---------      ---------   ------    ------
                                                        41,964            65          (538)        41,491      619         0
Minority interests .................................     9,042            89             0          9,131       23         0
                                                      --------       -------     ---------      ---------   ------    ------
Net income (loss)...................................  $ 32,922       $   (24)    $    (538)      $ 32,360   $  596    $    0
                                                      ========       =======     =========      =========   ======    ======
Weighted average common and common equivalent
 shares outstanding ................................   142,998           N/A           N/A        142,998    6,133    (4,704)(2)
                                                      ========       =======     =========      =========   ======    ======
Net income per common and common equivalent share  .  $   0.23           N/A           N/A      $    0.23   $ 0.10       N/A
                                                      ========       =======     =========      =========   ======    ======
Net income per common share--assuming full dilution   $   0.23           N/A           N/A      $    0.23      N/A       N/A
                                                      ========       =======     =========      =========   ======    ======


                                                          PRO FORMA
                                                          COMBINED
                                                         -----------

Revenues............................................     $497,570
Operating expenses: ................................
 Operating units ...................................      346,903
 Corporate general and administrative ..............       15,950
Provision for doubtful accounts ....................        9,491
Depreciation and amortization ......................       35,438

Interest expense ...................................       28,544
Interest income ....................................       (2,336)
                                                          -------
                                                          433,990
                                                          -------
Income (loss) before income taxes and minority
 interests .........................................       63,580
Provision for income taxes .........................       21,470
                                                          -------
                                                           42,110
Minority interests .................................        9,154
                                                          -------
Net income (loss)...................................     $ 32,956
                                                          =======
Weighted average common and common equivalent
 shares outstanding ................................      144,427
                                                          =======
Net income per common and common equivalent share  .     $   0.23
                                                          =======
Net income per common share--assuming full dilution      $   0.23
                                                          =======

                             See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION

A. THE NOVACARE REHABILITATION HOSPITALS ACQUISITION

     Effective April 1, 1995 HEALTHSOUTH completed the acquisition of the rehabilitation hospitals division of NovaCare, Inc. ("NovaCare"), consisting of 11 rehabilitation hospitals, 12 other facilities, and certificates of need to build two additional facilities (the "NovaCare Rehabilitation Hospitals Acquisition"). The purchase price was approximately $234,807,000. The transaction was accounted for as a purchase and, accordingly, the results of the acquired NovaCare facilities are included in HEALTHSOUTH's historical financial statements from the effective date of the acquisition. HEALTHSOUTH financed the cost of the NovaCare Rehabilitation Hospitals Acquisition through additional borrowings under its existing credit facilities, as amended.

     The accompanying pro forma income statements for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 assume that the transaction was consummated January 1, 1994.

     Certain assets and liabilities of Rehab Systems Company (a wholly-owned subsidiary of NovaCare, Inc.) were excluded from the NovaCare Rehabilitation Hospitals Acquisition. The excluded assets and liabilities are as follows (in thousands):

Cash and cash equivalents............................  $ 4,973
Accounts receivable .................................      259
Other current assets ................................       42
Equipment, net ......................................    4,719
Intangible assets, net ..............................   56,321
Other assets (primarily investments in subsidiaries)    40,637
Accounts payable ....................................     (454)
Other current liabilities ...........................     (275)
Current portion of long term debt ...................     (146)
Long term debt.......................................  (38,620)
Payable to affiliates................................  (92,377)
                                                      ---------
 Net excluded asset (liability) ..................... $(24,921)
                                                      =========

     The following pro forma adjustments are necessary for the NovaCare Rehabilitation Hospitals Acquisition:

     1. To exclude historical depreciation and amortization expense related to the excluded assets described above. The total expense excluded amounts to $1,918,000 for the year ended December 31, 1994 and $999,000 for the three months ended March 31, 1995 and year ended December 31, 1995.

     2. To eliminate intercompany management fees and royalty fees totaling $12,406,000 for the year ended December 31, 1994 and $910,000 for the three months ended March 31, 1995 and year ended December 31, 1995 of the acquired NovaCare facilities.

     3.  To  adjust  depreciation  and  amortization   expense  to  reflect  the
allocation of the excess purchase price over the net tangible asset value as follows (in thousands):

              PURCHASE PRICE
               ALLOCATION       USEFUL       ANNUAL        QUARTERLY
               ADJUSTMENT        LIFE     AMORTIZATION    AMORTIZATION
             ---------------- ----------- -------------- ---------------
Leasehold
value..........  $128,333       20 years    $6,417         $1,605
Goodwill ......    44,365       40 years     1,109            277
                                            ------         ------
                                            $7,526         $1,882
                                            ======         ======

     No  additional  adjustments  to  NovaCare's  historical   depreciation  and
amortization are necessary. The remaining net assets acquired approximate their fair value.

     Because NovaCare's results of operations before intercompany items (described in Note 2 above) are profitable, both on a historical and pro forma basis, the 40-year amortization period for goodwill is appropriate and consistent with HEALTHSOUTH policy. Leasehold value is being amortized over the weighted average remaining terms of the leases, which is 20 years.

     4. To increase interest expense by $19,559,000 for the year ended December 31, 1994 and $4,889,000 for the three months ended March 31, 1995 and year ended December 31, 1995 to reflect pro forma borrowings of $234,807,000, described above, at a 8.33% variable interest rate, which represents HEALTHSOUTH's weighted average cost of debt, as if they were outstanding for the entire period, and to decrease interest expense by $9,459,000 for the year ended December 31, 1994 and $2,205,000 for the three months ended March 31, 1995 and year ended December 31, 1995, which represents interest on NovaCare debt not assumed by HEALTHSOUTH. A .125% variance in the assumed interest rate would change annual pro forma interest expense by approximately $294,000.

     5.  To  adjust  estimated   Medicare   reimbursement  for  the  changes  in
reimbursable expenses described in items 1,2, 3 and 4 above. These changes are as follows (in thousands):

                                                               YEAR ENDED
                                                            DECEMBER 31, 1995
                                                                   AND
                                             YEAR ENDED       THREE MONTHS
                                            DECEMBER 31,          ENDED
                                                1994         MARCH 31, 1995
                                         ----------------- ------------------
Depreciation and amortization (Note 1)       $(1,918)          $ (999)
Intercompany management fees (Note 2)         (4,196)            (910)
Depreciation and amortization (Note 3)         7,526            1,882
Interest expense (Note 4) .............       10,100            2,684
                                             -------           --------
                                              11,512            2,657
Assumed Medicare utilization ..........           70%              70%
                                             -------           --------
Increased reimbursement ...............      $ 8,058           $1,860
                                             =======           ========

     The Medicare utilization rate of 70% assumes a slight improvement in NovaCare's historical Medicare percentage of 78% as a result of bringing these facilities into the HEALTHSOUTH network.

     6. To adjust the NovaCare provision for income taxes to an effective rate of 39% (net of minority interests).

B. THE PSCM MERGER

     The proposed PSCM Merger is intended to be accounted for as a pooling of interests. The pro forma condensed income statements assume that the PSCM Merger was consummated on January 1, 1993. The pro forma condensed balance sheet assumes that the PSCM Merger was consummated on March 31, 1996.

     The pro forma condensed financial information contains no adjustments to conform the accounting policies of the two companies because any such adjustments have been determined to be immaterial by the management of HEALTHSOUTH. Prior to January 1, 1994, PSCM was treated as on S corporation for federal income tax purposes. The accompanying pro forma income statements contain no adjustments to present PSCM's provision for income taxes as if it were a C corporation (PSCM's tax status effective January 1, 1994) under the Internal Revenue Code for all periods presented.

     The following pro forma adjustments are necessary for the PSCM Merger:

     1. The pro forma income statements do not reflect non-recurring costs resulting directly from the PSCM Merger. The management of HEALTHSOUTH estimates that these costs will approximate $7,000,000 and will be charged to operations in the quarter the PSCM Merger is consummated. The amount includes costs to merge the two companies and professional fees. However, this estimated expense, net of taxes of $2,800,000, has been charged to retained earnings in the accompanying pro forma balance sheet.

     2. To adjust pro forma share amounts based on historical share amounts, converting each outstanding PSCM Share into .233 shares of HEALTHSOUTH Common Stock.

     3. To net PSCM's current deferred income tax payable against HEALTHSOUTH's current deferred income tax asset.

                             BUSINESS OF HEALTHSOUTH

GENERAL

     HEALTHSOUTH is the nation's largest provider of outpatient and rehabilitative healthcare services. HEALTHSOUTH provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At March 31, 1996, HEALTHSOUTH had over 900 patient care locations in 45 states.

     In its outpatient and inpatient rehabilitation facilities, HEALTHSOUTH provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. HEALTHSOUTH's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by HEALTHSOUTH can save money for payors and employers.

     HEALTHSOUTH operates the largest network of free-standing outpatient surgery centers in the United States. HEALTHSOUTH's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, HEALTHSOUTH believes that outpatient surgery performed at a free-standing outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Approximately 80% of HEALTHSOUTH's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling HEALTHSOUTH to pursue opportunities for cross-referrals.

     Over the last two years, HEALTHSOUTH has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center business. HEALTHSOUTH believes that these acquisitions complement its historical operations and enhance its market position. HEALTHSOUTH further believes that its expansion into the outpatient surgery business provides it with a platform for future growth. HEALTHSOUTH is continually evaluating potential acquisitions in the outpatient and rehabilitative healthcare services industry.

COMPANY STRATEGY

     HEALTHSOUTH's principal objective is to be the provider of choice for patients, physicians and payors alike for outpatient and rehabilitative healthcare services throughout the United States. HEALTHSOUTH's growth strategy is based upon four primary elements: (i) the implementation of HEALTHSOUTH's integrated service model in appropriate markets, (ii) successful marketing to managed care organizations and other payors, (iii) the provision of high-quality, cost-effective healthcare services, and (iv) the expansion of its national network.

        o Integrated Service Model. HEALTHSOUTH seeks, where appropriate, to provide an integrated system of healthcare services, including outpatient rehabilitation services, inpatient rehabilitation services, ambulatory surgery services and outpatient diagnostic services. HEALTHSOUTH believes that its integrated system offers payors the convenience of dealing with a single provider for multiple services. Additionally, it believes that its facilities can provide extensive referral opportunities. For example, HEALTHSOUTH estimates that approximately one-third of its outpatient rehabilitation patients have had outpatient surgery, virtually all inpatient rehabilitation patients will require some form of outpatient rehabilitation, and virtually all inpatient rehabilitation patients have had some type of diagnostic procedure. HEALTHSOUTH has implemented its integrated service model in certain of its markets, and intends to expand the model into other appropriate markets.

        o Marketing to Managed Care Organizations and Other Payors. Since the late 1980s, HEALTHSOUTH has focused on the development of contractual relationships with managed care organizations, major insurance companies, large regional and national employer groups and provider alliances and networks. HEALTHSOUTH's documented outcomes and experience with several hundred thousand patients in delivering quality healthcare services at reasonable prices has enhanced its attractiveness to such entities and has given HEALTHSOUTH a competitive advantage over smaller and regional competitors. These relationships have increased patient flow to HEALTHSOUTH's facilities and contributed to HEALTHSOUTH's same-store growth.

        o Cost-Effective Services. HEALTHSOUTH's goal is to provide high-quality healthcare services in cost-effective settings. To that end, HEALTHSOUTH has developed standardized clinical protocols for the treatment of its patients. This results in "best practices" techniques being utilized at all of HEALTHSOUTH's facilities, allowing the consistent achievement of demonstrable, cost-effective clinical outcomes. HEALTHSOUTH's reputation for its clinical programs is enhanced through its relationships with major universities throughout the nation, and its support of clinical research in its facilities. Further, independent studies estimate that, for every dollar spent on rehabilitation, $11 to $35 is saved. Finally, surgical procedures typically are less expensive in outpatient surgery centers than in hospital settings. HEALTHSOUTH believes that outpatient and rehabilitative healthcare services will assume increasing importance in the healthcare environment as payors continue to seek to reduce overall costs by shifting patients to more cost-effective treatment settings.

        o Expansion of National Network. As the largest provider of outpatient and rehabilitative healthcare services in the United States,
          HEALTHSOUTH is able to realize economies of scale and compete successfully for national contracts with large payors and employers while retaining the flexibility to respond to particular needs of local markets. The national network affords HEALTHSOUTH the opportunity to offer large national and regional employers and payors the convenience of dealing with a single provider, to utilize greater buying power through centralized purchasing, to achieve more efficient costs of capital and labor and to more effectively recruit and retain clinicians. HEALTHSOUTH believes that its recent and pending acquisitions in the outpatient surgery and diagnostic imaging fields will further enhance its national presence by broadening the scope of its existing services and providing new opportunities for growth. These national benefits are realized without sacrificing local market responsiveness. HEALTHSOUTH's objective is to provide those outpatient and rehabilitative healthcare services needed within each local market by tailoring its services and facilities to that market's needs, thus bringing the benefits of nationally recognized expertise and quality into the local setting.

PATIENT CARE SERVICES: GENERAL

     HEALTHSOUTH began its operations in 1984 with a focus on providing comprehensive orthopaedic and musculoskeletal rehabilitation services on an outpatient basis. Over the succeeding 12 years, HEALTHSOUTH has consistently sought and implemented opportunities to expand its services through acquisitions and de novo development activities that complement its historic focus on orthopaedic, sports medicine and occupational medicine services and that provide independent platforms for growth. HEALTHSOUTH's acquisitions and internal growth have enabled it to become the largest provider of rehabilitative healthcare services, both inpatient and outpatient, in the United States. In addition, HEALTHSOUTH has added outpatient surgery services, diagnostic imaging services and other outpatient services which provide natural enhancements to its rehabilitative healthcare locations and facilitate the implementation of its integrated service model. HEALTHSOUTH believes that these additional businesses also provide opportunities for growth in other areas not directly related to the rehabilitative business, and HEALTHSOUTH intends to pursue further expansion in those businesses.

OUTPATIENT REHABILITATION SERVICES

     HEALTHSOUTH operates the largest group of affiliated proprietary outpatient rehabilitation facilities in the United States. HEALTHSOUTH's outpatient rehabilitation centers offer a comprehensive range of rehabilitative healthcare services, including physical therapy and occupational therapy, that are tailored to the individual patient's needs, focusing predominantly on orthopaedic injuries, sports injuries, work injuries, hand and upper extremity injuries, back injuries and various neurological and neuromuscular conditions. As of March 31, 1996, HEALTHSOUTH provided outpatient rehabilitative healthcare services through approximately 625 outpatient locations, including freestanding outpatient centers and their satellites and outpatient satellites of inpatient facilities.

INPATIENT REHABILITATION SERVICES

     At March 31, 1996, HEALTHSOUTH operated 95 inpatient rehabilitation facilities with 5,682 beds, representing the largest group of proprietary inpatient rehabilitation facilities in the United States. HEALTHSOUTH's inpatient rehabilitation facilities provide high-quality comprehensive services to patients who require intensive institutional rehabilitation care. Certain of HEALTHSOUTH's inpatient rehabilitation facilities also provide outpatient rehabilitation services for patients who have completed their inpatient course of treatment but remain in need of additional therapy that can be accomplished on an outpatient basis.

MEDICAL CENTERS

     HEALTHSOUTH operates five medical centers with 912 licensed beds in four distinct markets. These facilities, which are licensed as general, acute-care hospitals, provide general and specialty medical and surgical healthcare services, emphasizing orthopaedics, sports medicine and rehabilitation.

SURGERY CENTERS

     As a result of three acquisitions of major surgery center operators in 1995 and early 1996, HEALTHSOUTH became the largest operator of outpatient surgery centers in the United States. It currently operates 134 free-standing surgery centers, including five mobile lithotripsy units, in 33 states, and has an additional ten free-standing surgery centers under development. Approximately 80% of these facilities are located in markets served by HEALTHSOUTH outpatient and rehabilitative service facilities, enabling HEALTHSOUTH to pursue opportunities for cross-referrals between surgery and rehabilitative facilities as well as to centralize administrative functions. HEALTHSOUTH's surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures that do not generally require overnight hospitalization. Its typical surgery center is a free-standing facility with two to six fully equipped operating and procedure rooms and ancillary areas for reception, preparation, recovery and administration. Each of HEALTHSOUTH's surgery centers is available for use only by licensed physicians, oral surgeons and podiatrists, and the centers generally do not perform surgery on an emergency basis.

     Outpatient surgery centers, unlike hospitals, have not historically provided overnight accommodations, food services or other ancillary services. Over the past several years, states have increasingly permitted the use of extended-stay recovery facilities by outpatient surgery centers. As a result, many outpatient surgery centers are adding extended recovery care capabilities where permitted. Fifty-two of HEALTHSOUTH's surgery centers currently provide for extended recovery stays. HEALTHSOUTH's ability to develop such recovery care facilities is dependent upon state regulatory environments in the particular states where its centers are located.

OTHER PATIENT CARE SERVICES

     In certain of its markets, HEALTHSOUTH provides other patient care services, including home healthcare, diagnostic services, physician services and contract management of hospital-based rehabilitative healthcare services. HEALTHSOUTH evaluates market opportunities on a case-by-case basis in determining whether to provide additional services of these types, which may be complementary to facility-based services provided by HEALTHSOUTH or stand-alone businesses.

LOCATIONS

     The following table sets forth a listing of HEALTHSOUTH's patient care services locations by state at March 31, 1996:

                                            INPATIENT
                          OUTPATIENT     REHABILITATION   MEDICAL
                        REHABILITATION     FACILITIES     CENTERS   SURGERY   DIAGNOSTIC     OTHER
        STATE             CENTERS(1)        (BEDS)(2)    (BEDS)(2)  CENTERS     CENTERS     SERVICES
- ---------------------  ---------------- ---------------- --------- --------- ------------ -----------
Alabama..............        16                9 (389)       1 (219)    5          3          10
Alaska...............                                                   1
Arizona..............        18                3 (183)                  4
Arkansas.............         1                1 (80)                   2
California ..........        45                1 (60)                  18                     10
Colorado ............        26                                         5                     12
Connecticut .........        17                2 (40)                                          1
District of Columbia          1                                                    1
Delaware.............         6                                         1
Florida .............        46                8 (613)       2 (397)   18                     11
Georgia .............        10                1 (75)                   4          1
Hawaii...............         3                                         1
Idaho ...............                                                   1
Illinois ............        50                                         4
Indiana .............        13                1 (80)                   2
Iowa.................         4                                                                1
Kentucky ............         2                1 (40)                   1
Louisiana ...........         2                1 (43)                   1
Maine ...............         9                4 (155)                                         1
Maryland ............        14                1 (44)                   4          3
Massachusetts .......        37               10 (639)                  1                     10
Michigan ............         1
Mississippi .........         2
Missouri ............        33                4 (107)                  7                      6
Nebraska.............         2
Nevada...............         2
New Hampshire........        12                3 (148)
New Jersey ..........        36                2 (170)                  2          1           2
New Mexico ..........         3                1 (60)                   1
New York ............        14                1 (27)
North Carolina ......        12                1 (17)                   3
Ohio.................        26                                         1
Oklahoma ............        10                1 (111)                  5                      1
Oregon...............                                                   1
Pennsylvania ........        24               11 (981)                  5
Rhode Island.........
South Carolina.......         8                4 (235)                  2
Tennessee ...........        13                5 (330)                  6          1
Texas ...............        66               10 (633)       1 (96)    15          2          14
Utah ................         1                1 (86)                   1
Vermont..............                          2 (52)
Virginia ............         8                2 (84)        1 (200)    1          2          10
Washington ..........        25                                         1
West Virginia .......                          4 (200)                  1
Wisconsin............         1                                         4

- ---------------
(1) Includes freestanding outpatient centers and their satellites and outpatient satellites of inpatient rehabilitation facilities.

(2) "Beds" refers to the number of beds for which a license or certificate of need has been granted, which may vary materially from beds available for use.

                                BUSINESS OF PSCM

GENERAL

     Professional Sports Care Management, Inc. ("PSCM") was incorporated in New York in January 1991 and, through a merger with a wholly-owned subsidiary, reincorporated in Delaware in August 1994. PSCM believes it is a leading operator of outpatient physical therapy clinics in the New York, New Jersey and Connecticut tri-state area (the "tri-state area"), providing services to patients with orthopaedic injuries and post-operative impairments. Through July 15, 1996, PSCM has grown to 36 clinics by starting 11 clinics and acquiring 25 clinics. PSCM has an aggregate referral base of more than 3,000 sources including orthopaedic surgeons, physicians and athletic trainers and, throughout 1995, treated on average more than 6,800 patients per week.

     PSCM's goal has been to be the preeminent provider for the delivery of high-quality, cost-effective orthopaedic-related healthcare services in the tri-state area. PSCM has continued to expand its physical and occupational therapy services through the acquisition and development of new clinics, internal growth, the maintenance and growth of a strong referral base, the preparation for the increasing influence of managed care organizations, the retention of physical therapists by offering career enhancement opportunities, the expansion of services and increased efficiency of operations. PSCM has begun to complement its physical and occupational therapy services through the addition of other orthopaedic-related healthcare services in order to develop a network which can deliver comprehensive care. See "--History and Recent Developments".

HISTORY AND RECENT DEVELOPMENTS

     PSCM was founded by Russell F. Warren, M.D., the Surgeon-in-Chief at The Hospital for Special Surgery and team physician for the New York Giants, and Ronnie P. Barnes, M.S., A.T.C., the head athletic trainer for the New York Giants. Dr. Warren is an orthopaedic surgeon and an expert on orthopaedic devices and rehabilitation techniques. Mr. Barnes has been the head athletic trainer of the New York Giants for twelve years and is a recognized authority on sports conditioning, therapy and rehabilitation.

     PSCM operates outpatient physical therapy clinics for patients with orthopaedic injuries and post-operative impairments. The goals of physical therapy are to improve a patient's strength and range of motion, reduce pain, help prevent reinjury and restore the patient's ability to perform the level of physical activity the patient had performed prior to an accident or surgery. Physical therapy is prescribed by physicians, most commonly orthopaedists, but also by internists, neurologists, family practitioners and physiatrists. PSCM's services are distinguished by its expertise in the sports medicine/rehabilitation field.

     PSCM has access to orthopaedic surgeons in the tri-state area, many of whom are affiliated with professional, college or high school sports teams. PSCM utilizes treatment protocols developed for professional or college athletes by team physicians and physical therapists. Using these protocols, the physical therapist designs an individualized rehabilitation program tailored to the patient. Treatment usually begins with acute pain relief through the use of therapy modalities such as ice packs, massage, ultrasound, heat, traction and electrical stimulation. Other physical therapy components include stretching and cardiovascular and neuromuscular strengthening exercises. Aggressive injury-specific exercise and education on reinjury prevention are early components of treatment.

     In addition, PSCM has been increasingly expanding into industrial consulting services, such as work conditioning, functional capacity assessment and preventive services. Work conditioning simulates the specific job activities of an injured worker in order to prepare the worker to return to work. Functional capacity assessments are used to evaluate the physical condition and endurance of a current or prospective employee. The assessment may be used by employers, insurers and other payors to estimate the extent of rehabilitation treatment needed or as an objective method of evaluating specific work capacity. Preventive services, including programs to teach employees the proper body mechanics of specific job activities, such as lifting, may be performed at PSCM's clinics. Although immaterial to revenue in recent periods, PSCM has been expecting to expand its industrial consulting services due to pressure by insurers and managed care organizations to limit costs and requirements imposed on employers under the Americans with Disabilities Act.

     PSCM's first facility, located near the Meadowlands Sports Complex in East Rutherford, New Jersey (formerly a limited partnership), was opened by PSCM's founders in 1987 to provide to the general public the same aggressive sports rehabilitation that is offered to professional athletes. In 1991, certain members of the current management team joined PSCM and, using the Meadowlands facility as a model, initiated an expansion strategy. In the same year, PSCM developed, financed and began operating two new facilities in Westchester County and Nassau County, New York and, in the following three years, opened eight additional clinics. These clinics were developed utilizing joint ventures with several leading sports medicine physicians and professionals, including those with affiliations with the New York Giants, the New York Mets, the Association of Tennis Professionals, Rutgers University and St. John's University. In addition to providing sports rehabilitation expertise and start-up capital, these professional relationships contributed to PSCM's name recognition and reputation for providing quality care.

     In late 1993, PSCM initiated an acquisition strategy designed to increase market share and local market density and to benefit from economies of scale. PSCM focused on acquiring outpatient practices with strong referral bases, historical profitability and established staffs of experienced physical therapists. In January 1994, PSCM acquired one clinic in connection with its purchase of substantially all of the assets of Navesink Spine Care, Inc. ("Navesink"). The Navesink clinic operations were substantially consolidated with PSCM's clinic located in Tinton Falls, New Jersey. In March 1994, PSCM acquired one clinic in Somers, New York from Somers Orthopaedic Surgery and Sports Medicine, P.C. and Somers Physical Therapy and Sports Injury Center, P.C. In April 1994, PSCM expanded its presence in the Connecticut market with the acquisition of six clinics in the New Milford/Danbury area through the merger of Northeast Rehabilitation Centers, Inc. and Tonic Industries Corporation with and into PSCM. In May 1994, PSCM completed two transactions, acquiring one clinic in Livingston, New Jersey from Center for Orthopaedics, P.A. and two clinics in Fort Lee and Paramus, New Jersey from Fitness & Back Institute, Inc., respectively. In October 1994, PSCM acquired one clinic in Rockland, New York from Rockland Orthopedics & Sports Medicine, P.C. In November 1994, PSCM acquired one clinic in Meriden, Connecticut from Meriden Orthopaedic Group, P.C. and one clinic in Norwalk, Connecticut from a group of orthopaedic surgeons.

     Fiscal 1995 commenced with the opening of a start-up facility in New York, New York. The physical therapy practice known as Orange County Sports Medicine Services was then acquired in February 1995. In March, 1995, PSCM completed two transactions, acquiring from Sports Medicine Resource, P.C. four facilities located throughout Nassau County, New York as well as one facility from Health Services Management Corp. of New York, which is located in Mt. Kisco, New York. In May 1995, PSCM acquired the physical therapy practice of Fairfield Orthopaedic Associates, P.C. located in Fairfield, Connecticut as well as the physical therapy practice of The New City Orthopedic Group, P.C. located in New City, New York. The final acquisition for 1995 was made in July with the acquisition of a facility located in Midland Park, New Jersey from North Jersey Physical Therapy Institute Inc.

    Through July 15, 1996, PSCM has added seven facilities, five through acquisition as well as two start-ups. In January 1996, PSCM acquired two physical therapy facilities located in Brooklyn, New York known as Healthworks of Brooklyn Rehabilitation Treatment Center and Starret City Physical Therapy. Following the start-up in February 1996 of a facility located in Huntington, New York, PSCM acquired one facility in Morristown, New Jersey by purchasing all of the outstanding shares of Morristown Sports Medicine Center, Inc. and another facility in Waterbury, Connecticut from Neorosurgery Associates of Northwest Connecticut. On March 1, 1996, PSCM acquired all of the outstanding shares of Institute of Rehabilitation, Inc. a facility located in Freehold, New Jersey and plans to open a facility in Queens, New York in the summer of 1996.

     Rapidly growing businesses frequently encounter unforeseen expenses and delays in completing acquisitions, as well as difficulties and complications in integrating the acquired operations without disturbing the clinic's profitability, referral base or professional staff. As a result, acquisitions could
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
adversely affect PSCM's operating results in the short term, as was evidenced by the disappointing operating results in the third quarter of 1995, due to many factors, including employee turnover, integration issues and loss of referrals. Additionally, PSCM generally experiences a decrease in revenue and income from operations in the third quarter of each year as patient visits tend to decline during the summer season.

     The following table sets forth PSCM's existing physical therapy clinics and the dates on which they were started or acquired.

             LOCATION               DATE OF START-UP
- ---------------------------------  -------------------
East Rutherford, NJ..............  June 1987
Harrison, NY(1)..................  September 1991
Uniondale, NY(1).................  November 1991
Toms River, NJ...................  February 1992
North Brunswick, NJ(2)...........  September 1992
Greenwich, CT....................  September 1992
New York, NY(1)(69th St.)........  August 1993
Tinton Falls, NJ.................  February 1994
Staten Island, NY(1).............  February 1994
New York, NY(1)(2)(44th St.) ....  January 1995
Huntington, NY(2)................  February 1996
Queens, NY(2)....................  July 1996

         LOCATION           DATE OF ACQUISITION
- -------------------------  ----------------------
Somers, NY(1)(2).........  March 1994
Danbury, CT(3)...........  April 1994
Brookfield, CT...........  April 1994
New Milford, CT..........  April 1994
Livingston, NJ...........  May 1994
Paramus, NJ..............  May 1994
Fort Lee, NJ.............  May 1994
Rockland, NY(1)..........  October 1994
Norwalk, CT..............  November 1994
Meriden, CT..............  November 1994
Goshen, NY(1)............  February 1995
Long Island, NY(1)(4) ...  March 1995
Mt. Kisco, NY(1).........  March 1995
Fairfield, CT............  May 1995
New City, NY.............  May 1995
Midland Park, NJ.........  July 1995
Brooklyn, NY(3)..........  January 1996
Morristown, NJ...........  February 1996
Waterbury, CT............  February 1996
Freehold, NJ.............  March 1996

- ---------------
(1) Physical therapy services are provided by a professional corporation owned by one or more physical therapists. Through the terms of a management and license agreement, PSCM or a limited partnership in which PSCM is the general partner has complete control over the professional corporation with the exception of the provision or direction of physical therapy. See Note 2 to PSCM's Consolidated Financial Statements, which are incorporated herein by reference.

(2) Limited partnership. PSCM is the general partner and owns the following equity interests in the clinics: 85% in North Brunswick, 80% in Somers, 51% in New York, NY (44th St.), 20% in Huntington, NY and 65% in Queens, NY.

(3) Two clinics.

(4) Four clinics.

STRATEGY

     PSCM's goal has been to be the preeminent provider for the delivery of high-quality, cost-effective orthopaedic related healthcare services in the tri-state area. PSCM has been meeting this objective with the following strategies:

I. CONTINUED EXPANSION OF PHYSICAL AND OCCUPATIONAL THERAPY.

         o Expansion of physical therapy services through acquisitions and internal growth. Through July 15, 1996, PSCM has grown to 36 outpatient physical therapy sites, all located within a 100-mile radius of the New York City area, by establishing 11 start-up clinics and acquiring 25 clinics. PSCM believes there have been significant acquisition opportunities available due to the continuing rapid consolidation of the market and general changes in the healthcare industry. Furthermore, PSCM believes it has been an attractive acquirer to sellers, due to its reputation, current local market density, access to capital and financial performance. PSCM's strategy has been to complement its acquisitions with additional start-ups where appropriate.

         o Maintenance and expansion of affiliations and relationships with providers, payors, and other referral sources. PSCM believes it has created a strong regional network of referral sources and is recognized by leading orthopaedic surgeons, physicians, athletic trainers, physical therapists and local professional and university athletic teams as a provider of aggressive, cost-effective, quality rehabilitation services. In 1995, PSCM had referrals from approximately 3,000 different sources. PSCM has expanded its referral network by acquiring clinics with different referral sources and implementing marketing strategies targeted to various providers, payors, managed care organizations and employers.

         o Position for managed care. As managed care organizations become more prevalent in the marketplace, outpatient rehabilitation service providers will need to deliver a comprehensive range of services in a cost-effective manner with multiple locations within a metropolitan area. PSCM believes it is attractive to the managed care payor given its geographically focused network of clinics, its quality assurance protocols and its high patient satisfaction levels. PSCM is currently engaged in developing outcome studies with The Hospital for Special Surgery in New York. The purpose of these studies is to measure not only the effectiveness of PSCM's procedures but also the cost effectiveness of delivering the highest quality care in order to negotiate competitive managed care contracts. For 1992, less than 5% of PSCM's revenue was generated by contracts with managed care organizations. For 1995, approximately 19% of PSCM's revenue came from contracts with managed care organizations. PSCM has expected that revenue from contracts with managed care organizations as a percentage of total revenue would continue to increase over the next several years. Although the growing market penetration of managed care programs will lead to a decrease in reimbursement per patient visit, PSCM believes that such a decrease could be offset, in whole or in part, by increases in volume, range of services and efficiency.

         o Retention of physical therapists through career enhancement opportunities and stimulating work environments. The industry has historically experienced a shortage of licensed physical therapists. PSCM believes that it has maintained a higher physical therapist retention rate than the industry average by stressing education, the development of treatment protocols and the opportunity to work with highly regarded orthopaedic surgeons and physical therapists. PSCM has designed several programs to recruit and retain therapists, including a fellowship program, tuition reimbursement program, student seminars, clinical affiliations and opportunities to participate in PSCM's network of professional and collegiate sports teams. PSCM's expansion strategy has created a career path for many of PSCM's physical therapists which includes opportunities to progress to senior positions such as Clinical Chiefs, Directors of Rehabilitation and Regional Vice Presidents.

         o Increase range of services and efficiency of outpatient clinics. PSCM is currently expanding its services into occupational therapy, including hand rehabilitation, and pediatric rehabilitation. PSCM has also addressed the growing elderly population, having obtained Medicare certifica tion at 50% of its clinics. PSCM continually monitors the services provided by a clinic, including its staffing levels and hours of operation, to determine whether the range and availability of services provided at a clinic should be expanded or modified in order to satisfy the demands of the market.

II. EXPANSION OF SERVICES PROVIDED.

     Reflecting the growing force of managed care organizations in the healthcare market, PSCM has been increasing its scope of services in order to provide a single source of comprehensive healthcare services for the managed care payor. PSCM has been meeting this objective through the following strategies:

         o In 1995, PSCM helped launch OrthoNet LLC ("OrthoNet"). OrthoNet is a single-specialty orthopaedic independent practice association (the "IPA"). OrthoNet's purpose is to assist orthopaedic surgeons in the tri-state area to better position themselves for the changes in healthcare by both improving their efficiency and profitability through reduced overhead and providing them with access to managed care patients. To date, 100 orthopaedic surgeons throughout the tri-state area have joined the IPA. OrthoNet's goal over time is to increase membership to 300 orthopaedic surgeons and to negotiate directly with managed care organizations for their orthopaedic cases. PSCM currently owns 50.9% of OrthoNet and appoints a majority of its Board of Managers.

         o In early 1996, PSCM acquired a controlling interest in Pro-Fitness ("Pro-Fitness"). Pro-Fitness is a provider of health enhancement, corporate fitness and wellness programs, principally throughout the tri-state area. PSCM's goal through this partnership has been to leverage Pro-Fitness' direct relationships with some of the tri-state area's largest employers in order to provide a more complete menu of healthcare services and address the industry's need for preventative as well as post-injury programs. Currently Pro-Fitness manages 35 corporate fitness programs and provides health enhancement consulting services to 50 corporate clients.

         o In February 1996, PSCM helped launch Professional Work Care, L.L.C. ("Pro Work Care"), a developing physician practice management company that will seek to establish, through start-ups and acquisitions, a network of physician practices focused on workers' compensation/occupational medicine. PSCM has a 13% interest in Pro Work Care and has received an option, exercisable at any time after January 1, 1997, to acquire a controlling interest in Pro Work Care as well as a buyout option, exercisable at any time after February 12, 1998, to acquire the interests of one or more of the Members of Pro Work Care with certain restrictions relating to the time of purchase of one member's Units (providing PSCM with a potential ownership total of approximately 80% of the outstanding Units).

POSSIBLE TERMINATION OF MANAGEMENT AND LICENSE
AGREEMENTS WITH NEW YORK PHYSICAL THERAPISTS

     Because of New York State regulations, PSCM operates the New York clinics owned by it through Management and License Agreements (the "Agreements") entered into with professional corporations owned by a physical therapist practitioner at each clinic. See Note 2 to PSCM's Consolidated Financial Statements, which are incorporated herein by reference. PSCM (as opposed to any affiliate of PSCM) has unilateral and perpetual control over the assets and operations of the professional corporations. The physical therapist practitioner has provided PSCM, for nominal consideration, with an option to transfer, at its discretion, the ownership of the professional corporation to another licensed physical therapist of PSCM's choosing. Successor physical therapists will be required to provide a comparable option to PSCM as a condition of the transfer of the ownership of the professional corporation to each successor physical therapist practitioner. PSCM has perpetual control over the professional corporations because PSCM does not intend to terminate any of the Agreements and, upon termination of any such Agreement by the physical therapist practitioner, PSCM intends to exercise the ownership transfer option. While PSCM believes that its operations comply with the applicable laws and regulations currently in effect, as well as laws and regulations enacted or adopted but not yet effective, there can be no assurance that New York enforcement authorities will not take a contrary position or that future laws and regulations will not restrict PSCM's operations.

     The terms of the Agreements vary, with eight agreements having one-year terms with automatic one- year renewal provisions and one having a ten-year term with an automatic ten-year renewal provision. The Agreements with one-year terms are terminable without cause by either PSCM or the applicable physical therapist practitioner upon 90 days' notice. As a result of these termination provisions, PSCM's long-term relationships with certain physical therapist practitioners may be at risk. Despite PSCM's unilateral and perpetual control over the assets and operations of the professional corporations, termination would require PSCM to replace the physical therapist practitioners, which could have a material adverse effect on the operations and financial results of the affected clinic. While PSCM believes that satisfactory agreements with replacement physical therapists could be obtained, there can be no assurance that such agreements would be negotiated on comparable terms.

GOVERNMENTAL REGULATIONS

     The delivery of physical therapy services is subject to extensive and changing federal, state and local regulations governing licensure, conduct of operations, purchase or lease of facilities, management of physical therapy practices and employment of physical therapists and other licensed professionals, all of which directly or indirectly affect PSCM. Certain states, such as New York, have enacted legislation or regulations, or have interpreted existing physical therapy licensing laws, to prohibit or restrict business corporations, such as PSCM, from practicing through the direct employment of physical therapists. In other states, including New Jersey and Connecticut, state officials have interpreted these so-called corporate practice laws as allowing physical therapy services to be provided through a general business corporation such as PSCM. PSCM believes it complies with all such laws and regulations. However, there can be no assurance that regulators or others in New York will not interpret PSCM's present structure to implicate that state's ban on the corporate practice of physical therapy or that regulators or others in New Jersey and Connecticut or other states will not change the above-described interpretation and seek to enforce this type of restriction, or that other states in which PSCM operates will not enact or enforce similar or more restrictive legislation or regulations or that PSCM can adapt its operations to comply with such legislation or regulations.

     Each of the states in which PSCM operates has enacted laws and adopted regulations which restrict healthcare practitioners from referring patients to healthcare facilities in which the practitioner has an ownership or other financial interest or requires disclosure of that financial interest to the referred patient. Other state laws and regulations often prohibit the giving and accepting of referral fees or other consideration as compensation or inducement for patient referrals or, as in New York, prohibit the splitting of fees or the division of income from the physical therapy practice on a percentage basis with another entity in exchange for the provision of space, equipment or personnel services. Also, the New York State Health Care Practitioner Referral Act requires physicians with a compensation arrangement or financial interest in PSCM to disclose such arrangement or interest to patients that they refer to PSCM for physical therapy services. PSCM believes that its operations are structured to comply with all such laws and regulations currently in effect as well as laws and regulations enacted or adopted but not yet effective. PSCM also believes that, if it is subsequently determined that PSCM's operations do not comply with such laws or regulations, it can restructure its operations to comply with such laws and regulations. There can be no assurance, however, that states in which PSCM operates will not enact laws that further restrict referrals for physical therapy services or restrict the provision of services to physical therapy entities, and PSCM will be able to operate or restructure its operations to comply with such new legislation or regulations, or interpretations of existing or new legislation and regulations.

     In  addition,  the Social  Security  Act imposes  criminal  penalties  upon persons who make or receive kickbacks, bribes or rebates in connection with Medicare or Medicaid programs. The anti-fraud and abuse rules prohibit providers and others from soliciting, offering, receiving or paying, directly or indirectly, any remuneration to induce either the making of a referral for a Medicare or Medicaid covered service or item, or ordering any covered service or item. Each violation of these rules may be punished as a felony, subject to a fine of up to $25,000 or imprisonment for up to five years, or both, and may also be treated as violations of other criminal statutes with more severe penalties. In addition, the Medicare or Medicaid Patient and Program Protection Act of 1987 imposes civil sanctions for violation of these prohibitions, punishable by monetary fines, which can be substantial, and exclusion from participation in Medicare or Medicaid programs. Statutes in some states impose similar restrictions on referrals for medical services, including physical therapy, which are eligible for payment under other state-related programs, such as automobile insurance reform and workers' compensation. Because the anti-fraud and abuse laws are quite broad in scope, and have been expansively interpreted, they limit the manner in which PSCM can pursue acquisitions and market its services to, and contract for services with, physicians and other healthcare providers. Some interpretations of such laws would subject to scrutiny the ownership of debt or equity securities of PSCM by referring physicians, including those from whom PSCM has purchased physical therapy practices, especially purchases which involve future consideration based on volume or profits. Further, representatives of the Office of the Inspector General of the U.S. Department of Social and Health Services ("OIG"), the agency responsible for the civil enforcement of the anti-kickback statute, have indicated that, under certain circumstances, OIG may regard a payment for goodwill, in the context of a practice sale, as contrary to such anti-fraud and abuse rules.

     Certain of the physical therapy practices that PSCM operates or manages derive a portion of their revenue from Medicare or Medicaid. As to these practices, the parties from whom the practices were acquired do not refer Medicare or Medicaid patients to the practices and give required notice of their financial relationship to PSCM to their other patients that they refer. Therefore, PSCM believes that such parties are not referral sources within the meaning of these anti-fraud and abuse rules. There can be no assurance, however, that enforcement authorities will not take a contrary position. The anti-kickback statute also applies to situations where entities that generate Medicare or Medicaid business for a healthcare provider receive remuneration for such services. One of the services PSCM provides to physical therapy practices is marketing and advertising services which have the potential to generate Medicare or Medicaid business for the practices. Because the anti-kickback statute prohibits the offering and acceptance of remuneration for the purposes of arranging for or recommending purchasing, leasing or ordering any service or item payable under Medicare or Medicaid, such activities could be construed technically to implicate the anti-kickback statute. Such an interpretation could bring under scrutiny the payments made to PSCM by the practice for PSCM's services. Certain arrangements that are technically in violation of the anti-kickback statute can be exempted if they meet specified regulatory requirements found in the so-called "safe harbor" regulations implemented pursuant to the statute. Among other things, the "safe harbor" regulations require payments under management contracts and space and equipment rental arrangements to be at fair market value and in aggregate amounts set in advance. There is also a "safe harbor" for publicly traded investment interests requiring that the publicly traded company meet certain asset and shareholder equity criteria which PSCM is unable to meet at this time. Management considers and seeks to comply with the anti-kickback statute and its "safe harbor" regulations in planning acquisitions, marketing activities, and other aspects of its operations, including its Management and License Agreements with physical therapy practices, but no assurance can be given regarding compliance in any particular factual situation, as there is no procedure for advisory opinions from government officials.

     Amendments to the Social Security Act that are known as the so-called Stark II law became effective during 1995. Under Stark II, it is unlawful for a provider to refer a Medicare or Medicaid patient for certain designated services, including physical therapy, to another provider in which the referring provider has an ownership or other financial interest. Also, as a provider or manager of physical therapy services, PSCM is required by Stark II to report to federal regulators the names and unique physician identification numbers of all physicians with an ownership or investment interest in PSCM, or whose immediate relatives have such an ownership or investment interest. Stark II covers debt and equity interests, as well as a wide variety of financial relationships between referring physicians and providers. Failure to comply with Stark II may result in significant monetary penalties. PSCM has endeavored to comply with such notice requirements, with restrictions on accepting cases and submitting claims for Medicare or Medicaid reimbursement for services originating from referrals that may be prohibited by Stark II, and PSCM intends to continue to do so. There can be no assurance that Stark II will not be further amended to apply to services in addition to those paid for by Medicare or Medicaid, or to contain additional restrictions on relationships between providers and their physician owners, which changes if enacted could have material adverse effects on PSCM's financial condition or results of operations.

     Each state in which PSCM operates has laws that require facilities that employ health professionals and provide health-related services to be licensed and, in some cases, to obtain certificates of need. Pursuant to certificate of need laws, the affected entity is required to prove to a state regulatory authority the need for and financial feasibility of certain expenditures related to such activities as the construction of new facilities or the commencement of new healthcare services. PSCM believes that the operations of its business, as presently conducted, and under current law, do not and will not require certificates of need or other approvals and licenses (other than Medicare or Medicaid certification). There can be no assurance, however, that existing laws or regulations will not be interpreted or modified to require PSCM to obtain such approvals or licenses and, if so, that such approvals or licenses could be obtained.

     The Commission on Accreditation of Rehabilitation Facilities ("CARF") is an independent organization which reviews rehabilitation facilities and accredits facilities which meet its guidelines. CARF accreditation guidelines require extensive quality assurance and treatment outcome analysis. To date, CARF accreditation in most states is voluntary and is not required to perform the rehabilitation services provided by PSCM, and none of PSCM's practices are CARF accredited. There can be no assurance that CARF accreditation will not in the future be required in states in which PSCM does business and, if required, that PSCM will be able to meet CARF guidelines in such states.

COMPETITION

     The physical therapy rehabilitation industry is highly competitive and subject to changes in the manner in which services are delivered and in which providers are selected. PSCM believes the most significant competitive factors in the market are quality of patient care, comprehensiveness of services, treatment outcomes, cost effectiveness, convenience of clinic locations, regional presence, and the ability to develop and maintain relationships with rehabilitation referral sources. PSCM has competed for patients with the outpatient rehabilitation operations of acute care hospitals and with other outpatient physical therapy clinics, including those owned by HEALTHSOUTH and by other large national companies such as NovaCare, Inc. (including the former operations of RehabClinics, Inc.).

     PSCM has also competed with other healthcare companies in acquiring clinics. Several larger national companies with substantially greater financial resources than PSCM, such as HEALTHSOUTH and NovaCare, Inc., have been actively acquiring outpatient rehabilitation clinics. Certain of these companies, because of the size of their stockholders' equity, may not be affected by present or future laws limiting or prohibiting referrals by stockholders who may be referral services. Continued competition in this area may increase the cost to purchase clinics and could limit PSCM's ability to make further acquisitions.

     PSCM has also competed for the services of physical therapists with hospitals, nursing homes, other clinics and physicians' offices. Although PSCM has not experienced significant difficulties in attracting and retaining qualified physical therapists, it is generally recognized that the demand for qualified physical therapists exceeds the supply and there can be no assurance that PSCM would continue to be able to attract or retain sufficient therapists to meet its needs.

EMPLOYEES

     At March 31, 1996, PSCM had 364 full-time employees and 186 part-time employees. No employee of PSCM is represented by a labor union. Management believes that its relationship with its employees is good.

PROPERTIES

     PSCM leases all the properties used for its rehabilitation clinics and executive offices, with lease terms ranging from five to ten years, in most cases with options to renew. PSCM's clinics range in size from 1,800 to 7,300 square feet, with an average of 4,500 square feet. PSCM believes that replacement premises will be available on favorable terms in the event one or more of its leases are terminated. PSCM intends to continue to lease the premises in which its centers are located. See " -- History and Recent Developments".

LEGAL PROCEEDINGS

     In the ordinary course of its business, PSCM may be subject from time to time to claims and legal actions. PSCM has no history of claims or actions which have had a material effect on its financial position or results of operations.

     PSCM maintains professional malpractice liability coverage on its professional and technical employees, as well as general premises liability insurance for each of its rehabilitation centers and its executive offices. While PSCM believes its insurance policies to be sufficient in amount of coverage for its current operations, there can be no assurance that coverage will continue to be available in adequate amounts or at a reasonable cost, and there can be no assurance that the insurance proceeds, if any, will cover the full extent of loss resulting from any claims or that insurance will continue to be available at reasonable rates.

     See "THE MERGER -- Certain Litigation".

                         PRINCIPAL STOCKHOLDERS OF PSCM

     The following table sets forth certain information with respect to the beneficial ownership of PSCM Common Stock as of May 31, 1996, by (i) each person who is known by PSCM to beneficially own more than five percent of PSCM Common Stock, (ii) certain executive officers of PSCM as required by SEC regulations,
(iii) each director of PSCM and (iv) all of PSCM's executive officers and directors as a group.

                                                          SHARES BENEFICIALLY
                                                                OWNED(1)
                                                         ---------------------
                    NAME AND ADDRESS                        NUMBER    PERCENT
- -------------------------------------------------------  ----------- ---------
Russell F. Warren, M.D. (2)............................    780,880     10.0%
Russell F. Warren, Jr. (4).............................    596,720      7.7%
Patrick J. Wack, Jr. (5)...............................    152,080      2.0%
Ronnie P. Barnes, A.T.C. (6)...........................    608,160      7.8%
William E. Lipner (3)(7)...............................     41,500       *
Robert B. Milligan, Jr. (3)............................     24,000       *
John Sculley (3)(8)....................................    154,000      2.0%
Stephen F. Wiggins (3)(9)..............................    152,200      2.0%
All officers and directors as a group (14
persons)(10)...........................................  2,608,891     33.6%

- ---------------
    * Less than 1%

(1) The information as to beneficial ownership is based on statements furnished to PSCM by the beneficial owners. As used in this table, "beneficial ownership" means the sole or shared power to vote, or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of , or direct the disposition of). A person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other persons.

(2) 215 John Street, Greenwich, CT 06850. Excludes 596,720 shares of PSCM Common Stock beneficially owned by Russell F. Warren, Jr. as to which Dr. Warren disclaims beneficial ownership. All of Dr. Warren's shares are held by Warren Investments. L.P., a limited partnership through which Dr. Warren maintains voting and investment control over such shares. Includes 4,000 shares subject to stock options issued pursuant to 1994 Directors Stock Option Plan.

(3) Includes 16,000 shares subject to stock options issued pursuant to 1994 Directors Stock Option Plan.

(4) 550 Mamaroneck Avenue, Harrison, NY 10528. Includes 100,000 shares subject to stock options. Also includes 496,720 shares which are held by R.F. Warren, Jr. & Co., L.P., a limited partnership through which Russell F. Warren, Jr. maintains voting and investment control over such shares. Excludes 780,880 shares of PSCM Common Stock beneficially owned by Russell
    F. Warren, M.D. as to which Russell F. Warren, Jr. disclaims beneficial ownership.

(5) Includes 96,000 shares subject to stock options. Also includes 56,080 shares which are held by Sculley, Wack & Company, L.P., a limited partnership through which Mr. Wack maintains voting and investment control over such shares.

(6) c/o New York Giants, Giants Stadium, East Rutherford, NJ 07073. Includes 4,000 shares subject to stock options issued pursuant to the 1994 Directors Stock Option Plan.

(7) Includes 17,500 shares owned by Mr. Lipner's wife.

(8) Includes 40,000 shares owned by Mr. Sculley's wife.

(9) Includes 11,200 shares of PSCM Common Stock, beneficially owned by Oxford Health Plans, Inc. ("Oxford"), as to which Mr. Wiggins disclaims beneficial ownership. Mr. Wiggins is the Chairman and Chief Executive Officer and a greater than 5% stockholder of Oxford.

(10)Includes 356,471 shares subject to stock options. 17,500 shares held by Mr. Lipner's wife, 40,000 shares held by Mr. Sculley's wife and 111,200 shares held by Oxford. See Notes 3,4,5,6,7,8 and 9 to PSCM's Consolidated Financial Statements, which are incorporated herein by reference.

                 DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH

COMMON STOCK

     HEALTHSOUTH is authorized by the HEALTHSOUTH Restated Certificate of Incorporation (the "HEALTHSOUTH Certificate") to issue up to 251,500,000 shares of capital stock, of which 250,000,000 shares are designated Common Stock, par value $.01 per share, and 1,500,000 shares are designated Preferred Stock, par value $.10 per share. As of July 15, 1996, there were 154,734,263 shares of HEALTHSOUTH Common Stock outstanding(including shares reserved for issuance in connection with HEALTHSOUTH's 1995 and 1996 mergers which had not yet been claimed by holders of the stock of the acquired companies). In addition, there were outstanding options under HEALTHSOUTH's stock option plans to purchase an additional 16,497,408 shares of HEALTHSOUTH Common Stock. An additional 2,137,021 shares of HEALTHSOUTH Common Stock were reserved for future option grants under such plans. Additionally, 6,112,956 shares are currently reserved for issuance upon conversion of the Debentures, and 76,639 shares are reserved for issuance upon the exercise of outstanding warrants.

     Holders of HEALTHSOUTH Common Stock are entitled to participate equally in dividends when and as declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or distribution of assets of HEALTHSOUTH, are entitled to share ratably in such assets remaining after payment of liabilities. Stockholders are entitled to one vote per share. Holders of HEALTHSOUTH Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such stock. The outstanding shares of HEALTHSOUTH Common Stock are fully paid and nonassessable.

FAIR PRICE PROVISION

     The HEALTHSOUTH Certificate contains certain provisions requiring supermajority stockholder approval to effect specified extraordinary corporate transactions unless certain conditions are met. The HEALTHSOUTH Certificate requires the affirmative vote of 66 2/3 % of all shares of HEALTHSOUTH entitled to vote in the election of Directors to approve a "business combination" with any "other entity" that is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of HEALTHSOUTH entitled to vote in the election of Directors. For purposes of this restriction, a "business combination" includes: (a) the sale, exchange, lease, transfer or other disposition by HEALTHSOUTH of all, or substantially all, of its assets or business; (b) any merger or consolidation of HEALTHSOUTH; and (c) certain sales of HEALTHSOUTH's Common Stock in exchange for cash, assets, securities or any combination thereof. An "other entity" is defined to include, generally, any corporation, person or entity, and any affiliate or associate of such corporation, person or entity.

     The foregoing supermajority vote shall not be required where, in the business combination, (i) HEALTHSOUTH's stockholders receive consideration per share not less than the highest per share price paid by the other entity in acquiring any of its holdings of HEALTHSOUTH's Common Stock (subject to certain adjustments upward) and (ii) certain other requirements, designed to prevent the other entity from receiving disproportionate gains in connection with the business combination, are satisfied.

     The provisions of the HEALTHSOUTH Certificate described in the preceding paragraphs, and its Bylaws, may be amended or repealed only by the affirmative vote of 66 2/3 % of the shares entitled to vote thereon.

     The effect of the foregoing provisions is to make it more difficult for a person, entity or group to effect a change in control of HEALTHSOUTH through the acquisition of a large block of HEALTHSOUTH's voting stock, or to effect a merger or other acquisition that is not approved by a majority of HEALTHSOUTH's Directors serving in office prior to the acquisition by the other entity of 5% or more of HEALTHSOUTH's stock. In addition, holders of the Debentures have the right to require HEALTHSOUTH to redeem the Debentures at 100% of the principal amount thereof, plus accrued interest, upon the occurrence of certain events involving a sale or merger of HEALTHSOUTH, unless holders of HEALTHSOUTH's Common Stock shall receive an amount per share at least equal to the conversion price of the Debentures in effect on the date such sale or merger is consummated. Such holders' redemption option may impede certain forms of takeovers if the potential acquiror is unable to finance the redemption of the Debentures.

SECTION 203 OF THE DGCL

     HEALTHSOUTH is subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares held by directors, officers and certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3 % of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined to include any person, and the affiliates and associates of such person that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies or others interested in acquiring HEALTHSOUTH to negotiate in advance with the HEALTHSOUTH Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the acquiror becoming an interested stockholder.

PREFERRED STOCK

     The HEALTHSOUTH Certificate authorizes the issuance of up to 1,500,000 shares of Preferred Stock, par value $.10 per share (the "HEALTHSOUTH Preferred Stock"). The Board of Directors has the authority to issue the HEALTHSOUTH Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. Issuance of shares of HEALTHSOUTH Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of HEALTHSOUTH. Any such issuance could also adversely affect the voting power of the holders of the HEALTHSOUTH Common Stock. The Board of Directors of HEALTHSOUTH has no current intention of issuing any shares of HEALTHSOUTH Preferred Stock.

TRANSFER AGENT

    The transfer agent and registrar for the HEALTHSOUTH Common Stock is ChaseMellon Shareholder Services, New York, New York.

                          COMPARISON OF RIGHTS OF PSCM
                          AND HEALTHSOUTH STOCKHOLDERS

     Both PSCM and HEALTHSOUTH are incorporated in Delaware. Holders of the PSCM Shares will continue to have their rights and obligations as stockholders of HEALTHSOUTH after the Merger governed by Delaware law. Set forth below is a summary comparison of the rights of a HEALTHSOUTH stockholder under the HEALTHSOUTH Certificate and HEALTHSOUTH's Bylaws (the "HEALTHSOUTH Bylaws"), on the one hand, and the rights of a PSCM stockholder under the PSCM Amended and Restated Certificate of Incorporation, as amended (the "PSCM Certificate"), and PSCM's Amended and Restated Bylaws (the "PSCM Bylaws"), on the other hand. The information set forth below is qualified in its entirety by reference to the HEALTHSOUTH Certificate, the HEALTHSOUTH Bylaws, the PSCM Certificate and the PSCM Bylaws.

CLASSES AND SERIES OF CAPITAL STOCK

     PSCM. PSCM is authorized by the PSCM Certificate to issue up to 17,000,000 shares of capital stock, of which 15,000,000 shares are designated Common Stock, par value $.01 per share, and 2,000,000 shares are designated Preferred Stock, par value $.01 per share. As of May 1, 1996, 7,774,298 shares of PSCM Common Stock were issued and outstanding. In addition, there were outstanding options under PSCM Stock Option Plans and warrants to purchase an additional 809,085 shares of PSCM Common Stock, and 683,135 shares of PSCM Common Stock were reserved for future option grants under such plans. The Board of Directors of PSCM has the authority to issue the PSCM Preferred Stock in one or more series, and to fix the designation, powers, preferences, rights, qualifications, limitations or restrictions of each such series, without any further vote or action by its stockholders. As of May 1, 1996, there were no shares of PSCM Preferred Stock issued and outstanding. The Board of Directors of PSCM has no present intention of issuing shares of PSCM Preferred Stock.

     HEALTHSOUTH. HEALTHSOUTH is authorized by the HEALTHSOUTH Certificate to issue up to 251,500,000 shares of capital stock, of which 250,000,000 shares are designated Common Stock, par value $.01 per share, and 1,500,000 shares are designated Preferred Stock, par value $.10 per share. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH". The Board of Directors of HEALTHSOUTH has the authority to issue the HEALTHSOUTH Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of May 1, 1996, there were no shares of HEALTHSOUTH Preferred Stock issued and outstanding, and the Board of Directors of HEALTHSOUTH has no present intention of issuing shares of HEALTHSOUTH Preferred Stock.

SIZE AND ELECTION OF THE BOARD OF DIRECTORS

     PSCM. The PSCM Certificate and Bylaws provide that the size of the PSCM Board of Directors shall be fixed from time to time by the directors then in office. The PSCM Board of Directors is divided into three classes, each to consist, as nearly as may be possible, of one-third of the total number of directors then constituting the entire PSCM Board of Directors. Directors of PSCM are elected by a plurality of votes cast at the annual meeting of stockholders for staggered three-year terms. Vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors are filled by a majority vote of the directors then in office.

     HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that the HEALTHSOUTH Board of Directors shall consist of at least one director and that the size of the HEALTHSOUTH Board of Directors may be fixed by the directors then in office. Directors of HEALTHSOUTH are elected by a plurality of votes cast at the annual meeting of stockholders. Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors are filled by a majority of directors then in office.

REMOVAL OF DIRECTORS

     PSCM. The PSCM Certificate provides that directors may only be removed for cause, and only by the vote of the holders of at least two-thirds of the voting power of the outstanding shares of the capital stock of PSCM, voting together as a single class.

     HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that a director may be removed with or without cause by the vote of the holders of a majority of the shares of capital stock entitled to vote thereon.

OTHER VOTING RIGHTS

     PSCM. The PSCM Common Stock is not divided into classes, and PSCM has no classes or series of capital stock issued or outstanding other than the PSCM Common Stock. Each PSCM stockholder holding shares of PSCM Common Stock entitled to be voted on any matter, including the election of directors, shall have one vote on each such matter submitted to vote at a meeting of stockholders for each such share of PSCM Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the PSCM Certificate or the PSCM Bylaws, the vote of the holders of a majority of the shares of capital stock present or represented and entitled to vote is required for the approval of any matter at a meeting of PSCM stockholders.

     HEALTHSOUTH. The HEALTHSOUTH Common Stock is not divided into classes, and HEALTHSOUTH has no classes or series of capital stock issued or outstanding other than the HEALTHSOUTH Common Stock. Each HEALTHSOUTH stockholder holding shares of HEALTHSOUTH Common Stock entitled to be voted on any matter, including the election of directors, shall have one vote on each such matter submitted to vote at a meeting of stockholders for each such share of HEALTHSOUTH Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the HEALTHSOUTH Certificate or the HEALTHSOUTH Bylaws, the vote of the holders of a majority of the shares of capital stock present or represented and entitled to vote is required for the approval of any matter at a meeting of HEALTHSOUTH stockholders.

CONVERSION AND DISSOLUTION

     PSCM. The PSCM Common Stock has no conversion features. The PSCM Certificate authorizes 2,000,000 shares of Preferred Stock, par value $.01 per share, and provides that such shares of PSCM Preferred Stock may have such voting powers, preferences and other special rights (including, without limitation, the right to convert the shares of such PSCM Preferred Stock into shares of PSCM Common Stock) as shall be stated in the PSCM Certificate or resolutions providing for the issuance of PSCM Preferred Stock. If the Board of Directors were to designate such a series of PSCM Preferred Stock, such PSCM Preferred Stock could be entitled to preferential payments in the event of a liquidation, dissolution or winding up of PSCM.

     HEALTHSOUTH. The HEALTHSOUTH Common Stock has no conversion features. The HEALTHSOUTH Certificate authorizes 1,500,000 shares of Preferred Stock, par value $.10 per share, and provides that such shares of HEALTHSOUTH Preferred
Stock  may have  such  voting  powers,  preferences  and  other  special  rights
(including, without limitation, the right to convert the shares of such HEALTHSOUTH Preferred Stock into shares of HEALTHSOUTH Common Stock) as shall be stated in the HEALTHSOUTH Certificate or resolutions providing for the issuance of HEALTHSOUTH Preferred Stock. If the Board of Directors were to designate such a series of HEALTHSOUTH Preferred Stock, such HEALTHSOUTH Preferred Stock could be entitled to preferential payments in the event of dissolution of HEALTHSOUTH.

BUSINESS COMBINATIONS

     PSCM.  The  PSCM  Certificate   restricts   "Business   Transactions"  with
"Interested Persons" or their affiliates, as such terms are defined in the PSCM Certificate (the "Business Combination Provision"). For purposes of the Business Combination Provision, a "Business Transaction" means (i) any merger or consolidation of PSCM or any subsidiary with any Interested Person or an affiliate thereof, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to the Interested Person of assets of PSCM or any subsidiary thereof having a value equal to 10% or more of the aggregate market value of all the then-outstanding stock of PSCM, (iii) any transaction that results in the issuance of any capital stock of PSCM or any subsidiary to an Interested Person,
subject  to  certain  exceptions,   (iv)  any  reclassification  of  securities,
recapitalization or other transaction which has the effect of (A) increasing the
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proportionate  share of any  class or  series  of  capital  stock or  securities convertible into the capital stock of PSCM or any subsidiary thereof which is owned by an Interested Person or (B) increasing the voting power of the Interested Person in any class or series of stock of PSCM or any subsidiary thereof, (v) the adoption of any plan or proposal by or on behalf of an Interested Person for the liquidation or dissolution of PSCM, or (vi) any receipt by an Interested Person of the benefit of any loans, advances, guarantees, pledges, tax benefits or other financial benefits provided by or through PSCM or any subsidiary. The term "Interested Person" means any person or entity (other than PSCM, certain affiliated entities and certain directors of PSCM) who (i) is the beneficial owner of voting stock representing 10% or more of the voting power then held by PSCM stockholders, (ii) has publicly disclosed a plan or intention to become or consider becoming such a 10% beneficial owner and has not expressly abandoned such plan or intention more than two years prior to the date in question, or (iii) is an affiliate of PSCM and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of such voting stock. Under the Business Combination Provision, any Business Transaction with an Interested Person requires approval by the affirmative vote of no less than two-thirds of the votes entitled to be cast by holders of the then-outstanding PSCM voting stock, voting together as one class, excluding voting stock beneficially owned by such Interested Person, unless either (i) the Business Transaction shall have been approved by a majority of the PSCM Board of Directors prior to such Interested Person's first becoming an Interested Person or (ii) prior to such Interested Person's first becoming an Interested Person, a majority of the PSCM Board of Directors shall have approved such Interested Person's becoming an Interested Person and, subsequently, a majority of the "Independent Directors" shall have approved the Business Transaction. "Independent Directors" means members of the PSCM Board of Directors who are not affiliates or representatives of, or associated with, an Interested Person and who were either directors of PSCM prior to any person's becoming an Interested Person or were recommended for election or elected to succeed such directors by a vote which includes the affirmative vote of a majority of the Independent Directors.

     HEALTHSOUTH. The HEALTHSOUTH Certificate provides that the vote of the holders of 66-2/3% of all shares of HEALTHSOUTH entitled to vote in the election of directors is required for the approval and adoption of a business combination (as defined in the HEALTHSOUTH Certificate) with any entity (as defined in the HEALTHSOUTH Certificate) if, on the record date for the determination of stockholders entitled to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of
HEALTHSOUTH entitled to vote in the election of directors. The voting requirements of the "fair price" provision are not applicable to a business combination involving a holder of 20% or more of HEALTHSOUTH's voting stock in the business combination, if: (i) HEALTHSOUTH's stockholders receive consideration per share not less than the highest per share price paid by the other entity in acquiring any of its holdings of the HEALTHSOUTH Common Stock (subject to certain upward adjustments); and (ii) certain other requirements, designed to prevent the other entity from receiving disproportionate gains in connection with the business combination, are satisfied. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH -- Fair Price Provision".

AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION

     Under Delaware law, unless its certificate of incorporation or by-laws otherwise provide, amendments of a corporation's certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the approval of a majority of the outstanding stock of such class or series.

     PSCM. The PSCM Certificate requires approval by the affirmative vote of not less than two-thirds of the votes entitled to be cast by holders of all the then-outstanding PSCM voting stock, voting together as one class, to approve any proposal by or on behalf of an Interested Person or a director who is not an Independent Director to amend, alter, change or repeal any provision of Article V.A.2 of the PSCM Certificate (relating to removal of Directors). Article VII (the Business Combination Provision) or Article VIII (regarding indemnification and limitations on liability of Directors of PSCM), provided, however, that such supermajority vote will not be required if either (i) such action has been approved by
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a majority of the Board of Directors  prior to such  Interested  Person's  first becoming an Interested Person or (ii) prior to such Interested Person's first becoming an Interested Person, a majority of the PSCM Board of Directors has
approved  such   Interested   Person's   becoming  an  Interested   Person  and,
subsequently, a majority of the Independent Directors has approved such action.

     HEALTHSOUTH. The HEALTHSOUTH Certificate requires approval by holders of at least 662/3% of the outstanding shares entitled to vote thereon to repeal or amend Article SIXTH of the HEALTHSOUTH Certificate (regarding the calling of special meetings by the stockholders), Article SEVENTH of the HEALTHSOUTH Certificate (regarding the "fair price" provision) and Article EIGHTH of the HEALTHSOUTH Certificate (regarding the amendment of the HEALTHSOUTH Certificate). The HEALTHSOUTH Certificate also provides that a majority of the HEALTHSOUTH Board of Directors may make, alter or repeal the HEALTHSOUTH Bylaws.

SPECIAL MEETING OF STOCKHOLDERS

     PSCM. The PSCM Certificate and PSCM Bylaws provide that a special meeting of the PSCM stockholders may be called only by a majority of the Board of Directors.

     HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that a special meeting of the HEALTHSOUTH stockholders may be called by a majority of the Board of Directors or by the holders of at least 20% of the outstanding shares of capital stock of HEALTHSOUTH entitled to vote in the election of directors.

LIABILITY OF DIRECTORS

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, subject to certain limitations. Each of the HEALTHSOUTH Certificate and the PSCM Certificate includes such a provision, as set forth below, to the maximum effect permitted by law.

     Each of the HEALTHSOUTH Certificate and the PSCM Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to
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
which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The HEALTHSOUTH Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of HEALTHSOUTH, or is or was serving at the request of HEALTHSOUTH as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by HEALTHSOUTH to the full extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits HEALTHSOUTH to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect. The PSCM Bylaws also provide for indemnification to the full extent permitted by the DGCL for officers and directors.

     The Plan provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of PSCM as provided in the PSCM Certificate or the PSCM Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HEALTHSOUTH pursuant to the foregoing provisions, HEALTHSOUTH has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                            OPERATIONS AND MANAGEMENT
                         OF HEALTHSOUTH AFTER THE MERGER

OPERATIONS

     After  the  consummation  of  the  Merger,  PSCM  will  be  a  wholly-owned subsidiary of HEALTHSOUTH, and all of PSCM's subsidiaries will be indirect wholly-owned subsidiaries of HEALTHSOUTH. HEALTHSOUTH will continue to engage in the business of providing rehabilitative healthcare services as prior to the Merger, working with the management of PSCM to operate and continue to expand PSCM's business. No material disposition or restructuring of either of HEALTHSOUTH or PSCM or any material part thereof is contemplated as a result of the Merger. See the information set forth herein and in the documents incorporated herein by reference as set forth under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE", "BUSINESS OF HEALTHSOUTH" and "BUSINESS OF PSCM".

MANAGEMENT

     After the consummation of the Merger, HEALTHSOUTH will be managed by the same Board of Directors and executive officers as existed prior to the Merger.

                                     EXPERTS

     The consolidated financial statements and schedule of HEALTHSOUTH Corporation, the consolidated financial statements of Surgical Health Corporation, the consolidated financial statements of Rehab Systems Company, the consolidated financial statements of Relife, Inc., the consolidated financial statements of Sutter Surgery Centers, Inc., the consolidated financial statements of Advantage Health Corporation, the consolidated financial statements of Harmerville Rehabilitation Center, Inc., and the consolidated financial statements of Surgical Care Affiliates, Inc. appearing or incorporated by reference in this Prospectus-Proxy Statement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere
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
herein and in the Registration Statement or incorporated by reference. Such consolidated financial statements have been included herein, or incorporated by reference herein, in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Professional Sports Care Management, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the shares of HEALTHSOUTH Common Stock to be issued to the stockholders of PSCM pursuant to the Merger will be passed upon by Haskell Slaughter & Young, L.L.C.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

     The Board of Directors of PSCM does not know of any matter to be brought before its Special Meeting other than as described in the Notice of Special Meeting accompanying this Prospectus-Proxy Statement mailed to the stockholders of PSCM. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matter.

STOCKHOLDER PROPOSALS

     If the Plan is not approved by the PSCM stockholders at the Special Meeting or any adjournments or postponements thereof, PSCM intends to hold its next Annual Meeting of Stockholders in May 1997. Stockholders' proposals intended to be presented at the 1997 Annual Meeting must be received by PSCM no later than November 30, 1996, for inclusion in PSCM's proxy statement and form of proxy relating to that meeting.

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
                                                                         ANNEX A

                          PLAN AND AGREEMENT OF MERGER

     PLAN AND AGREEMENT OF MERGER (the "Plan of Merger"), made and entered into as of the 16th day of May, 1996, by and among HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), EMPIRE ACQUISITION CORPORATION, a Delaware corporation (the "Subsidiary"), and PROFESSIONAL SPORTS CARE MANAGEMENT, INC., a Delaware corporation ("PSCM") (the Subsidiary and PSCM being sometimes collectively referred to herein as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of HEALTHSOUTH, the Subsidiary and PSCM have approved the merger of the Subsidiary with and into PSCM (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, whereby all shares of Common Stock, par value $.01 per share, of PSCM (the "PSCM Common Stock"), not owned directly or indirectly by PSCM, will be converted into the right to receive the Merger Consideration (as hereinafter defined);

     WHEREAS, each of HEALTHSOUTH, the Subsidiary and PSCM desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests".

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

SECTION 1. THE MERGER.

     1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Subsidiary shall be merged with and into PSCM at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and PSCM shall continue as the surviving corporation (the "Surviving Corporation") under the name "Professional Sports Care Management, Inc." and shall succeed to and assume all the rights and obligations of the Subsidiary and PSCM in accordance with the DGCL.

     1.2 The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 9.2 and 9.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 9.1 (other than Section 9.1(a)), at the offices of Haskell Slaughter & Young, L.L.C., Birmingham, Alabama, unless another date or place is agreed to in writing by the parties hereto.

     1.3 Effective Time. Subject to the provisions of this Plan of Merger, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the Subsidiary and PSCM shall agree should be specified in the Certificate of Merger (the "Effective Time").

     1.4 Effect of the  Merger.  The Merger  shall have the effects set forth in
Section 259 of the DGCL.

SECTION 2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
           CORPORATIONS; EXCHANGE OF CERTIFICATES.

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of PSCM Common Stock or any shares of capital stock of the Subsidiary:

     (a) Subsidiary Common Stock. Each share of capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock. Each share of PSCM Common Stock that is owned by PSCM or by any subsidiary of PSCM shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.01 per share, of HEALTHSOUTH ("HEALTHSOUTH Common Stock"), cash or other consideration shall be delivered in exchange therefor.

     (c) Conversion of PSCM Shares. Subject to Section 2.2(d), each issued and outstanding share of PSCM Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) (collectively, the "Exchanging PSCM Shares") shall be converted into the right to receive .2330 (the "Exchange Ratio") shares of HEALTHSOUTH Common Stock, as may be adjusted as provided below (the "Merger Consideration"); provided, however, that if the Base Period Trading Price (as defined below) shall be greater than $38.625, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.00 by the Base Period Trading Price, computed to four decimal places, and the Merger Consideration shall be adjusted accordingly. For purposes of this Plan of Merger, the term "Base Period Trading Price" shall mean the average daily closing prices per share for the shares of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the second New York Stock Exchange trading day immediately preceding the date of the Special Meeting (as defined in Section 7.3) (such period being herein called the "Base Period"). Promptly after the close of trading on such day, the parties shall issue a joint press release publicly announcing the Exchange Ratio. As of the Effective Time, all such Exchanging PSCM Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging PSCM Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of HEALTHSOUTH Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

     (d) Stock Options and Warrants. At the Effective Time, all rights with respect to PSCM Common Stock pursuant to any PSCM stock options or PSCM warrants which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to HEALTHSOUTH Common Stock, and HEALTHSOUTH shall assume each PSCM stock option or PSCM warrant, in accordance with the terms of any stock option plan under which it was issued and any stock option agreement or warrant agreement, as the case may be, by which it is evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option". Each PSCM stock option or warrant so assumed shall be exercisable for that number of shares of HEALTHSOUTH Common Stock equal to the number of PSCM shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the PSCM exercise price divided by the Exchange Ratio.

     (e) Anti-Dilution Provisions. If after the date hereof and prior to the Effective Time HEALTHSOUTH shall have declared a stock split (including a reverse split) of HEALTHSOUTH Common Stock or a dividend payable in HEALTHSOUTH Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of HEALTHSOUTH Common Stock with respect to their HEALTHSOUTH Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganiza-
tion, reclassification, merger, consolidation, reorganization or similar transaction) then (i) the amount $38.625 referred to in Section 2.1(c) and the amount $31.00 referred to in Section 8.1(f), and the Exchange Ratio, shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities and (ii) if such stock split, dividend or distribution has a record date during or after the Base Period and prior to the Effective Time, then the number of shares of HEALTHSOUTH Common Stock to be issued upon conversion of a share of PSCM Common Stock pursuant to Section 2.1(c) shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

     2.2 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, HEALTHSOUTH shall enter into an agreement with such bank or trust company as may be designated by HEALTHSOUTH (the "Exchange Agent") which provides that HEALTHSOUTH shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Exchanging PSCM Shares, for exchange in accordance with this Section 2, through the Exchange Agent, certificates representing the shares of HEALTHSOUTH Common Stock (such shares of HEALTHSOUTH Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of PSCM Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of PSCM Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HEALTHSOUTH may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HEALTHSOUTH Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HEALTHSOUTH, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HEALTHSOUTH Common Stock which such holder has the right to receive pursuant to the provisions of this
Section 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of PSCM Common Stock which is not registered in the transfer records of PSCM, a certificate representing the proper number of shares of HEALTHSOUTH Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of HEALTHSOUTH Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of HEALTHSOUTH that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of HEALTHSOUTH Common Stock and cash in lieu of any fractional shares of HEALTHSOUTH Common Stock as contemplated by this Section
2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of HEALTHSOUTH Common Stock. To the extent permitted by law, former stockholders of record of PSCM shall be entitled to vote after the Effective Time at any meeting of HEALTHSOUTH stockholders the number of whole shares of HEALTHSOUTH Common Stock into which their respective shares of PSCM Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing HEALTHSOUTH Common Stock in accordance with this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to HEALTHSOUTH Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HEALTHSOUTH Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of HEALTH- SOUTH Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HEALTHSOUTH Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HEALTHSOUTH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of HEALTHSOUTH Common Stock.

     (d) No Further Ownership Rights in Exchanging PSCM Shares. All shares of HEALTHSOUTH Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e) ) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Exchanging PSCM Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of HEALTH- SOUTH Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HEALTHSOUTH. Notwithstanding any other provision of this Plan of Merger, each holder of Exchanging PSCM Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of HEALTHSOUTH Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HEALTHSOUTH Common Stock multiplied by the Base Period Trading Price.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to HEALTHSOUTH, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2 shall thereafter look only to HEALTHSOUTH for payment of HEALTH- SOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock and any dividends or distributions with respect to HEALTHSOUTH Common Stock.

     (g) No Liability. None of HEALTHSOUTH, the Subsidiary, PSCM or the Exchange Agent shall be liable to any person in respect of any shares of HEALTHSOUTH Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of HEALTHSOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock or any dividends or distributions with respect to HEALTHSOUTH Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in deposit accounts or short-term money market instruments, as directed by HEALTHSOUTH, on a daily basis. Any interest and other income resulting from such investments shall be paid to HEALTHSOUTH.

     2.3 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of PSCM shall be amended and restated, effective at the Effective Time, in a manner satisfactory to HEALTHSOUTH. The Certificate of Incorporation of PSCM, as so amended and restated, shall become the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

     2.4 Bylaws of the Surviving Corporation. The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the laws of the State of Delaware, the Certificate of Incorporation of PSCM and the said Bylaws.

     2.5 Directors and Officers of the Surviving Corporation. The Directors and officers of the Subsidiary immediately prior to the Effective Time shall be the Directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and PSCM shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in the Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

     2.7 Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its sole stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary. The employees and agents of the Subsidiary shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of the Subsidiary.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PSCM.

     PSCM hereby represents and warrants to HEALTHSOUTH and the Subsidiary as follows:

     3.1 Organization, Existence and Good Standing. PSCM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PSCM has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. PSCM is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has PSCM within such time owned, directly or indirectly, any shares of HEALTHSOUTH Common Stock or Subsidiary Common Stock.

     3.2 PSCM Capital Stock. PSCM's authorized capital consists of 15,000,000 shares of PSCM Common Stock, par value $.01 per share, of which 7,774,500 shares were issued and outstanding as of May 1, 1996, and none of which shares are issued and held as treasury shares, and 2,000,000 shares of Preferred Stock, none of which shares are issued and outstanding or held as treasury stock. All of the issued and outstanding shares of PSCM Common Stock are duly and validly issued, fully paid and nonassessable. Except as set forth on Exhibit 3.2 to the Disclosure Schedule delivered by PSCM to HEALTHSOUTH simultaneously with the execution and delivery hereof (the "Disclosure Schedule") or otherwise disclosed in the PSCM Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "PSCM 10-K"), there are no options, warrants, or similar rights granted by PSCM or any other agreements to which PSCM is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time, other than those reflected in the PSCM 10-K. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of PSCM Common Stock. PSCM has not made any distributions to any holders of PSCM Common Stock or participated in or effected any issuance, exchange or retirement of shares of PSCM Common Stock, or otherwise changed the equity interests of holders of PSCM Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Other than in connection with PSCM's initial public offering, at which time the Merger was not contemplated, any shares of PSCM Common Stock that PSCM has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than "business combinations", as such term is defined in
Accounting   Principles   Board   Opinion   No.   16,  as   amended   ("Business
Combinations").

     3.3 Subsidiaries and Affiliated Partnerships. (a) Attached to the Disclosure Schedule as Exhibit 3.3 is a list of all subsidiaries (including, but not limited to, professional corporations not owned by PSCM but over the assets and operations of which PSCM exercises unilateral and perpetual control) of PSCM (individually, a "PSCM Subsidiary", and collectively, the "PSCM Subsidiaries") and their states of incorporation. Except as set forth on Exhibit 3.3, PSCM does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization other than the PSCM Other Entities (as defined below).

     (b) Also disclosed on Exhibit 3.3 is a list of all general or limited partnerships in which a general partner is PSCM, a PSCM Subsidiary or another PSCM Partnership (individually, a "PSCM Partnership" and collectively, the "PSCM Partnerships"), and all limited liability companies in which PSCM, a PSCM Subsidiary or a PSCM Partnership is a member (individually, a "PSCM LLC" and collectively, the "PSCM LLCs") (the PSCM Partnerships and the PSCM LLCs being collectively called the "PSCM Other Entities"), and their states of organization. Except as set forth on Exhibit 3.3, neither PSCM nor any PSCM Subsidiary owns an equity interest in, nor does such entity control, directly or indirectly, any other joint venture, limited liability company or partnership.

     3.4 Organization, Existence and Good Standing of PSCM Subsidiaries and PSCM Other Entities. (a) Each PSCM Subsidiary is a corporation or a professional corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each PSCM Subsidiary has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

     (b) Each PSCM Partnership that is a limited partnership is validly formed, each PSCM Partnership that is a general partnership has been duly organized, and each PSCM Partnership is in good standing under the laws of its respective state of organization. Each PSCM Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted. (c) Each PSCM LLC is a limited liability company validly formed and in good standing under the laws of its respective state of organization. Each PSCM LLC has all necessary power to own its property and assets to carry on its business as presently conducted.

     (c) Each PSCM LLC is a limited liability company validly formed and in good standing under the laws of its respective state of organization. Each PSCM LLC has all necessary power to own its property and assets to carry on its business as presently conducted.

     3.5 Foreign Qualifications. PSCM, each PSCM Subsidiary and each PSCM Other Entity that is not a general partnership is qualified to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities, taken as a whole.

     3.6 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, PSCM has the corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Certificate of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of the Plan of Merger and such related documents. Except as set forth on Exhibit 3.6 to the Disclosure Schedule, the execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Certificate of Incorporation of PSCM or any provisions of, or result in the acceleration of any obligation under, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which PSCM or any PSCM Subsidiary or PSCM Other Entity is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated, would have a material adverse effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities, taken as a whole. The execution and delivery of this Agreement has been approved by the Board of Directors of PSCM. This Agreement has been duly executed and delivered by PSCM and, assuming this Agreement constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, as the case may be, constitutes a valid and binding obligation of PSCM, enforceable against PSCM in accordance with its terms.

     3.7 PSCM Public Information. PSCM has heretofore furnished HEALTHSOUTH with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission (the "SEC") (as any such documents have since the time of their original filing been amended, the "PSCM Documents") since September 1, 1994, which are all the documents (other than preliminary material) that it was required to file with the SEC from such date through the date of this Plan of Merger. As of their respective dates, the PSCM Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the PSCM Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the PSCM Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of PSCM required to be stated therein, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of PSCM at said dates and the consolidated results of operations and cash flows of PSCM for the periods then ended. The consolidated balance sheet of PSCM at March 31, 1996 included in the PSCM Documents is herein sometimes referred to as the "PSCM Balance Sheet".

     3.8 Visit Analysis. Exhibit 3.8 to the Disclosure Schedule sets forth a visit analysis by facility for each facility operated by PSCM, any PSCM Subsidiary or any PSCM Other Entity describing aggregate new patient and patient visit information for (a) each quarter during the period January 1, 1995 through December 31, 1995, (b) the period January 1, 1996 through March 31, 1996, and
(c) the period April 1, 1996 through May 5, 1996, which visit analysis is true and correct in all material respects.

     3.9 Legal  Proceedings.  Except as  disclosed  in the PSCM  Documents or on
Exhibit 3.9 to the Disclosure Schedule, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to PSCM, threatened against or relating to PSCM, its properties or business, or the transaction contemplated by the Plan of Merger and, so far as is known to PSCM, no basis for any such action exists.

     3.10 Contracts, etc. (a) All material contracts, leases, agreements and arrangements to which PSCM or any of the PSCM Subsidiaries or PSCM Other Entities is a party are legally valid and binding in accordance with their terms and in full force and effect.To the knowledge of PSCM, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities, taken as a whole.

     (b) Except as set forth on Exhibit 3.10 to the Disclosure Schedule, no contract or agreement to which PSCM or any PSCM Subsidiary or PSCM Other Entity is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities, taken as a whole.

     (c) Except as set forth on Exhibit 3.10 to the Disclosure Schedule, none of PSCM, any PSCM Subsidiary or any PSCM Other Entity has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

     3.11 Subsequent Events. Except as set forth on Exhibit 3.11 to the Disclosure Schedule or disclosed in the PSCM Documents, PSCM has not, since the date of the last-filed PSCM Document:

     (a) Incurred any material adverse change, including, but not limited to, any material adverse change in patient visits from those reflected on Exhibit 3.8.

     (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the PSCM Balance Sheet or (ii) liabilities incurred since the date of the last-filed PSCM Document in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities, taken as a whole.

     (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on PSCM, except as may have been required due to income or operations of PSCM since the date of the last-filed PSCM Document.

     (d)  Mortgaged,   pledged  or  subjected  to  any  lien,  charge  or  other
encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of PSCM.

     (e) Sold or transferred any of the assets material to the consolidated business of PSCM, cancelled any material debts or claims or waived any material rights, except in the ordinary course of business.

     (f) Granted any general or uniform increase in the rates of pay of employ ees or any material increase in salary payable or to become payable by PSCM to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

     (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

     (h) Issued any stock, bonds or other securities, other than stock options granted to employees, directors or consultants of PSCM or warrants granted to third parties, all of which are disclosed on Exhibit 3.2 to the Disclosure Schedule or in the PSCM Documents.

     3.12 Accounts Receivable. (a) Since the date of the PSCM 10-K, PSCM has not changed any material principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. PSCM (including the PSCM Subsidiaries and PSCM Other Entities is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities, taken as a whole.

     (b) Without limiting the generality of the foregoing, PSCM and each PSCM Subsidiary or PSCM Other Entity is in compliance with all Medicare and Medicaid provider agreements to which it is a party, except to the extent that such noncompliance would not have a material adverse effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities, taken as a whole.

     3.13 Tax Returns. PSCM has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on PSCM. PSCM has made all payments shown as due on such returns. PSCM has not been notified that any tax returns of PSCM are currently under audit by the Internal Revenue Service or any state or local tax agency. No agreements have been made by PSCM for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

     3.14 Commissions and Fees. Except for fees payable to Unterberg Harris and Wyndam Capital, L.P., there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against HEALTHSOUTH resulting from any action taken by PSCM or its stockholders, officers or Directors, or any of them.

     3.15 Employee Benefit Plans; Employment Matters. (a) Except as described in the PSCM Documents or set forth on Exhibit 3.15(a) to the Disclosure Schedule, PSCM has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by PSCM has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. PSCM has not previously made, is not cur- rently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

     (b) Except as described in the PSCM Documents or set forth on Exhibit 3.15(b) to the Disclosure Schedule, PSCM is not a party to any oral or written
(i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $50,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     3.16 Compliance with Laws in General. Except as set forth on Exhibit 3.16 to the Disclosure Schedule or disclosed in the PSCM Documents, PSCM has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by PSCM which, if it were determined that a violation had occurred, would have a material effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities, taken as a whole.

     3.17 Licenses, Accreditation and Regulatory Approvals. PSCM and the PSCM Subsidiaries and PSCM Other Entities hold all licenses, permits, certificates of need and other regulatory approvals which are needed or required by law with respect to their businesses, operations and facilities as they are currently or presently conducted (collectively, the "Licenses"), except where the failure to possess such Licenses does not have a material adverse effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities, taken as a whole. All such Licenses are in full force and effect, and PSCM is in compliance in all material respects with all conditions and requirements of the Licenses and with all rules and regulations relating thereto. PSCM, the PSCM Subsidiaries and the PSCM Other Entities are, to the extent applicable to their operations, (i) eligible to receive payment under Titles XVIII and XIX of the Social Security Act, (ii) providers under existing provider agreements with the Medicare program through the applicable intermediaries and (iii) in compliance with the conditions of participation in the Medicare program except for such noncompliance as does not have a material adverse effect on PSCM, the PSCM
Subsidiaries and the PSCM Other Entities in the aggregate. PSCM, the PSCM Subsidiaries and the PSCM Other Entities have timely filed all requisite claims and other reports required to be filed in connection with the Medicare, Medicaid and other governmental health programs due on or before the date hereof, all of which were, when filed, complete and correct in all material respects. There are no current claims, actions or appeals pending, and neither PSCM nor the PSCM Subsidiaries, nor the PSCM Other Entities have filed any claims or reports which should result in such claims, actions or appeals, before any commission, board or agency, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Health Care Financing Administration with respect to any Medicare claims, or any disallowances in connection with any audit of claims, which could have a material adverse effect on PSCM, the PSCM Subsidiaries and the PSCM Other Entities taken as a whole. The amounts established as provisions for adjustments by Medicare, Medicaid and other third-party payors on the financial statements set forth in the last-filed PSCM Document are sufficient to pay any amounts for which PSCM may be liable. To the knowledge of PSCM, neither PSCM nor the PSCM Subsidiaries nor the PSCM Other Entities nor their respective employees have committed a violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act. Except as disclosed in the PSCM Documents, any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and, except as disclosed in the PSCM Documents, no action (equitable, legal or administrative), arbitration or other process is pending, or to the knowledge of PSCM, threatened, which in any way challenges the validly of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws, the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state or local statutes, rules or regulations requiring notice, approval, or other action upon the occurrence of a change in control of PSCM or any of the PSCM Subsidiaries, the consummation of the Merger will not violate any law or regulation to which PSCM is subject which, if violated, would have a material adverse effect on PSCM.

     3.18 Retirement or Re-Acquisition of HEALTHSOUTH Common Stock. PSCM is not a party to any agreement the effect of which would be to require HEALTHSOUTH directly or indirectly to retire or re-acquire all or part of the shares of HEALTHSOUTH Common Stock issued pursuant to Section 2.1 hereof.

     3.19 Disposition of Assets of Surviving Corporation. PSCM is not a party to any plan to dispose of a significant part of the assets of the Surviving Corporation within two years after the Closing Date, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

     3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the PSCM Common Stock entitled to vote thereon is the only vote of the holders of any class or series of PSCM capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

     3.21 Opinion of Financial Advisor. PSCM has received the oral opinion of Unterberg Harris to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of PSCM Shares from a financial point of view, a written copy of which opinion will be delivered by PSCM to HEALTHSOUTH prior to the date on which the definitive proxy materials for the Proxy Statement (as defined in Section 7.4(a)) are filed with the SEC.

     3.22 No Untrue Representations. No representation or warranty by PSCM in this Plan of Merger, and no Exhibit or certificate issued by PSCM and furnished or to be furnished to HEALTHSOUTH pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY AND HEALTHSOUTH.

     The Subsidiary and HEALTHSOUTH, jointly and severally, hereby represent and warrant to PSCM as follows:

     4.1 Organization, Existence and Capital Stock. The Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of HEALTHSOUTH. The Subsidiary has not, within the two years immediately preceding the date of this Plan of Merger, owned, directly or indirectly, any shares of PSCM Common Stock.

     4.2 Power and Authority. The Subsidiary has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

     4.3 No Subsidiaries. The Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. The Subsidiary is not a party to any joint venture or partnership.

     4.4 Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

     4.5 No Contracts or Liabilities. Other than the obligations created under the Plan of Merger, the Subsidiary is not obligated under any contracts, claims, leases, liabilities (contingent or otherwise), loans or otherwise.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF HEALTHSOUTH.

     HEALTHSOUTH hereby represents and warrants to PSCM as follows:

     5.1 Organization, Existence and Good Standing. HEALTHSOUTH is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. HEALTHSOUTH has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. HEALTHSOUTH is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary. HEALTHSOUTH is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has HEALTHSOUTH within such time owned, directly or indirectly, any shares of PSCM Common Stock.

     5.2 Power and Authority. HEALTHSOUTH has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of HEALTHSOUTH, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which HEALTHSOUTH is a party or by which it is bound, or violate any restrictions of any kind to which HEALTHSOUTH is subject. The execution and delivery of this Agreement has been approved by the Board of Directors of HEALTHSOUTH. This Agreement has been duly executed and delivered by HEALTHSOUTH and the Subsidiary and, assuming this Agreement constitutes a valid and binding obligation of PSCM, constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, enforceable against HEALTHSOUTH and the Subsidiary in accordance with its terms.

     5.3 HEALTHSOUTH Common Stock. On the Closing Date, HEALTHSOUTH will have a sufficient number of authorized but unissued and/or treasury shares of its Common Stock available for issuance to the holders of PSCM Shares in accordance with the provisions of the Plan of Merger. The HEALTHSOUTH Common Stock to be issued pursuant to the Plan of Merger will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, (ii) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (iii) authorized for listing on the New York Stock Exchange, Inc. (the "Exchange") upon official notice of issuance.

     5.4 Capitalization. HEALTHSOUTH's authorized capital stock consists of 1,500,000 shares of Preferred Stock, par value $.10 per share, of which no shares are issued and outstanding, and no shares are held in treasury, and 250,000,000 shares of Common Stock, par value $.01 per share, of which 154,734,263 shares are issued and outstanding, and 93,000 shares are held in treasury. All of the issued and outstanding shares of HEALTHSOUTH Common Stock have been duly and validly issued and are fully paid and non-assessable. Except as disclosed in the HEALTHSOUTH Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "HEALTHSOUTH 10-K"), there are no options, warrants, convertible debentures or similar rights granted by HEALTHSOUTH or any other agreements to which HEALTHSOUTH is a party providing for the issuance or sale by it of any additional securities, other than stock options granted in the ordinary course since such date. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of HEALTHSOUTH Common Stock. HEALTHSOUTH has not made any distributions to any holder of HEALTHSOUTH Common Stock or participated in or effected any issuance, exchange or retirement of HEALTHSOUTH Common Stock, or otherwise changed the equity interests of holders of HEALTHSOUTH Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of HEALTHSOUTH Common Stock that HEALTHSOUTH has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than Business Combinations.

     5.5 Subsidiary Common Stock. HEALTHSOUTH owns, beneficially and of record, all of the issued and outstanding shares of Subsidiary Common Stock, which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. HEALTHSOUTH has the corporate power to endorse and surrender such Subsidiary Shares for cancellation pursuant to the Plan of Merger. HEALTHSOUTH has taken all such actions as may be required in its capacity as the sole stockholder of the Subsidiary to approve the Merger.

     5.6 HEALTHSOUTH Documents. HEALTHSOUTH has heretofore furnished PSCM with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the SEC (as any such documents have since the time of their original filing been amended, the "HEALTHSOUTH Documents") since January 1, 1995, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the HEALTHSOUTH Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the HEALTHSOUTH Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the HEALTHSOUTH Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of HEALTHSOUTH required to be stated therein, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of HEALTHSOUTH at said dates and the consolidated results of operations and cash flows of HEALTHSOUTH for the periods then ended.

     5.7 Investment Intent. HEALTHSOUTH is acquiring the shares of PSCM Common Stock hereunder for its own account and not with a view to the distribution or sale thereof, and HEALTHSOUTH has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the shares of PSCM Common Stock to any other person, firm or corporation.

     5.8 Legal Proceedings. Except as disclosed in the HEALTHSOUTH 10-K, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to HEALTHSOUTH, threatened against or relating to HEALTHSOUTH, its properties or business, or the transaction contemplated by the Plan of Merger and, so far as is known to HEALTHSOUTH, no basis for any such action exists.

     5.9 No Violations. Subject to compliance with applicable securities laws and the HSR Act, the consummation of the Merger will not violate any law or restriction to which HEALTHSOUTH is subject.

     5.10 Subsequent Events. Except as disclosed in the last-filed HEALTHSOUTH Document, HEALTHSOUTH has not, since the date of the last-filed HEALTHSOUTH
Document:

     (a) Incurred any material adverse change.

     (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the March 31, 1996 Balance Sheet contained in the HEALTHSOUTH Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "HEALTHSOUTH 10-Q") or (ii) liabilities incurred since the date of the HEALTHSOUTH 10-Q in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on HEALTHSOUTH.

     (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on HEALTHSOUTH, except as may have been required due to income or operations of HEALTHSOUTH since March 31, 1996.

     (d)  Mortgaged,   pledged  or  subjected  to  any  lien,  charge  or  other
encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of HEALTHSOUTH.

     (e) Sold or transferred any of the assets material to the consolidated business of HEALTHSOUTH, cancelled any material debts or claims or waived any material rights, except in the ordinary course of business.

     (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by HEALTHSOUTH to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

     (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

     (h) Issued any stock, bonds or other securities, other than stock options granted to employees or consultants of HEALTHSOUTH or warrants granted to third parties, all of which are described in the HEALTHSOUTH Documents.

     5.11 Retirement or Re-Acquisition of HEALTHSOUTH Common Stock. HEALTHSOUTH has not agreed directly or indirectly to retire or re-acquire all or part of the shares of HEALTHSOUTH Common Stock issued pursuant to Section 2.1 hereof.

     5.12 Disposition of Assets of Surviving Corporation. HEALTHSOUTH does not intend or plan to dispose of, or to cause the Surviving Corporation to dispose of, a significant part of the assets of the Surviving Corporation within two years after the Effective Time, other than dispositions in the ordinary course of business of the Surviving Corporation and dispositions intended to eliminate duplicate facilities or excess capacity.

     5.13 No Untrue Representation. No representation or warranty by HEALTHSOUTH in this Plan of Merger, and no Exhibit or certificate issued by HEALTHSOUTH and furnished or to be furnished to PSCM pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statement or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

SECTION 6. ACCESS TO INFORMATION AND DOCUMENTS.

     6.1 Access to Information. Between the date hereof and the Closing Date, each of PSCM and HEALTHSOUTH will give to the other party and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Each party will disclose and make available to the other party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party. In addition, PSCM shall make available to HEALTHSOUTH all such banking, investment and financial information as shall be necessary to allow for the efficient integration of PSCM's banking, investment and financial arrangements with those of HEALTHSOUTH at the Effective Time.

     6.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Confidential Information" under the terms of the Confidentiality Agreement dated May 10, 1995, between PSCM and HEALTHSOUTH, as amended (the "Confidentiality Agreement").

     6.3 Effect of Access. (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

     (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

SECTION 7. COVENANTS.

     7.1 Preservation of Business. PSCM will use its best efforts to preserve the business organization of PSCM intact, to keep available to HEALTHSOUTH and the Surviving Corporation the services of the present employees of PSCM, and to preserve for HEALTHSOUTH and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with PSCM.

     7.2 Material Transactions. Prior to the Effective Time, PSCM will not (other than as required pursuant to the terms of the Plan of Merger and the related documents, and other than with respect to transactions for which binding commitments have been entered into prior to the date hereof which are described on Exhibit 7.2 to the Disclosure Schedule), without first obtaining the written consent of HEALTHSOUTH:

     (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of PSCM, other than in the ordinary course of business or as otherwise disclosed herein.

     (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to PSCM except as provided herein.

     (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $50,000.

     (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of PSCM, except upon exercise of currently outstanding stock options or warrants.

     (e) Make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with PSCM's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any Plan, except for the payment of bonuses consistent with usual and customary practices of PSCM, not to exceed $125,000 in the aggregate.

     (f) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

     (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

     (h) Amend its Certificate of Incorporation or Bylaws.

     (i) Take any action of a character described in Section 3.11(a) to 3.11(h), inclusive.

     7.3 Meeting of PSCM Stockholders. (a) PSCM will take all steps necessary in accordance with their respective Certificates of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its stockholders (the "Special Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of PSCM (subject to the provisions of Section 8.1(d) hereof) will (i) recommend to PSCM's stockholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and
(ii) use reasonable, good faith efforts to obtain the approval by PSCM's stockholders of this Plan of Merger and the transactions contemplated hereby.

     (b) Nothing contained herein shall affect the right of PSCM to take action by written consent in lieu of meeting to the extent permitted by applicable law and its Certificate of Incorporation and Bylaws.

     7.4 Registration Statement. (a) HEALTHSOUTH shall prepare and file with the Securities and Exchange Commission and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of HEALTHSOUTH Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act of 1933, including Rule 145 thereunder. Such Registration Statement shall contain a proxy statement of PSCM containing the information required by the Securities Exchange Act of 1934 (the "Proxy Statement"). HEALTHSOUTH shall take all reasonable steps to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares covered thereby have been distributed. HEALTHSOUTH shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any misstatements which have become false or misleading. HEALTHSOUTH shall use its reasonable, good faith efforts to have the Proxy Statement approved by the SEC under the provisions of the Securities Exchange Act of 1934. HEALTHSOUTH shall provide PSCM with copies of all filings made pursuant to this
Section 7.4 and shall consult with PSCM on responses to any comments made by the Staff of the SEC with respect thereto.

     (b) The information specifically designated as being supplied by PSCM for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of PSCM Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by PSCM for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of PSCM Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to PSCM, or its officers or directors, should be discovered by PSCM which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, PSCM shall promptly inform HEALTHSOUTH. All documents, if any, that PSCM is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (c) The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of PSCM Common Stock, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Proxy Statement to be sent to the holders of PSCM Common Stock in connection with the Special Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of PSCM Common Stock, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to HEALTHSOUTH or its officers or directors, should be discovered by HEALTHSOUTH which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, HEALTHSOUTH shall promptly inform PSCM and shall promptly file such amendment to the Registration Statement. All documents that HEALTHSOUTH is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (d) Prior to the Closing Date, HEALTHSOUTH shall use its reasonable, good faith efforts to cause the shares of HEALTHSOUTH Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

     (e) Prior to the Closing Date, HEALTHSOUTH shall file an additional listing application (the "Listing Application") with the Exchange relating to the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger, and shall use its reasonable, good faith efforts to cause such shares of HEALTHSOUTH Common Stock to be approved for listing on the Exchange, upon official notice of issuance, prior to the Closing Date.

     (f) PSCM shall furnish all information to HEALTHSOUTH with respect to PSCM and the PSCM Subsidiaries and PSCM Other Entities as HEALTHSOUTH may reasonably request for inclusion in the Registration Statement, the Proxy Statement and the Listing Application, and shall otherwise cooperate with HEALTHSOUTH in the preparation and filing of such documents.

     7.5 Exemption from State Takeover Laws. PSCM shall take all reasonable steps necessary to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of PSCM's Board of Directors or otherwise.

     7.6 HSR Act Compliance. HEALTHSOUTH and PSCM shall promptly make their respective filings, and shall thereafter use their reasonable, good faith efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. HEALTHSOUTH and PSCM will use their respective reasonable, good faith efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

     7.7 Public Disclosures. HEALTHSOUTH and PSCM will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange. The parties shall issue a joint press release, mutually acceptable to HEALTHSOUTH and PSCM, promptly upon execution and delivery of this Plan of Merger.

     7.8 Resignation of PSCM Directors. On or prior to the Closing Date, PSCM shall deliver to HEALTHSOUTH evidence satisfactory to HEALTHSOUTH of the resignation of the Directors of PSCM, such resignations to be effective on the Closing Date.

     7.9 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events which would cause any material change in or material addition to any Exhibit to the Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.9, constitute a material adverse effect on the notifying party, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

     7.10 No Solicitations. PSCM may, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to the same extent permitted by Section 6.1, to any corporation, partnership, person or other entity or group, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire PSCM upon a merger, purchase of assets, purchase of or tender offer for shares of PSCM Common Stock or similar transaction (an "Acquisition Transaction"), if the Board of Directors of PSCM determines in its good faith judgment in the exercise of its fiduciary duties or the exercise of its duties under Rule 14e-2 under the Exchange Act, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interest of its stockholders. Except as set forth above, PSCM shall not, and will direct each officer, director, employee, representative and agent of PSCM not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than HEALTHSOUTH or an affiliate or associate or agent of HEALTHSOUTH) concerning any merger, sale of assets, sale of or tender offer for shares of PSCM Common Stock or similar transactions involving PSCM. PSCM shall promptly notify HEALTHSOUTH if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction involving such party, such notification to include the identity of such third party.

     7.11 Other Actions. Subject to the provisions of Section 7.10 hereof, none of PSCM, HEALTHSOUTH and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of PSCM or HEALTHSOUTH to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of PSCM or HEALTHSOUTH to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

     7.12 Accounting Methods. Neither HEALTHSOUTH nor PSCM shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred in such parties' independent accountants.

     7.13 Pooling and Tax-Free Reorganization Treatment. Neither HEALTHSOUTH nor PSCM shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     7.14 Affiliate and Pooling Agreements. PSCM will use its reasonable, good faith efforts to cause each of its Directors and executive officers and each of its "affiliates" (within the meaning of Rule 145 under the Securities Act of 1933, as amended) to execute and deliver to HEALTHSOUTH as soon as practicable an agreement in the form attached hereto as Exhibit 7.14 relating to the disposition of shares of PSCM Common Stock and shares of HEALTHSOUTH Common Stock held by such person and the shares of HEALTHSOUTH Common Stock issuable pursuant to this Plan of Merger.

     7.15 Cooperation. (a) HEALTHSOUTH and PSCM shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

     (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of HEALTHSOUTH and PSCM shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby, subject to the vote of PSCM's stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby Each of HEALTHSOUTH and PSCM will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

     7.16 PSCM Stock Options and Warrants. (a) As soon as reasonably practicable after the Effective Time of the Merger, HEALTHSOUTH shall deliver to the holders of PSCM stock options and warrants appropriate notices setting forth such holders' rights pursuant to any stock option plans under which such PSCM stock options were issued and any stock option agreements or warrant agreements evidencing such options or warrants, which shall continue in full force and effect on the same terms and conditions (subject to the adjustments required by Sections 2.1(d) or this Section 7.16 after giving effect to the Merger and the assumption of such options and warrants by HEALTHSOUTH as set forth herein) as in effect immediately prior to the Effective Time. HEALTHSOUTH shall comply with the terms of the stock option plans, the stock option agreements and the warrant agreements as so adjusted, and shall use its reasonable, good faith efforts to ensure, to the extent required by, and subject to the provisions of, such plans or agreements, that the PSCM stock options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

     (b) HEALTHSOUTH shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HEALTHSOUTH Common Stock for delivery upon exercise of the PSCM stock options and warrants assumed by HEALTHSOUTH in accordance with Section 2.1(d). As soon as practicable after the Effective Time, HEALTHSOUTH shall file with the SEC a registration statement on Form S-8 with respect to shares of HEALTHSOUTH Common Stock subject to such PSCM stock options and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such PSCM stock options remain outstanding. HEALTHSOUTH shall administer the plans assumed pursuant to Section 2.1(d) hereof in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable plan complied with such rule prior to the Merger.

     (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to the PSCM stock options awarded under any plan, program, or arrangement of PSCM or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by HEALTHSOUTH as set forth above.

     7.17 Publication of Combined Results. HEALTHSOUTH agrees that within 20 days after the end of the first calendar month following at least 30 days after the Effective Time, HEALTHSOUTH shall cause publication of the combined results of operations of HEALTHSOUTH and PSCM. For purposes of this Section 7.17, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

     7.18 PSCM Employees. HEALTHSOUTH shall retain all employees of PSCM who are employed at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, in which case such employees shall be retained in accordance with the terms of such contracts) and shall provide such employees with the same customary employee benefits as HEALTHSOUTH provides its existing employees.

     7.19 Consulting and Non-Competition Agreements. At the Closing Date, HEALTHSOUTH shall enter into Consulting and Non-Competition Agreements with each of Russell F. Warren, Jr. and Patrick J. Wack, Jr., in form and substance satisfactory to the parties thereto.

     7.20 Certain Information. For as long as any affiliate (as defined for purposes of Rule 145 under the Securities Act of 1933) of PSCM holds shares of HEALTHSOUTH Common Stock issued in the Merger (but not for a period in excess of two years from the date of consummation of the Merger), HEALTHSOUTH shall file with the Securities and Exchange Commission or otherwise make publicly available all information about HEALTHSOUTH required pursuant to Rule 144(c) under the Securities Act of 1933 to enable such affiliate to resell such shares under the provisions of Rule 145(d) under the Securities Act of 1933.

SECTION 8. TERMINATION, AMENDMENT AND WAIVER.

     8.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of shares of PSCM Common Stock:

     (a) by mutual written consent of HEALTHSOUTH and PSCM;

     (b) by either HEALTHSOUTH or PSCM:

         (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of shares of PSCM Common Stock shall not have been obtained;

         (ii) if the Merger shall not have been consummated on or before September 30, 1996, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

         (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibited the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

         (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

         (v) if either HEALTHSOUTH or PSCM gives notice of termination as a non-notifying party pursuant to Section 7.9;

     (c) By either HEALTHSOUTH or PSCM in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in
Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of HEALTHSOUTH) or Section 9.3 (in the case of PSCM) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii);

     (d) By PSCM, if PSCM's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of PSCM Common Stock or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 7.10) other than this Plan of Merger or (iii) resolved to do any of the foregoing;

     (e) By either HEALTHSOUTH or PSCM, if the condition set forth in Section 9.1(g)(i) is not satisfied by May 31, 1996; or

     (f) Subject to the provisions of Section 8.7 below, by PSCM, if the Base Period Trading Price shall be less than $31.00.

     8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 8.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

     8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of PSCM Shares; provided, however, that after any such approval, there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 7.9.

     8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of HEALTHSOUTH, the Subsidiary or PSCM, action by its Board of Directors or the duly authorized designee of the Board of Directors.

     8.6 Expenses; Break-up Fees. (a) All costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expenses) incurred in connection with preparing, filing, printing and mailing the Proxy Statement and the Registration Statement shall be shared equally by PSCM and HEALTHSOUTH.

     (b) (i) If this Plan of Merger is terminated by PSCM pursuant to Section 8.1(d), and within one year after the effective date of such termination PSCM is the subject of a Third Party Acquisition Event with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) (other than a party hereto), then at the time of consummation of such a Third Party Acquisition Event, PSCM shall pay to HEALTHSOUTH a break-up fee of 5% of the aggregate Merger Consideration (determined as it would have been calculated on the effective date of termination of this Plan of Merger, substituting the effective date of such termination for the date of the Special Meeting in calculating the Base Period Trading Price) in immediately available funds, which fee represents the parties' best estimates of the out-of-pocket costs incurred by HEALTHSOUTH and the value of management time, overhead, opportunity costs and other unallocated costs of HEALTHSOUTH incurred by or on behalf of HEALTHSOUTH in connection with this Plan of Merger. PSCM shall not enter into any agreement with respect to any Third Party Acquisition Event which does not, as a condition precedent to the consummation of such Third Party Acquisition Event, require such break-up fee to be paid to HEALTHSOUTH upon such consummation.

         (ii) As used herein, the term "Third Party Acquisition Event" shall mean either of the following:

                  (A) PSCM shall consummate any Acquisition Transaction (as defined in Section 7.10); or

                  (B) any Person (other than a party hereto or its affiliates) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or a new group has been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding PSCM Common Stock.

     (c) PSCM acknowledges that the provisions for the payment of break-up fees and allocation of expenses contained in this Section 8.6 are an integral part of the transactions contemplated by this Plan of Merger and that, without these provisions, HEALTHSOUTH would not have entered into this Plan of Merger. Accordingly, if a break-up fee shall become due and payable by PSCM, and PSCM shall fail to pay such amount when due pursuant to this Section, and, in order to obtain such payment, suit is commenced which results in a judgment against PSCM therefor, PSCM shall pay HEALTHSOUTH reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined to be due pursuant to this Section (computed from the date upon which such amounts were due and payable pursuant to this Section) and such costs

(computed from the date incurred) at the prime rate of interest announced from time to time by NationsBank, N.A. (Carolinas). The obligations of PSCM under this Section 8.6 shall survive any termination of this Plan of Merger.

     8.7 Certain Rights of HEALTHSOUTH. If PSCM proposes to terminate this Plan of Merger pursuant to Section 8.1(f) hereof, PSCM shall first notify HEALTHSOUTH in writing of its intent to so terminate this Plan of Merger. HEALTHSOUTH shall then have not less than 48 hours (the exact deadline to be set by PSCM) from the time of receipt of written notice by PSCM to submit a final and best offer (a "Final Offer") for a change in the Merger Consideration. If such Final Offer is accepted by PSCM (as determined by PSCM's Board of Directors after consulting with its legal counsel and financial advisors), PSCM, the Subsidiary and HEALTHSOUTH shall amend this Plan of Merger to reflect such Final Offer and shall make any appropriate amendments to the Registration Statement and the Proxy Statement.

SECTION 9. CONDITIONS TO CLOSING.

     9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (any of which may be waived in writing by HEALTHSOUTH and PSCM):

     (a) None of HEALTHSOUTH, the Subsidiary or PSCM nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of PSCM, the PSCM Subsidiaries and the PSCM Partnerships, taken as a whole.

     (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

     (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (d) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

     (e) The holders of PSCM Shares shall have approved the adoption of this Plan of Merger and any other matters submitted to them in accordance with the provisions of Section 7.3 hereof.

     (f) The shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the Exchange and shall have been issued pursuant to an effective registration statement (which is subject to no stop order).

     (g) The Merger shall qualify for "pooling of interests" accounting treatment, and HEALTHSOUTH and PSCM shall each have received letters to that effect from Ernst & Young LLP, independent accountants for HEALTHSOUTH, dated
(i) not later than May 31, 1996, (ii) the date of the mailing of the Proxy Statement and (iii) the Closing Date.

     (h) HEALTHSOUTH and the Subsidiary shall have obtained, or obtained the transfer of, any licenses, certificates of need and other regulatory approvals necessary to allow the Surviving Corporation to operate the PSCM facilities, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Surviving Corporation.

     (i) HEALTHSOUTH and the Subsidiary shall have received all consents, approvals and authorizations of third parties with respect to all material leases and management agreements to which the PSCM Subsidiaries and the PSCM Other Entities are parties, which consents, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to HEALTHSOUTH, except where the failure to obtain such consent, approval or authorization would not have a material effect on the business of the Surviving Corporation.

     9.2 Conditions to Obligations of HEALTHSOUTH and the Subsidiary. The obligations of HEALTHSOUTH and the Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by HEALTHSOUTH and the Subsidiary):

     (a) Each of the agreements of PSCM to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and PSCM shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

     (b) The representations and warranties of PSCM set forth in Section 3.11(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of PSCM set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that PSCM shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by HEALTHSOUTH) under Section 7.2. HEALTHSOUTH and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of PSCM, dated the Closing Date, certifying in such detail as HEALTHSOUTH and the Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

     (c) HEALTHSOUTH shall have received an opinion from Haskell Slaughter & Young, L.L.C., to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, PSCM and the Subsidiary.

     (d) HEALTHSOUTH shall have received an opinion from Cahill Gordon & Reindel substantially to the effect set forth in Exhibit 9.2(d) hereto.

     9.3 Conditions to Obligations of PSCM. The obligations of PSCM to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by PSCM):

     (a) Each of the agreements of HEALTHSOUTH and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and HEALTHSOUTH and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

     (b) The representations and warranties of HEALTHSOUTH set forth in Section 5.10(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of HEALTHSOUTH set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). PSCM shall have been furnished with a certificate, executed by duly authorized officers of HEALTHSOUTH and the Subsidiary, dated the Closing Date, certifying in such detail as PSCM may reasonably request as to the fulfillment of the foregoing conditions.

     (c) PSCM shall have received an opinion from Cahill Gordon & Reindel to the effect that the Merger will constitute a reorganization with the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, PSCM and the Subsidiary.

     (d) PSCM shall have received an opinion from Haskell Slaughter & Young, L.L.C., substantially to the effect set forth in Exhibit 9.3(d) hereto.

SECTION 10. MISCELLANEOUS.

     10.1   Nonsurvival  of   Representations   and  Warranties.   None  of  the
representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

     10.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

     If to HEALTHSOUTH:

     HEALTHSOUTH Corporation
     Two Perimeter Park South
     Birmingham, Alabama 35243
     Attention: Michael D. Martin
     Facsimile: (205) 969-4719

   with a copy to:

     William W. Horton, Esq.
     HEALTHSOUTH Corporation
     Two Perimeter Park South
     Birmingham, Alabama 35243
     Facsimile: (205) 969-4732

   If to PSCM:

     Professional Sports Care Management, Inc.
     550 Mamaroneck Avenue
     Harrison, New York 10528
     Attention: Russell F. Warren, Jr.
     Facsimile:

   with a copy to:

     Roger Meltzer, Esq.
     Cahill Gordon & Reindel
     Eighty Pine Street
     New York, New York 10005
     Facsimile: (212) 269-5420

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

     10.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

     10.4 Indemnification. (a) PSCM shall, and from and after the Effective Time HEALTHSOUTH and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Plan of Merger or who becomes prior to the Effective Time, an officer, director or employee of PSCM or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of

PSCM or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Plan of Merger, the Merger or any other transactions contemplated hereby or thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees, as the case may be (and HEALTHSOUTH and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by
Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and PSCM (or them and HEALTHSOUTH and the Surviving Corporation after the Effective Time), (ii) PSCM (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) PSCM (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of PSCM, HEALTHSOUTH or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 10.4, upon learning of any such claim, action, suit, proceeding or investigation, shall notify PSCM, HEALTHSOUTH or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 10.4 except to the extent such failure prejudices such party), and shall deliver to PSCM (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (b) The provisions of this Section 10.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     10.5 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

     10.6 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non- limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     10.7 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

     10.8 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with PSCM or HEALTHSOUTH, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles and (ii) any changes resulting from any restructuring or other similar charges or write-offs taken by PSCM with the consent of HEALTHSOUTH; provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger.

     10.9 "Hazardous Materials". The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

     10.10 Environmental Laws. The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

     10.11 Taxes. For purposes of this Agreement, the term "tax" or "taxes" shall mean all taxes, charges, fees, levies, penalties or other assessment imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, Social Security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, the term "tax return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to taxes.

     10.12 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

     10.13 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     10.14 Entire Agreement. This instrument, including all Exhibits attached hereto, together with the Confidentiality Agreement, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

     10.15 Counterparts. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     10.16 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and, except as provided in Section 10.4, no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     10.17 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by HEALTHSOUTH, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

   IN WITNESS WHEREOF, HEALTHSOUTH, the Subsidiary and PSCM have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                           PROFESSIONAL SPORTS CARE MANAGEMENT, INC.

                           By /s/RUSSELL F. WARREN, JR
                              --------------------------------------
                                      Russell F. Warren, Jr.
                              President and Chief Executive Officer

ATTEST:

        /s/ PATRICK J. WACK, JR.
- ----------------------------------------
           Patrick J. Wack, Jr.
                Secretary

[ CORPORATE SEAL ]

                           HEALTHSOUTH Corporation

                           By /s/ MICHAEL D. MARTIN
                              --------------------------------------
                                        Michael D. Martin
                              Executive Vice President and Treasurer

ATTEST:

         /s/ ANTHONY J. TANNER
- ----------------------------------------
             Anthony J. Tanner
                Secretary

[ CORPORATE SEAL ]

                           EMPIRE ACQUISITION CORPORATION

                           By /s/MICHAEL D. MARTIN
                              --------------------------------------
                                       Michael D. Martin
                                        Vice President

ATTEST:

          /s/ANTHONY J. TANNER
- ----------------------------------------
            Anthony J. Tanner
                Secretary

[ CORPORATE SEAL ]

                                                                         ANNEX B

                                                                  May 16, 1996

Board of Directors
Professional Sports Care Management, Inc.
550 Mamaroneck Avenue
Harrison, NY 10528

Gentlemen:

     We understand that Professional Sports Care Management, Inc. ("Professional Sports Care Management" or the "Company"), Empire Acquisition Corporation, and HEALTHSOUTH Corporation ("HEALTHSOUTH") have entered into a merger agreement (the "Merger Agreement") pursuant to which Professional Sports Care Management will become a wholly owned subsidiary of HEALTHSOUTH (the "Merger"). In connection with the Merger, HEALTHSOUTH will issue approximately 1,811,411 shares of its Common Stock in exchange for all Professional Sports Care Management's Common Stock. Each outstanding share of Common Stock of
Professional  Sports Care  Management  will be  converted  into 0.233  shares of
HEALTHSOUTH Common Stock. Options and warrants to purchase shares of Professional Sports Care Management Common Stock will be assumed by HEALTHSOUTH and in the aggregate such options and warrants shall become exercisable for a total of approximately 188,517 shares of HEALTHSOUTH Common Stock (the "Merger Consideration").

     You have  requested  our  opinion  with  respect to  fairness of the Merger
Consideration,   from  a  financial  point  of  view,  to  the  stockholders  of
Professional Sports Care Management.

     In connection with our review, we have, among other things

         (i) reviewed the Plan and Agreement of Merger dated as of May 16, 1996;

         (ii) reviewed publicly available financial information with respect to the business operations of the Company including, but not limited to, audited financial statements for the fiscal years ended December 31, 1994 and 1995, and unaudited financial statements for the quarterly period ended March 31, 1996;

         (iii) reviewed publicly available financial information with respect to the business operations of HEALTHSOUTH including, but not limited to, audited financial statements for the fiscal years ended December 31, 1994 and 1995 and unaudited financial statements for the quarterly period ended March 31, 1996;

         (iv) reviewed certain internal financial and operating information relating to Professional Sports Care Management and HEALTHSOUTH (including financial projections) prepared by the respective managements of each company;

         (v) held discussions with certain members of both Professional Sports Care Management and HEALTHSOUTH senior management concerning their past and current operations, financial condition and business prospects, and the potential financial effect of the Merger on Professional Sports Care Management and HEALTHSOUTH if the Merger were consummated;

         (vi) discussed with Professional Sports Care Management management and their legal advisors the results of their due diligence of HEALTHSOUTH and reviewed related documents and analyses;

         (vii) reviewed a comparison of operating results and other financial information of Professional Sports Care Management and HEALTHSOUTH with other companies which we deemed appropriate;

         (viii) reviewed the historical market prices and reported trading activity of Professional Sports Care Management and HEALTHSOUTH shares;

         (ix) reviewed the financial terms of the Merger with the terms of certain other merger, acquisition and business combination transactions which we deemed appropriate; and

         (x) considered such other  information,  financial studies and analyses
     as  we  deemed   relevant  and  performed   such   analyses,   studies  and
     investigations as we deemed appropriate.

     Unterberg Harris has not assumed responsibility for independent verification of the information reviewed by it and has relied upon its being complete and accurate in all material respects. With respect to any financial projections and other forward-looking information provided to us, we have assumed that all such information has been reasonably prepared on bases reflecting the best currently available management estimates and judgments of the respective future business and financial performances of Professional Sports Care Management and HEALTHSOUTH and the future business and financial performance of the combined company. We have also assumed that the Merger will be accounted for as a pooling of interests.

     We understand that in considering the Merger, the Board of Directors of the Company has considered a wide range of financial and non-financial factors, many of which are beyond the scope of this letter. This letter is being furnished to the Board in connection with, and is not intended to substitute for, the Board's exercise of its own business judgment in reviewing the Merger. We are expressing no opinion herein as to the prices at which the shares of the Company or HEALTHSOUTH will actually trade at any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. We have been advised the Board of Directors of the Company that we do not believe that any person (including any stockholder of the Company), other than the Company or the Board of Directors of the Company, has the legal right to rely upon this letter to support any claim against Unterberg Harris arising under applicable state law and that, should any such claim be brought against Unterberg Harris by any such person, this assertion would be raised as a defense. In the absence of applicable state law, the availability of such defense would be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such defense, however, would have no effect on the rights and responsibilities of the Board of Directors of the Company under applicable state law. Furthermore, the availability of such a defense to Unterberg Harris would have no effect on the rights and responsibilities of either Unterberg Harris or the Board of Directors of the Company under the federal securities laws.


     We have not conducted a physical inspection of the properties or facilities of Professional Sports Care Management or HEALTHSOUTH or made any independent valuation or appraisal of the assets, liabilities, patents or intellectual property of Professional Sports Care Management or HEALTHSOUTH, nor have we been furnished with any such valuations or appraisals.

     Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us, as of the date of this letter. It should be understood that, although subsequent developments may affect this opinion, Unterberg Harris does not have any obligation to update, revise or reaffirm this opinion.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for the services, a significant portion of which is contingent upon consummation of the Merger. We have provided other services to the Company in the past for which we received customary compensation. Unterberg Harris and principals of Unterberg Harris invested in private placements of the Company's securities prior to the Company's public offering and continue to own such securities. In the ordinary course of business, Unterberg Harris may actively trade the securities of both the Company and HEALTHSOUTH for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is delivered to you based on your understanding that it is for the benefit and use of the Board of Directors of the Company in considering the Merger and that the Company will not use this opinion for any other purpose and will not reproduce, disseminate or refer to this opinion without our prior written consent. This opinion may be reproduced in full in the Registration Statement on Form S-4.

     Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the stockholders of Professional Sports Care Management.

VERY TRULY YOURS,

UNTERBERG HARRIS

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate filed in the Office of the Secretary of the State of Delaware on June 13, 1995, contains a provision eliminating or limiting director liability to HEALTHSOUTH and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to HEALTHSOUTH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of HEALTHSOUTH protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of HEALTHSOUTH or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate and Article IX of the HEALTHSOUTH Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of HEALTHSOUTH who, by reason of the fact that he or she is a director, officer, employee, or agent of HEALTHSOUTH, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     HEALTHSOUTH has entered into agreements with all of its directors and its executive officers pursuant to which HEALTHSOUTH has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law.

     See Item 22 of this Registration Statement on Form S-4.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits:

   EXHIBIT
     NO.                                 DESCRIPTION
- ------------  ------------------------------------------------------------------

(2) Plan and Agreement of Merger, dated May 16, 1996, among HEALTHSOUTH Corporation, Empire Acquisition Corporation and
              Professional Sports Care Management, Inc. attached to the Prospectus-Proxy Statement as Annex A, is hereby incorporated herein by reference.

(5) Opinion of Haskell Slaughter & Young, L.L.C. as to the legality of the shares of HEALTHSOUTH Common Stock being registered.

(8) Opinion of Haskell Slaughter & Young, L.L.C. as to the description in the Prospectus - Proxy Statement of certain federal income tax consequences of the Merger.

(23)-1 Consent of Ernst & Young LLP. See pages immediately following signature pages to the Registration Statement.

(23)-2 Consent of Price Waterhouse LLP. See pages immediately following signature pages to the Registration Statement.

(23)-3 Consents of Haskell Slaughter & Young, L.L.C. (included in the opinions filed as Exhibits (5) and (8)).

(23)-4        Consent  of  Unterberg   Harris   (included  in  Annex  B  to  the
              Prospectus-Proxy Statement).

(24)          Powers of Attorney. See signature pages.

(99)          Professional Sports Care Management, Inc. Proxy.

ITEM 22. UNDERTAKINGS.

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the Registration Statement when it became effective.

     (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
                                      II-3

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on July 19, 1996.

                                        HEALTHSOUTH Corporation

                                        By       /s/ RICHARD M. SCRUSHY
                                           -------------------------------------
                                                   Richard M. Scrushy
                                               Chairman of the Board and
                                                Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Scrushy and Aaron Beam, Jr., and each of them, his attorney-in-fact with powers of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                            TITLE                     DATE
- ---------------------------------  -------------------------------- -----------------

   /s/ RICHARD M. SCRUSHY              CHAIRMAN OF THE BOARD         July 19, 1996
- ---------------------------------   and Chief Executive Officer
     Richard M. Scrushy                   and Director


     /s/ AARON BEAM, JR.            Executive Vice President and     July 19, 1996
- ---------------------------------     Chief Financial Officer
      Aaron Beam, Jr.


   /s/ WILLIAM T. OWENS               Senior Vice President          July 19, 1996
- ---------------------------------    and Controller (Principal
     William T. Owens                  Accounting Officer)


   /s/ JAMES P. BENNETT                      Director                July 19, 1996
- ---------------------------------
     James P. Bennett


    /s/ ANTHONY J. TANNER                    Director                July 19, 1996
- ---------------------------------
      Anthony J. Tanner


 /s/ P. DARYL BROWN                          Director                July 19, 1996
- ---------------------------------
     P. Daryl  Brown


   /s/ PHILLIP C. WATKINS, M.D.              Director                July 19, 1996
- ---------------------------------
     Phillip C. Watkins, M.D.

            SIGNATURE                            TITLE                     DATE
- ---------------------------------  -------------------------------- -----------------
     /s/ GEORGE H. STRONG
- ---------------------------------            Director                July 19, 1996
       George H. Strong


       /s/ C. SAGE GIVENS
- ---------------------------------            Director                July 19, 1996
        C. Sage Givens


   /s/ CHARLES W. NEWHALL III                Director                July 19, 1996
- ---------------------------------
     Charles W. Newhall III


      /s/ LARRY R. HOUSE                     Director                July 19, 1996
- ---------------------------------
        Larry R. House


    /s/ JOHN S. CHAMBERLIN                   Director                July 19, 1996
- ---------------------------------
     John S. Chamberlin


    /s/ RICHARD F. CELESTE                   Director                July 19, 1996
- ---------------------------------
      Richard F. Celeste


     /s/ JOEL C. GORDON                      Director                July 19, 1996
- ---------------------------------
       Joel C. Gordon


   /s/ RAYMOND J. DUNN, III                  Director                July 19, 1996
- ---------------------------------
      Raymond J. Dunn, III

                                      II-5